   As filed with the Securities and Exchange Commission on December 31, 1997
                                                        Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                       BAYARD DRILLING TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its charter)


            DELAWARE                            1381                   73-1508021
  (State or other jurisdiction      (Primary Standard Industrial    (I.R.S. Employer
of incorporation or organization)    Classification Code Number)   Identification No.)

                     4005 NORTHWEST EXPRESSWAY, SUITE 550E
                         OKLAHOMA CITY, OKLAHOMA  73116
                                 (405) 840-9550
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                            ------------------------
                                 JAMES E. BROWN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       BAYARD DRILLING TECHNOLOGIES, INC.
                     4005 NORTHWEST EXPRESSWAY, SUITE 550E
                         OKLAHOMA CITY, OKLAHOMA  73116
                                 (405) 840-9550
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                   COPIES TO:

                               GEOFFREY L. NEWTON
                             BAKER & BOTTS, L.L.P.
                                2001 ROSS AVENUE
                              DALLAS, TEXAS 75201
                                     (214) 953-6500
                            ------------------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the Effective Time of the Merger described in this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
[ ]_________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                          ------------------------
                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                         Proposed Maximum      Proposed Maximum
             Title of Each Class of                    Amount to        Offering Price Per    Aggregate Offering        Amount of
          Securities to be Registered                be Registered          Share (1)             Price (1)         Registration Fee
 Common Stock, par value $0.01 per share           2,955,000 shares          $13.875             $41,000,625           $12,424.43
====================================================================================================================================

(1) Estimated pursuant to Rule 457(c) based on the average of the high and low prices for the Common Stock on December 24, 1997 as reported in the consolidated reporting system.
                          ------------------------
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                 SUBJECT TO COMPLETION, DATED DECEMBER 31, 1997
PROSPECTUS
                                2,955,000 SHARES

                       BAYARD DRILLING TECHNOLOGIES, INC.

                                  COMMON STOCK

                             ------------------------

         This Prospectus is being furnished in connection with the contemplated transfer (the "Merger Share Transfer") of 2,955,000 shares (the "Shares") of Common Stock, par value $0.01 per share ("Common Stock"), of Bayard Drilling Technologies, Inc., a Delaware corporation ("Bayard" or the "Company"), currently held by DLB Oil & Gas, Inc., an Oklahoma corporation ("DLB"), to the persons who are holders of record of shares of common stock, par value $.001 per share ("DLB Stock"), of DLB immediately prior to the effective time (the "Effective Time") of the proposed merger (the "Merger") of Chesapeake Merger Corp., an Oklahoma corporation ("Merger Sub") and indirect wholly owned subsidiary of Chesapeake Energy Corporation, an Oklahoma corporation ("Chesapeake"), with and into DLB (which is expected to be on or about March 2, 1998) to be effected pursuant to the Agreement and Plan of Merger, dated as of October 22, 1997, as amended by Amendment No. 1 thereto, dated as of December 22, 1997 (as amended, the "Merger Agreement"), among Chesapeake, Merger Sub and DLB. As a result of the Merger Share Transfer, the holders of DLB Stock will receive in respect of each share of DLB Stock that number of shares of Common Stock obtained by dividing 2,955,000 by the number of shares of DLB Stock issued and outstanding immediately prior to the Effective Time. The Merger Share Transfer is being undertaken in connection with the Merger whereby at the Effective Time each share of DLB Stock will be converted into the right to receive (i) shares of common stock, par value $0.01 per share ("Chesapeake Stock"), of Chesapeake (or cash in lieu of Chesapeake Stock upon the election of Chesapeake) and (ii) shares of Common Stock. The Company will not receive any proceeds from the Merger Share Transfer. DLB has concluded that the Merger Share Transfer will be treated as a taxable transaction for federal income tax purposes to the holders of DLB Stock. See "Federal Income Tax Considerations."

         The Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "BDI." On December 29, 1997, the last sale price of the Common Stock, as reported by the AMEX, was $159/16 per share. See "Price Range of Common Stock and Dividends."

         DLB STOCKHOLDERS WHO WILL RECEIVE SHARES OF COMMON STOCK IN THE MERGER SHARE TRANSFER SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 13 OF THIS PROSPECTUS.

                             ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         ALL INFORMATION CONTAINED IN THIS PROSPECTUS REGARDING DLB, CHESAPEAKE, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (INCLUDING THE MERGER SHARE TRANSFER) HAS BEEN PROVIDED TO THE COMPANY BY DLB. THE COMPANY HAS NOT VERIFIED THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT THERETO.

         Stockholders of DLB with inquiries related to DLB, Chesapeake, the Merger or the other transactions contemplated by the Merger Agreement should contact DLB's Stockholders Relations Department, 1601 NW Expressway, Suite 700, Oklahoma City, Oklahoma 73118. After the Effective Time, stockholders of the Company with inquiries related to the Company or its Common Stock should contact the Company or its transfer agent.

                             ------------------------

                The date of this Prospectus is __________, 1998.

                             AVAILABLE INFORMATION

         In connection with an initial public offering of 11,040,000 shares of Common Stock consummated in November 1997 (the "Initial Public Offering"), the Company became subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected, and copies may be obtained at prescribed rates from the public reference facilities maintained by the Commission at its principal offices located at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549, as well as at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Such reports, proxy statements and other information may also be obtained from the web site that the Commission maintains at http://www.sec.gov. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York 10016, where the Common Stock is listed.

         The Company has filed with the Commission a Registration Statement on Form S-1 (as amended and including exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares that are the subject of the Merger Share Transfer described in this Prospectus. This Prospectus constitutes a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus as permitted by the rules and regulations of the Commission. Statements contained herein concerning any document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. For further information pertaining to the Company and the Common Stock, reference is hereby made to the Registration Statement. Such information can be inspected at and obtained from the Commission and the AMEX in the manner set forth above.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus contains forward-looking statements and information that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to management. All statements other than statements of historical fact included in this Prospectus are forward-looking statements, including but not limited to statements identified by the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions. Such statements reflect the Company's current views with respect to future events, based on what it believes are reasonable assumptions; however, such statements are subject to certain risks, uncertainties and assumptions, including but not limited to the risk factors described in this Prospectus. See "Risk Factors." Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those in the forward-looking statements. The Company does not intend to update these forward-looking statements and information. All forward-looking statements included in this Prospectus are expressly qualified in their entirety by the cautionary statements in this paragraph.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus. Unless otherwise indicated, all information contained in this Prospectus (i) reflects a two-for-one stock split effected by means of a stock dividend to stockholders of record on August 22, 1997 and (ii) for the purposes of operating data, fleet statistics, shares outstanding and, where specified, operating results, gives pro forma effect to the October 16, 1997 acquisition (the "Bonray Acquisition") of Bonray Drilling Corporation ("Bonray"), as described below. Unless the context otherwise requires, the terms "Bayard" and the "Company" include Bayard Drilling Technologies, Inc. and its predecessors and subsidiaries.

                                  THE COMPANY

         The Company is a leading provider of contract land drilling services to major and independent oil and gas companies and operates the fifth largest land drilling fleet in the United States. As of September 30, 1997, the Company's rig fleet consisted of 54 rigs (including 13 rigs acquired in the Bonray Acquisition), of which 48 were being marketed and six were to be refurbished and expected to be placed in operation within the next 12 months. During the nine months ended September 30, 1997, the Company experienced a utilization rate of approximately 94% for its marketed rigs.

         The Company's fleet consists primarily of rigs capable of deep drilling applications (well depths of 15,000 feet or greater). The Company believes that deep rigs are in high demand due to improved deep drilling economics available to domestic oil and gas companies. Deep drilling targets are more attractive to oil and gas companies due to new technologies, including
(i) three-dimensional seismic techniques, (ii) increasingly accurate down hole measurement devices and (iii) improved guidance systems and directional drilling motors for horizontal and directional wells. Examples of currently active deep drilling areas include the Tuscaloosa trend in Louisiana, the Pinnacle Reef trend in East Texas, the Anadarko and Arkoma basins in Oklahoma and the Austin Chalk in Texas and Louisiana.

         The Company's fleet includes 38 rigs capable of drilling to depths of 15,000 feet or greater, 25 of which are capable of drilling to depths of 20,000 feet or greater. Of these 38 rigs, 21 are diesel electric silicon controlled rectifier ("SCR") rigs which offer operators superior control and efficiency, particularly in deep, directional or horizontal applications. Of the five largest domestic land drillers, the Company ranked first in average measured depth per well drilled for the nine month period ended September 30, 1997.

         The Company's fleet is concentrated in its two core operating regions -- the Mid-Continent region (which includes principally Oklahoma, North Texas and the Texas Panhandle) and the Gulf Coast region of Texas and Louisiana. At September 30, 1997, the Company had 35 rigs marketed in Oklahoma (including 11 of the rigs acquired in the Bonray Acquisition) and was the most active land drilling contractor in the state. In 1996, 1,835 onshore wells were drilled in Oklahoma, making it the third most active state for domestic onshore drilling. The Company's rigs operating in the Mid-Continent region are generally capable of drilling to depths of 10,000 feet or greater and are marketed by the Company to meet the specific well depth and mobility needs of producers in that region. At September 30, 1997, the Company had 13 rigs marketed in the Gulf Coast region, including 11 diesel electric SCR rigs. This region is characterized by significant drilling activity in deep, technically challenging formations for which the Company's rigs are particularly well suited. The Company believes that its high quality equipment, including diesel electric SCR rigs, powerful mud pumps and high horsepower drawworks, gives the Company a competitive advantage in attracting premium jobs with customers engaged in multi-well horizontal drilling programs. In May 1997, one of the Company's rigs drilled a horizontal well in the Gulf Coast region to a vertical depth of 18,700 feet before initiating a horizontal lateral of 3,239 feet. The Company believes this to be the deepest vertical depth at which a horizontal lateral has ever been initiated.

         The Company was formed in December 1996 as the successor to Anadarko Drilling Company ("Anadarko"), which owned ten rigs, including two rigs requiring refurbishment. At the time of its formation, the Company also purchased six rigs requiring refurbishment. Since that time, the Company has aggressively pursued acquisitions of rigs and components, and through December 1, 1997 had acquired 38 additional rigs (net of sales). Some of these acquired rigs required refurbishment before the Company placed such rigs in service. Many of the acquired and refurbished rigs were put into service in May and June 1997, and therefore contributed to operating results for less than half of the nine month period ended September 30, 1997.

                               BUSINESS STRATEGY

         The Company believes that growth in earnings and cash flow can be achieved by pursuing the following business strategy:

         Operating a Technologically Advanced Rig Fleet. The Company has assembled its existing rig fleet, and will pursue further acquisitions, with the goal of operating one of the most technologically sophisticated land drilling fleets in the United States. Many of the Company's rigs include engines, pumps and drilling mud systems that represent the best drilling technology available and that the Company believes offer greater efficiencies for customers than many of the rigs available from its competitors. For example, by deploying its diesel electric SCR rigs with two or three high horsepower pumps and top drive drilling systems in challenging deep and horizontal drilling situations, the Company believes that it can reduce its customers' overall drilling costs, thus securing and enhancing its relationships with some of the most active operators in the domestic market. The Company is committed to making the capital investments required to maintain, and in appropriate circumstances, increase the technological sophistication and operational efficiencies of its fleet.

         Developing Deep Drilling Capabilities. The Company believes demand has been particularly strong for rigs capable of drilling deeper, more complex wells, including 1,500 horsepower and larger rigs, and has focused, and will continue to focus, on acquiring rigs with these capabilities. Management believes that demand and utilization rates for these types of rigs, particularly SCR rigs, will remain higher than for rigs with lesser depth capacities due to their greater operational flexibility and efficiency. At September 30, 1997, 70% of the Company's rig fleet had deep drilling capability (15,000 feet or greater). In the nine months ended September 30, 1997, the Company's average depth per well drilled was 13,016 feet, compared to the national average of 7,100 feet.

         Focusing on Core Markets. The Company believes that its strong asset position and operating expertise in the Mid-Continent and Gulf Coast regions enable it to achieve operating efficiencies and to provide premium service to its customers in these markets. The Company is the largest provider of drilling rigs in Oklahoma and is among the largest operators of deep rigs in the onshore Gulf Coast region.

         Developing and Maintaining Relationships with Strong Operators. In order to maximize the utilization rate of its rig fleet and to minimize exposure to market downturns, the Company seeks to maintain and build relationships with operators committed to active domestic drilling programs. The Company's largest current customers include Apache Corporation, Chesapeake Energy Corporation, Enron Oil and Gas Company, Marathon Oil Company, Sonat Exploration Company and Union Pacific Resources Corporation. Each of these companies was among the most active onshore operators in the United States during the last three years. During the nine months ended September 30, 1997 (pro forma for the Consolidation Transactions, as hereinafter defined), the three largest customers for the Company's contract drilling services were Chesapeake, Union Pacific Resources Corporation and Marathon Oil Company, which accounted for approximately 22%, 7% and 7% of total revenues, respectively.

         Acquiring and Refurbishing Additional Rigs and Related Equipment. The Company intends to continue acquiring additional rigs and related equipment, including top drive drilling systems. Additionally, the Company has experience in the acquisition of component parts from which rigs can be assembled or refurbished and intends to continue to seek opportunities for the expansion and enhancement of its rig fleet by such means. Since its formation and through December 1, 1997, the Company has acquired 38 land rigs (net of sales) in eight transactions. At September 30, 1997, after giving effect to the application of the proceeds of the Initial Public Offering, the Company would have had a total debt to total capitalization ratio of 10.1% and cash of $55.8 million, positioning the Company with the strong balance sheet needed to be an active acquiror of rigs and components.

                    DOMESTIC LAND DRILLING INDUSTRY OVERVIEW

         The land drilling industry is experiencing higher utilization, increasing day rates and improved financial performance as a result of a long-term decline in the supply of rigs and increased demand for rigs attributable to improved oil and gas industry fundamentals. Industry sources estimate that from its peak in 1982, the supply of domestic land rigs had fallen by 72% through October 1997 as a result of normal attrition, cannibalization of components to refurbish rigs, the inability of smaller competitors to raise capital needed to upgrade and modernize rigs and the export of rigs to international markets. Greater demand in the industry is evidenced by the increase in the active domestic land rig count to 1,032 in September 1997 from 790 in September 1996, according to data published by Baker Hughes Incorporated. The Company believes that the domestic land drilling industry is currently experiencing utilization rates of approximately 86% for actively marketed rigs. While these market conditions have led to increasing day rates in the Company's core areas, the Company does not believe that such rates have reached levels that would justify the construction of new rigs.

         Beyond the diminished size of the rig fleet, the domestic land drilling industry is also benefitting from improved fundamentals among domestic oil and gas exploration and production companies. In particular, new technologies and improved operating efficiencies have increased drilling success rates, lowered finding costs and enhanced the industry's profitability recently as compared to the late 1980's and early 1990's. In addition, the financial positions of many domestic oil and gas companies, and their access to additional capital, have improved in recent years, affording these companies the ability to fund aggressive drilling programs. From 1992 to 1996, the total equity market capitalization of 35 of the largest domestic exploration and production companies grew from approximately $255 billion to approximately $465 billion and their aggregate annual capital expenditures increased from $10.5 billion to $16.5 billion. The Company believes that these improved industry fundamentals have allowed oil and gas companies to maintain more consistently active drilling programs, even in periods of lower commodity prices.

         Much of the new technology being employed in the oil and gas industry has increased demand for rigs capable of drilling deeper wells efficiently and accurately. For example, more sophisticated and longer life drilling motors and measurement-while-drilling devices have made deep horizontal drilling less expensive and more precise. Three- dimensional seismic techniques have also increased the demand for deep rigs. This technology permits geoscientists to develop a more complete understanding of deep, complex geology prior to drilling a well. As shallower fields continue to deplete, oil and gas companies are likely to continue to pursue deep drilling prospects to maintain or increase their production levels. While demand for land rigs capable of drilling greater than 15,000 feet has grown significantly, the supply of such rigs is limited, contributing to rapid increases in day rates for rigs with these capabilities.

         Driven by expectations of improved economic returns and the fundamentals discussed above, the domestic land drilling industry has experienced a period of significant consolidation. In 1996, approximately 33% of the footage drilled in the United States was drilled by only five contractors, down from 25 in 1993. This consolidation is ongoing, and the Company believes that approximately 26 transactions involving the acquisition of approximately 404 domestic land rigs have been announced from September 1996 through September 1997, including acquisitions by the Company.

                           FORMATION AND ACQUISITIONS

         Formation Transactions. The Company was formed in December 1996 through a series of affiliated entity transactions in which the Company became the successor to Anadarko, the contract drilling subsidiary of privately held AnSon Partners Limited Partnership (together with its affiliates, "APLP"). In connection with the formation of the Company (i) APLP contributed ten drilling rigs, including two rigs requiring refurbishment, for shares of Common Stock,
(ii) Roy T. Oliver and related entities and Energy Spectrum Partners LP ("Energy Spectrum") exchanged six additional drilling rigs and cash, respectively, for shares of Common Stock and (iii) Chesapeake entered into drilling contracts with two-year terms for six of the Company's rigs in consideration for an option to purchase shares of Common Stock (together, the "Formation Transactions"). See "Business -- Formation and Acquisitions." Since the Formation Transactions, the Company has enhanced its original fleet through acquisitions and refurbishment of rigs as described below.

         Trend Acquisition. In May 1997, the Company completed the acquisition of Trend Drilling Co. ("Trend") for $18 million in cash and 250,000 shares of Common Stock (the "Trend Acquisition"). Trend has operated a land drilling business in the Mid-Continent region since 1976. Of the 14 rigs acquired from Trend, three are diesel electric SCR rigs and seven have depth capacities of 15,000 feet or greater. The Company retained substantially all of Trend's operating personnel.

         Ward Acquisition. Also in May 1997, the Company acquired the assets of Ward Drilling Company, Inc. ("Ward") for $8 million in cash, 400,000 shares of Common Stock and warrants to purchase an additional 200,000 shares of Common Stock (the "Ward Acquisition"). Ward has operated a land drilling business in the Mid-Continent region since 1981. In the Ward Acquisition, the Company acquired six drilling rigs, including three rigs with depth capacities of 15,000 feet or greater, further enhancing its presence in the Mid-Continent region. The Company retained substantially all of Ward's operating personnel.

         Bonray Acquisition. In October 1997, the Company acquired Bonray from DLB for 3,015,000 shares of Common Stock. Bonray has operated a land drilling business in the Mid-Continent region since 1980 and prior to its acquisition by the Company was a wholly owned subsidiary of DLB. In the Bonray Acquisition, the Company acquired 13 rigs, including seven rigs with depth capacities of 15,000 feet or greater and two diesel electric SCR rigs. As of September 30, 1997, 12 of Bonray's rigs were operating and under contract and one was awaiting refurbishment. The Bonray Acquisition further strengthens the Company's presence in the Mid-Continent region, making it the most active driller in the Oklahoma market. The Company retained substantially all of Bonray's operating personnel.

         Individual Rig Acquisitions. In addition to the Trend, Ward and Bonray Acquisitions, the Company has invested $5.5 million to acquire six rigs in five transactions involving purchases of individual rigs or rig components (the "Individual Rig Acquisitions" and, together with the Formation Transactions, the Trend Acquisition, the Ward Acquisition and the Bonray Acquisition, the "Consolidation Transactions").

         Refurbishment. The Consolidation Transactions included a number of rigs in need of refurbishment. From January 1, 1997 through September 30, 1997, the Company completed refurbishment of 12 rigs at an average cost of approximately $2.6 million per rig (including drill pipe). These rigs were placed in service at various dates between January and September 30, 1997. At September 30, 1997, the Company had six additional rigs in various stages of refurbishment. The Company placed two of such rigs in service during the fourth quarter of 1997 and expects to place three in the first quarter of 1998 and one in the second half of 1998. The Company expects the cost to refurbish these six rigs to average approximately $3.5 million per rig (including drill pipe).

         The Company's principal executive offices are located at 4005 Northwest Expressway, Suite 550E, Oklahoma City, Oklahoma 73116, and its telephone number at such offices is (405) 840-9550.

                             RIG FLEET INFORMATION

         The following table sets forth, as of September 30, 1997, certain information with respect to the drilling rigs owned by the Company. This table includes information for the 48 rigs marketed at September 30, 1997 (12 of which were acquired in the Bonray Acquisition) and the six rigs to be refurbished and expected to be placed in operation within the next 12 months (one of which was acquired in the Bonray Acquisition). See "Business -- Drilling Equipment and Supplies."

                   Depth Capacity (feet)                                              SCR   Mechanical   Total
           GULF COAST REGION
             15,000 to 19,999  . . . . . . . . . . . . . . . . . . . . . . . . . .      1         1         2
             20,000 or greater . . . . . . . . . . . . . . . . . . . . . . . . . .     13         1        14
           MID-CONTINENT REGION
             7,000 to 9,999  . . . . . . . . . . . . . . . . . . . . . . . . . . .      0         1         1
             10,000 to 14,999  . . . . . . . . . . . . . . . . . . . . . . . . . .      0        15        15
             15,000 to 19,999  . . . . . . . . . . . . . . . . . . . . . . . . . .      2         9        11
             20,000 or greater . . . . . . . . . . . . . . . . . . . . . . . . . .      5         6        11
                                                                                      ---       ---        --
                     TOTALS  . . . . . . . . . . . . . . . . . . . . . . . . . . .     21        33        54
                                                                                      ===       ===        ==


                                  RISK FACTORS

         An investment in the Common Stock offered hereby involves a high degree of risk. Significant risk factors that should be considered by DLB Stockholders who receive shares of Common Stock in the Merger Share Transfer include, but are not limited to, the following:

o Dependence on the oil and gas industry
o Cyclical conditions in the contract drilling industry
o Limited operating history of the Company
o Risks inherent in the management of growth and an acquisition strategy
o Current shortage of qualified and experienced labor
o Competition
o Concentration of the Company's customer base
o Operating hazards and uninsured risks
o Current shortage of drilling equipment and supplies
o Capital requirements and liquidity
o The Company's reliance on key personnel
o Control by existing management and stockholders and the existence of a voting agreement among certain stockholders
o Governmental regulation and environmental matters
o Risks associated with footage and turnkey drilling
o Limited history of a public market for the Common Stock
o Shares eligible for future sale
o Superior rights of preferred stock issuable by the Company
o Effects of certain anti-takeover provisions applicable to the Company

See "Risk Factors" for a discussion of these matters.

                                   THE MERGER

         Chesapeake, Merger Sub and DLB have entered into the Merger Agreement, which provides that, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into DLB, with DLB continuing as the surviving corporation.

         Pursuant to the Merger Agreement, at the Effective Time, each share of DLB Stock issued and outstanding immediately prior thereto (other than shares of DLB Stock held by dissenting stockholders and to be canceled pursuant to the Merger Agreement) will be converted into the right to receive (i) a fractional interest in a share of Chesapeake Stock equal to a specified ratio determined by dividing the CHK Common Stock Consideration (as defined below) by the average closing price for Chesapeake Stock for a specified period prior to the Effective Time and (ii) a number of Shares determined by dividing the total number of Shares owned by DLB immediately prior to the Effective Time by the number (the "DLB Stock Number") of shares of DLB Stock issued and outstanding immediately prior to the Effective Time ((i) and (ii) collectively, the "Merger Consideration"). "CHK Common Stock Consideration" is defined in the Merger Agreement as $65 million divided by the DLB Stock Number. In lieu of the Chesapeake Stock portion of the Merger Consideration, Chesapeake may elect to pay cash in an aggregate amount equal to $65 million. For a more complete description of the terms of the Merger Agreement, see the Information Statement/Prospectus of DLB and Chesapeake (the "Information Statement/Prospectus") which is delivered to each DLB Stockholder along with this Prospectus.



                           THE MERGER SHARE TRANSFER

                 Shares to be Distributed  . . . . . . . . .   2,955,000 shares of Common Stock owned by DLB immediately prior to the Effective Time.

                 Outstanding Common Stock  . . . . . . . . .   18,176,050 shares(1)

                 Merger Share Transfer Ratio . . . . . . . .   For each share of DLB Stock held immediately prior to the
                                                               Effective Time, each holder of DLB Stock will receive a number of Shares determined by dividing 2,955,000 (the total number of
                                                               Shares owned by DLB immediately prior to the Effective Time) by the DLB Stock Number (such quotient being defined as the "Merger
                                                               Share Transfer Ratio").  No fractional shares of Common Stock will be distributed in the Merger Share Transfer.  The number of shares of Common Stock that any holder of DLB Stock would
                                                               otherwise be entitled to receive will be rounded to the nearest whole number of such shares.  Based on the number of shares of
                                                               DLB Stock outstanding as of December 29, 1997, a DLB stockholder would receive 0.22775 Shares for each share of DLB Stock held.
                                                               As of December 29, 1997, options relating to 1,713,750 shares of
                                                               DLB Stock were issued and outstanding, all of which will become exercisable immediately prior to the Effective Time.  Assuming that all outstanding options for DLB Stock are exercised prior to the Effective Time, the Merger Share Transfer Ratio would be equal to 0.20117 Shares for each share of DLB Stock held.  All calculations and percentages set forth in this Prospectus
                                                               regarding ownership of shares of Common Stock upon consummation of the Merger Share Transfer assume a Merger Share Transfer
                                                               Ratio of 0.22775.
                 Common Stock Listing  . . . . . . . . . . .   The Common Stock is traded on the AMEX under the symbol "BDI."

                 Effective Time  . . . . . . . . . . . . . .   It is expected that the Effective Time will be on or immediately after the earliest date on which the corporate action approved by the DLB Special Meeting (defined below) may be effected.
                                                               "DLB Special Meeting" is defined in the Merger Agreement as a special meeting of DLB's stockholders or the written consent of the holders of a majority of DLB Stock for the purpose of
                                                               approving the Merger, the Merger Agreement and the transactions contemplated therein.  It is expected that the Effective Time will be on or about March 2, 1998.

                 Exchange Agent  . . . . . . . . . . . . . .   UMB Bank, N.A.

                 Merger Share Transfer Date  . . . . . . . .   As soon as reasonably practicable after the Effective Time,
                                                               Chesapeake will mail to the stockholders of DLB a letter of transmittal to be used to effect the exchange of certificates evidencing shares of DLB Stock for the Shares and other Merger
                                                               Consideration.  In order to receive Shares and other Merger
                                                               Consideration, holders of the DLB Stock will be required to surrender to the Exchange Agent stock certificates evidencing shares of DLB Stock together with a duly completed and executed letter of transmittal and any other required documents.
                                                               Certificates for the Shares to which holders of DLB Stock are entitled will not be distributed until May 3, 1998, the date of the expiration of the lock-up  period (180 days) of the Initial
                                                               Public Offering (the "Lock-up Period"). Until such date, the Exchange
                                                               Agent will hold the Shares in escrow.

                 Federal Income Tax Considerations . . . . .   DLB has concluded that the Merger  Share Transfer, together  with the Merger,  will be  treated as  a taxable  transaction to  each holder  of DLB Stock  resulting in  a capital gain or  loss in an amount equal to the  difference between the fair market value  of
                                                               the  Common  Stock  and  the  Chesapeake  Stock   transferred  in
                                                               redemption  of  such  holder's  shares  of  DLB  Stock  and  such holder's adjusted tax basis in the shares of DLB Stock redeemed.

__________
(1) Does not include (i) 756,100 shares of Common Stock subject to issuance pursuant to outstanding options awarded under the Company's 1997 Stock Option and Stock Award Plan (the "Employee Stock Plan"),
         (ii) 75,000 shares of Common Stock subject to issuance pursuant to options awarded under the Company's 1997 Non-Employee Directors' Stock Option Plan (the "Director Stock Plan") or (iii) 412,000 shares of Common Stock subject to issuance pursuant to other outstanding warrants issued by the Company. See "Management -- 1997 Stock Option and Stock Award Plan" and "Certain Relationships and Related Transactions." Further, this number does not include shares of Common Stock that may be issued, solely at the option of the Company, to redeem outstanding Subordinated Notes (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations"). See "Certain Relationships and Related Transactions -- Certain Financing Arrangements -- Common Stock and Subordinated Notes."

                        SUMMARY HISTORICAL AND PRO FORMA
                   CONSOLIDATED FINANCIAL AND OPERATING DATA

         The following table sets forth summary historical financial and operating data for the Company for each of the years in the three year period ended December 31, 1996, for the nine months ended September 30, 1996 and 1997, and as of December 31, 1996 and September 30, 1997. The financial results for the period ended and as of September 30, 1997 include the results of the Company's consolidated subsidiary, Trend, beginning May 1, 1997. The Company's historical results reflect the operations of its predecessor, Anadarko. The consolidated financial data for the nine months ended September 30, 1996 and 1997 is derived from the unaudited financial statements of the Company. In the opinion of management, the financial data for the nine months ended September 30, 1996 and 1997 reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data.

         The pro forma consolidated financial and operating data for the year ended December 31, 1996 and the nine months ended September 30, 1997 shown below give effect to (i) the Consolidation Transactions (to the extent not already reflected in the historical financial statements), (ii) the Chesapeake Transactions (as described in "Certain Relationships and Related Transactions -- Chesapeake Transactions"), (iii) the exercise by The CIT Group/Equipment Financing, Inc. ("CIT") of a warrant for 150,000 shares of Common Stock (the "CIT Exercise"), and (iv) the Initial Public Offering and the application of the net proceeds to the Company therefrom (as set forth in footnote 1 to the Capitalization Table) as if they occurred on January 1, 1996 for purposes of operations data and September 30, 1997 for purposes of balance sheet data. The following information should be read together with Management's Discussion and Analysis of Financial Condition and Results of Operations, the historical financial statements of Bayard, Trend, Ward and Bonray, including the notes thereto, and the Pro Forma Consolidated Financial Data, including the notes thereto, included elsewhere in this Prospectus.

                                             Year Ended December 31,                 Nine Months Ended September 30,
                                  ---- --------------------------------------      --------------------------------
                                     1994        1995        1996       1996        1996        1997        1997
                                        Historical               Pro Forma             Historical        Pro Forma
                                                                                                           (unaudited)
                                                  (In thousands, except per share, rig and day rate data)
   Statement of Operations Data:
   Total revenues  . . . . . . . . $   9,910   $   7,708  $   9,853    $ 47,952   $   6,787    $ 33,214    $ 58,840
                                   ---------   ---------  ---------    --------   ---------    --------    --------
   Operating expenses:
     Drilling and other  . . . . .     8,572       6,122      7,699      38,073       5,244      24,246      43,245
     Depreciation and amortization     1,557         791      1,126       7,730         727       4,918       8,551
     General and administrative  .       786         880        658       3,636         473       1,181       2,753
                                   ---------   ---------  ---------    --------   ---------    --------    --------
           Total operating            10,915       7,793      9,483      49,439       6,444      30,345      54,549
                                   ---------   ---------  ---------    --------   ---------    --------    --------
   expenses  . . . . . . . . . . .
   Operating income (loss) . . . .    (1,005)        (85)       370      (1,487)        343       2,869       4,291
   Interest expense and financing
     cost  . . . . . . . . . . . .       (18)         (3)       (11)       (821)         --      (2,172)     (1,274)
   Other income (expense)  . . . .       366        (134)        71         601          17         376         745
                                   ---------   ---------  ---------    --------   ---------    --------    --------
   Income (loss) before income          (657)       (222)       430      (1,707)        360       1,073       3,762
   taxes . . . . . . . . . . . . .
   Income tax expense(1) . . . . .        --          --        163          --         137         410       1,430
                                   ---------   ---------  ---------    --------   ---------    --------    --------
   Net income (loss) . . . . . . . $     (657)   $   (222)  $   267   $  (1,707) $      223   $     663  $    2,332
                                   ==========    ========   =======   =========  ==========   =========  ==========
   Earnings per share (primary and
   fully  diluted)   . . . . . . .                          $   .02   $    (.11) $    .02     $     .06  $      .15
                                                            =======   =========  ==========   =========  ==========
   Weighted average shares
   outstanding                                               11,317      15,901      11,317      11,317      15,901
                                                            =======    ========    ========    ========  ==========
     (fully diluted)(2)  . . . . .
   Cash Flows:
     Operating activities  . . . . $     445    $    310 $     (462)              $     589   $   7,212
     Investing activities  . . . .      (454)     (1,710)   (10,441)                 (6,363)    (75,059)
     Financing activities  . . . .         9       1,400     15,866                   5,774      62,966

                         (continued on following page)


                                                                       December 31, 1996      September 30, 1997
                                                                         ---------------    -----------------------
                                                                            Historical     Historical     Pro Forma
                                                                                           (unaudited)
                                                                                        (In thousands)
    Balance Sheet Data:
      Cash and investments  . . . . . . . . . . . . . . . . . . . . . .       $   4,963     $     812     $   55,799
      Working capital (deficit), excluding current portion of
        long-term debt  . . . . . . . . . . . . . . . . . . . . . . . .           4,974        (2,659)        54,019
      Property, plant and equipment, net  . . . . . . . . . . . . . . .          26,973       104,674        138,631
      Total assets  . . . . . . . . . . . . . . . . . . . . . . . . . .          34,673       128,064        227,177
      Long-term debt, including current portion . . . . . . . . . . . .           7,000        54,948         19,567
      Total stockholders' equity(3) . . . . . . . . . . . . . . . . . .          26,251        48,496        174,512


                                              Year Ended December 31,                Nine Months Ended September 30,
                                    ----------------------------------------------  ---------------------------------
                                       1994        1995        1996        1996        1996       1997        1997
                                          Historical                    Pro Forma         Historical        Pro Forma
                                                                                            (unaudited)
                                                 (In thousands, except per share, rig and day rate data)
    Other Financial Data:
      EBITDA(4) . . . . . . . . . $     552   $     706   $   1,496   $   6,243  $   1,070   $   7,787  $   12,842
      Capital expenditures  . . .     1,183       2,088      10,578                  6,499      83,101
    Drilling Rig Activity Data:
      Total rigs at end of period         7           8          17          54          8          41          54
      Marketed rigs at end of             7           8           8          34          8          34          46
    period  . . . . . . . . . . .
      Average utilization rate of
    drilling                             84%         86%         88%                    87%         94%
        rigs available for
    service(5)  . . . . . . . . .
      Average dayrate(6)  . . . . $   4,148   $   4,298   $   4,731              $   4,678   $   5,740

__________

(1) Income tax expense is presented on a pro forma basis (assuming a 38% statutory rate) for the year ended December 31, 1996 and for the nine months ended September 30, 1996.

(2) Historical weighted average shares outstanding is calculated using the fully diluted shares outstanding through September 30, 1997 for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997. The pro forma shares outstanding reflect the sale of a sufficient number of shares in the Initial Public Offering to retire certain indebtedness of the Company. See footnote (g) to "Notes to Unaudited Pro Forma Consolidated Financial Data."

(3) No dividends were declared through September 30, 1997. See "Price Range of Common Stock and Dividends -- Dividend Policy."

(4) EBITDA represents operating income (loss) before depreciation and amortization. EBITDA is frequently used by securities analysts and is presented herein to provide additional information about the Company's operations. EBITDA is not a measurement presented in accordance with generally accepted accounting principles. EBITDA should not be considered in isolation or as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(5) Rig utilization rates are calculated on a weighted average basis assuming 365 days availability for all rigs available for service. Rigs acquired have been treated as added to the rig fleet as of the date of acquisition. Rigs under contract that generate revenues during moves between locations or during mobilization/ demobilization are also considered to be utilized. Rigs that are owned but not being marketed, including rigs being refurbished, are not considered in determining the utilization rate.

(6) Represents total contract drilling revenues (excluding mobilization, cost reimbursements and fuel), divided by the total number of days the Company's drilling rig fleet operated during the period, divided by the average number of rigs in operation.

                                  RISK FACTORS

         An investment in the Common Stock offered hereby involves a high degree of risk. DLB Stockholders who will receive shares of Common Stock in the Merger Share Transfer should carefully consider and evaluate the following factors -- together with the information and financial data set forth elsewhere in this Prospectus -- prior to making an investment decision regarding the Common Stock.

DEPENDENCE ON OIL AND GAS INDUSTRY

         The Company's revenues, cash flows and earnings are substantially dependent upon, and affected by, the level of domestic oil and gas exploration and development activity. Such activity and the resulting level of demand for contract land drilling and related services are directly influenced by many factors over which the Company has no control. Such factors include, among others, the market prices of oil and gas, market expectations about future prices, the volatility of such prices, the cost of producing and delivering oil and gas, government regulations and trade restrictions, local and international political and economic conditions, levels of production by, and other activities of, the Organization of Petroleum Exporting Countries and other oil and gas producers, the development of alternate energy sources and the long-term effects of worldwide energy conservation measures. Substantial uncertainty exists as to the future level of oil and gas exploration and development activity. There can be no assurance that the current level of oil and gas exploration and development activity will be maintained or that demand for the Company's contract drilling services will reflect the level of such activity.

CYCLICAL CONDITIONS

         Historically, the contract drilling industry has been cyclical, with significant volatility in profitability and rig values. This industry cyclicality has been due to changes in the level of domestic oil and gas exploration and development activity and the available supply of drilling rigs. The market for contract land drilling services has generally been depressed since 1982, when oil and gas prices began to weaken following a period of significant increase in new drilling rig capacity. Since that time and except during occasional upturns, there have been substantially more drilling rigs available than necessary to meet demand in most operating and geographic segments of the domestic drilling industry, including the geographic areas in which the Company operates.

         The contract drilling business is currently experiencing increased demand for drilling services principally due to improved oil and gas drilling and production economics and a continued reduction in the available supply of rigs in the domestic land drilling market. Although the Company believes that improved technologies and stable oil and gas prices have contributed to increased activity in the exploration and production sector, there can be no assurance that such factors will continue. In addition, ongoing movement or reactivation of land drilling rigs (including the movement of rigs from outside the United States into domestic markets) or new construction of drilling rigs could increase rig supply and adversely affect contract drilling rates and utilization levels. The Company cannot predict the future level of demand for its contract drilling services, future conditions in the contract drilling industry or future contract drilling rates.

LIMITED OPERATING HISTORY

         The Company was founded in December 1996 as the successor to Anadarko, which had operated as a contract land drilling rig service company since 1982 in Oklahoma. Although Anadarko was owned by and provided drilling services to APLP prior to December 1996, Anadarko had also provided drilling services to 23 different third party customers between 1982 and December 1996. Prior to December 1996, however, the Company had not operated as an independent entity. Although the President and Chief Executive Officer of the Company had been employed by Anadarko for 14 years and several other key employees of the Company had been with Anadarko for extended periods, much of the Company's management group has been assembled recently. Despite the extensive experience and qualifications of many of the recently added individual managers, there can be no assurance that the management group will be able to manage the stand-alone entity as a cohesive team or to implement effectively the Company's business strategy. The pro forma financial results presented herein include the operating results of drilling rigs which were not under the Company's control and may not be indicative of the Company's future operating results.

MANAGEMENT OF GROWTH; RISKS OF ACQUISITION STRATEGY

         The Company has experienced rapid and substantial growth since its formation as a result of acquisitions. The Company anticipates the further expansion of the Company's drilling fleet through additional acquisitions. Certain risks are inherent in an acquisition strategy, such as increasing leverage and debt service requirements and combining disparate company cultures, which could adversely affect the Company's operating results. Continued growth and the process of integrating such acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of management's attention and the Company's financial and other resources. No assurance can be given that the Company will be able to continue to identify suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. There can be no assurance that the Company will be able to successfully manage and integrate the acquired businesses and assets into its existing operations or that it will be able to successfully maintain the market share attributable to operable drilling rigs acquired by the Company. If the Company is unable to manage its growth and successfully integrate the acquired businesses into the Company's existing operations, or if the Company encounters unexpected costs or liabilities in the acquired businesses, the Company's results of operations or financial condition could be materially adversely affected. See "Business -- Business Strategy."

         Competition in the market for drilling rigs has caused substantial increases in the acquisition prices paid for rigs in recent months. Such competition could adversely affect the Company's growth strategy if it is unable to purchase additional drilling rigs or related equipment on favorable terms. There can be no assurance that the Company will be able to compete successfully in the future for acquisitions of available drilling rigs or related equipment, or that such competition will not have a material adverse effect on the Company's business, financial condition and results of operations.

SHORTAGE OF QUALIFIED AND EXPERIENCED LABOR

         Increases in both onshore and offshore domestic oil and gas exploration and production since 1995 and resultant increases in contract drilling activity have created a shortage of qualified drilling rig personnel in the industry. If the Company is unable to attract and retain sufficient qualified operating personnel, its ability to market and operate its drilling rigs will be restricted. In addition, labor shortages could result in wage increases, which could reduce the Company's operating margins and have a material adverse effect on the Company's financial condition and results of operations.

COMPETITION

         The contract drilling industry is a highly competitive and fragmented business characterized by high capital and maintenance costs. As a result, even though the Company has the fifth largest active land drilling rig fleet in the United States, the Company believes such fleet represents a market share of approximately 6% of the domestic land drilling industry. Drilling contracts are usually awarded through a competitive bid process and, while the Company believes that operators consider factors such as quality of service, type and location of equipment, or the ability to provide ancillary services, price and rig availability are the primary factors in determining which contractor is awarded a job. Certain of the Company's competitors have greater financial and human resources than the Company, which may enable them to better withstand periods of low rig utilization, to compete more effectively on the basis of price and technology, to build new rigs or acquire existing rigs and to provide rigs more quickly than the Company in periods of high rig utilization.

CONCENTRATION OF CUSTOMER BASE

         During the nine months ended September 30, 1997 (pro forma for the Consolidation Transactions), the three largest customers for the Company's contract drilling services were Chesapeake, Union Pacific Resources Corporation and Marathon Oil Company, which accounted for approximately 22%, 7% and 7% of total revenues, respectively. Chesapeake recently announced that it was reducing its drilling program in the Gulf Coast region, an area in which it utilizes a number of the Company's rigs. While the Company does not currently expect its rigs operating for Chesapeake to be affected, and believes that it could successfully remarket any rigs that might be affected in the future, there can be no assurance that Chesapeake or any of the Company's other principal customers will continue to employ the Company's services or that the loss of any of such customers or adverse developments affecting any of such customers would not have a material adverse effect on the Company's financial condition and results of operations.

OPERATING HAZARDS AND UNINSURED RISKS

         The Company's operations are subject to many hazards inherent in the land drilling business, including, for example, blowouts, cratering, fires, explosions, loss of well control, loss of hole, damaged or lost drill strings and damage or loss from inclement weather. These hazards could cause personal injury or death, serious damage to or destruction of property and equipment, suspension of drilling operations, or substantial damage to the environment, including damage to producing formations and surrounding areas. Generally, drilling contracts provide for the division of responsibilities between a drilling company and its customer, and the Company seeks to obtain indemnification from its customers by contract for certain of these risks. To the extent not transferred to customers by contract, the Company seeks protection against certain of these risks through insurance. Although the Company believes that it is adequately insured for public liability and property damage to others and injury or death to persons in accordance with industry standards with respect to its operations, no assurance can be given that such insurance will be sufficient to protect the Company against liability for all consequences of well disasters, personal injury, extensive fire damage or damage to the environment. No assurance can be given that the Company will be able to maintain adequate insurance in the future at rates it considers reasonable or that any particular types of coverage will be available. The occurrence of events, including any of the above-mentioned risks and hazards, that are not fully insured or the failure of a customer to meet its indemnification obligations could subject the Company to significant liability and could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Operating Hazards and Insurance."

SHORTAGE OF DRILLING EQUIPMENT AND SUPPLIES

         There is a general shortage of certain drilling equipment and supplies used in the Company's business and the Company believes these shortages may intensify. Because, until recent years, the land drilling industry was characterized by an oversupply of land rigs, rig manufacturers have generally focused on the production of more expensive offshore rigs and rig equipment.
As a result, most rig manufacturers are not currently building new land rigs and those manufacturers that are building new land rigs and components charge premium prices (approximately $13 million for a new 2,000 horsepower rig) and require that orders be placed at least 120 days in advance of requested delivery. The limited availability of new rigs and equipment has caused land rig owners and operators, including the Company, to maintain and enhance their fleets primarily through acquisitions and refurbishments using previously manufactured rig components and equipment. As the land drilling industry continues to refurbish rigs using existing components and equipment, the available supply of such components and equipment continues to deplete.

         The Company requires a substantial amount of drill pipe in order to achieve the drilling depths required by its customers. A shortage of drill pipe exists in the contract drilling industry in the United States. This shortage has caused the price of drill pipe to increase by more than 54% over the past 24 months and has required orders for new drill pipe to be placed at least one year in advance of expected use. The price increase and the delay in delivery has caused the Company to increase capital expenditures for drill pipe in recent months by 110% of its original budget. While the Company believes it currently has sufficient drill pipe for its existing rigs (including those rigs in refurbishment), in the event the shortage continues, the Company may be unable to obtain the drill pipe required to expand its contract drilling operations.

CAPITAL REQUIREMENTS AND LIQUIDITY

         The oil and gas contract drilling industry is capital intensive. The Company's cash flow from operations and the continued availability of credit are subject to a number of variables, including the Company's utilization rate, operating margins and ability to maintain costs and obtain contracts in a competitive industry. There can be no assurance that the Company's cash flow from operations, proceeds from the Initial Public Offering and present borrowing capacity will be sufficient to fund its anticipated capital expenditures and working capital requirements. The Company may from time to time seek additional financing, either in the form of bank borrowings, sales of the Company's debt or equity securities or otherwise. Except for the Company's loan agreements with its lenders, the Company has no agreements for any such financing and there can be no assurance as to the availability or terms of any such financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition and Liquidity." To the extent the Company's capital resources and cash flow from operations are at any time insufficient to fund its activities or repay its indebtedness as due, the Company will need to raise additional funds through public or private financings or additional borrowings. No assurance can be given as to the Company's ability to obtain any such capital resources. If the Company is at any time not able to obtain the necessary capital resources, its financial condition and results of operations could be materially adversely affected. In the event that additional funds are raised through the issuance of equity securities, the percentage ownership of the Company's stockholders at that time would be diluted and, in addition, such equity securities may have rights, preferences or privileges senior to those of the Common Stock.

RELIANCE ON KEY PERSONNEL

         The success of the Company's business is highly dependent upon the services, efforts and abilities of James E. Brown, the Company's President and Chief Executive Officer and certain other officers and key employees, particularly Edward S. Jacob, III, the Company's Executive Vice President -- Operations & Marketing, David E. Grose, the Company's Vice President and Chief Financial Officer, and Ron Tyson, the Company's Construction Manager. The business of the Company could be materially and adversely affected by the loss of any of these individuals. The Company does not maintain key man life insurance on the lives of any of its executive officers or key employees. The Company has employment agreements with Messrs. Brown, Jacob and Grose. See "Management -- Executive Salaries and Employment Agreements."

CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS; VOTING AGREEMENT AMONG CERTAIN STOCKHOLDERS

         The Company's directors, executive officers and holders of more than 5% of the Common Stock beneficially own approximately 32.8% (27.7% after giving effect to the Merger Share Transfer) of the outstanding shares of Common Stock. In addition, holders of approximately 29.2% of the outstanding shares of Common Stock (25.6% after giving effect to the Merger Share Transfer) are parties to a stockholders and voting agreement (the "Stockholders and Voting Agreement") with the Company that provides for, among other things, the nomination of certain individuals for election to the Board of Directors of the Company (the "Board"). Pursuant to the Stockholders and Voting Agreement, each of APLP, Energy Spectrum and DLB (or certain significant stockholders of DLB) are entitled to nominate one person for election to the Board, subject to maintaining certain ownership thresholds. Each of APLP, Energy Spectrum, DLB (or, alternatively, certain significant stockholders of DLB), and Carl B. Anderson, III are (or in the case of certain significant stockholders of DLB, will be) obligated to vote all of their shares of Common Stock for the election of such nominees. After the Merger Share Transfer, (i) DLB will no longer be a party to the Stockholders and Voting Agreement, (ii) the three significant stockholders of DLB, Mike Liddell, Mark Liddell and Charles E. Davidson (the "DLB Group"), will be obligated to execute supplemental agreements to the Stockholders and Voting Agreement and (iii) the DLB Group, rather than DLB, will have the right to nominate one person to the Board and will be obligated to vote all of its shares of Common Stock for the election of such nominee and the other nominees named pursuant to the Stockholders and Voting Agreement. Accordingly, if all stockholders who are currently party to the Stockholders and Voting Agreement (other than DLB) and the DLB Group were to act in concert after the consummation of the Merger Share Transfer, they would be able to nominate up to three members of the Board and exercise significant influence over the Company's affairs. The Stockholders and Voting Agreement also requires that any transferee of stock from a party thereto (other than pursuant to the Merger Share Transfer and sales into the public market) be bound by the terms thereof as a condition precedent to such transfer. See "Principal and Selling Stockholders" and "Certain Relationships and Related Transactions -- Stockholders and Voting Agreement."

GOVERNMENTAL REGULATION AND ENVIRONMENTAL MATTERS

         The domestic oil and gas industry is affected from time to time in varying degrees by political developments and federal, state and local laws and regulations. In particular, oil and gas production, operations and economics are or have been affected by price controls, taxes and other laws relating to the oil and gas industry, by changes in such laws and by changes in administrative regulations. Except for the handling of solid wastes directly generated from the operation and maintenance of the Company's drilling rigs, such as waste oils and wash water, it is the Company's practice to require its customers to contractually assume responsibility for compliance with environmental regulations. However, the Company's operations are vulnerable to certain risks arising from the numerous environmental health and safety laws and regulations. These laws and regulations may restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling activities, require reporting of the storage, use or release of certain chemicals and hazardous substances, require removal or cleanup of contamination under certain circumstances, and impose substantial civil liabilities or criminal penalties. Environmental laws and regulations may impose strict liability, rendering a person liable for environmental damage without regard to negligence or fault, and could expose the Company to liability for the conduct of, or conditions caused by, others, or for acts of the Company that were in compliance with all applicable laws at the time such acts were performed. Moreover, there has been a trend in recent years toward stricter standards in environmental, health and safety legislation and regulation which is likely to continue.

         The Company has made and will continue to make expenditures to comply with governmental regulations, including environmental, health and safety requirements. As part of the Bonray Acquisition, the Company acquired an equipment yard which may require certain expenditures or remedial actions for the removal or cleanup of contamination. In exchange for a $1 million cash payment to the Company at closing, the Company did not require DLB to indemnify the Company with respect to such expenditures or remedial actions. While the Company has not yet had an opportunity to review whether and to what extent such expenditures or remedial actions may be necessary or advisable, based on the presently available information, the Company does not believe that such expenditures will exceed $1 million. There can be no assurance, however, that the Company will not incur material liability with respect to this property or any of the Company's other properties or operations. The Company cannot predict how existing laws and regulations may be interpreted by enforcement agencies or court rulings, whether additional laws and regulations will be adopted, or the effect such changes may have on the Company's business, financial condition or results of operations. Because the requirements imposed by such laws and regulations are subject to change, the Company is unable to forecast the ultimate cost of compliance with such requirements. The modification of existing laws and regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas for economic, political, environmental or other reasons could have a material adverse effect on the Company by limiting drilling opportunities. See "Business -- Government Regulation and Environmental Matters."

RISKS ASSOCIATED WITH FOOTAGE AND TURNKEY DRILLING

         The Company in the past has performed drilling services under footage and turnkey contracts and may enter into such arrangements in the future. Revenues from footage contracts accounted for approximately 2% of total revenues during the nine months ended September 30, 1997 and the Company had no turnkey contracts during such period. Under footage contracts, the Company is paid a fixed amount for each foot drilled, regardless of the time required or the problems encountered in drilling the well. Under turnkey drilling contracts, the Company contracts to drill a well to an agreed depth under specified conditions for a fixed price, regardless of the time required or the problems encountered in drilling the well. In addition, the Company provides technical expertise and engineering services, as well as most of the equipment required for the well, and is compensated only when the contract terms have been satisfied. On a turnkey well, the Company often subcontracts for related services and manages the drilling process. The risks to the Company under footage and turnkey contracts are substantially greater than under daywork contracts because the Company assumes most of the risks associated with drilling operations that in a daywork contract are generally assumed by the operator, including risk of blowout, loss of hole, stuck drill pipe, machinery breakdowns, abnormal drilling conditions and risks associated with subcontractors' services, supplies, cost escalation and personnel. While the Company's current strategy is to operate primarily under daywork contracts, management continually analyzes market conditions, customer requirements, rig demand and the experience of its personnel to determine how to most profitably contract its fleet. If the Company were to encounter less favorable conditions within its industry, competitive pressures and customer demands might require it to consider entering into a larger number of footage and turnkey drilling contracts. Accordingly, there can be no assurance that the Company will not suffer a loss that is not insured as a result of entering into such contracts, and any such uninsured loss could have a material adverse effect on the Company's financial position and results of operations. See "Business -- Contract Drilling Operations."

LIMITED HISTORY OF A PUBLIC MARKET FOR THE COMMON STOCK

         Although the Common Stock is listed for trading on the AMEX, no public market for the Common Stock existed prior to the Initial Public Offering on November 4, 1997. Due to the limited amount of time that the Common Stock has been traded on a public market, there can be no assurance that an active public market for the Common Stock will be sustained or that the price at which the Common Stock will trade after the Merger Share Transfer will not be lower than recent trading prices. Market prices for the Common Stock following the Merger Share Transfer will be influenced by a number of factors, including the depth and liquidity of the market for the Common Stock, investor perceptions of the Company and general economic and other conditions.

SHARES ELIGIBLE FOR FUTURE SALE

         Future sales of shares of Common Stock by the Company or its existing stockholders could adversely affect the market price of the Common Stock. As of December 15, 1997, the Company had 18,176,050 shares of Common Stock outstanding. Additionally, as of such date, (i) options for the purchase of 756,100 shares of Common Stock had been granted to certain employees of the Company pursuant to the Employee Stock Plan, (ii) options for the purchase of 75,000 shares of Common Stock had been granted to certain non-employee directors of the Company pursuant to the Director Stock Plan and (iii) 412,000 shares of Common Stock were subject to outstanding warrants issued by the Company. The exercise prices of many of these options and warrants are substantially lower than the recent trading price of the Common Stock. In addition, certain outstanding Subordinated Notes are convertible, solely at the Company's option, into shares of Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Relationships and Related Transactions -- Certain Financing Arrangements -- Common Stock and Subordinated Notes."

         The Company may in the future issue significant amounts of Common
Stock or options or warrants to acquire Common Stock under stock option plans or to finance capital projects, including acquisitions of rigs and related equipment. Of the outstanding shares, the 11,040,000 shares sold in the Initial Public Offering and the 2,955,000 shares that are the subject of the Merger Share Transfer will be freely tradeable without restrictions or further registration under the Securities Act, except for shares purchased by an "affiliate" (as defined in the Securities Act) of the Company. Following the expiration of the lock-up agreements with the underwriters executed in connection with the Initial Public Offering, each of the Company's directors and executive officers and the other holders of outstanding shares of Common Stock that were not sold in the Initial Public Offering (representing approximately 39.3% of the outstanding shares of Common Stock) may sell such shares subject to the requirements of Rule 144 under the Securities Act or pursuant to the terms of a registration rights agreement. See "Certain Relationships and Related Transactions" and "Shares Eligible for Future Sale." The Company is also a party to certain registration rights agreements pursuant to which it has granted demand and piggyback registration rights which, upon consummation of the Merger Share Transfer will cover an aggregate of _________ shares of Common Stock and Common Stock Equivalents.
The beneficiaries of these agreements include Energy Spectrum, APLP, the Oliver Companies (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations") and certain of their affiliates, Ward and certain of its transferees, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Carl B. Anderson, III, James E. Brown, Edward S. Jacob, III, David E. Grose and certain other parties. The terms of these agreements prohibit the exercise of such registration rights for a period of 180 days following the date of the Initial Public Offering, subject to certain exceptions. Additionally, the Company intends to file registration statements on Form S-8 covering the issuance of shares of Common Stock pursuant to the Employee Stock Plan and the Director Stock Plan (collectively, the "Company Stock Plans") within 180 days after completion of the Initial Public Offering. Accordingly, shares of Common Stock registered pursuant to the Company's registration rights agreements or issued pursuant to the Company Stock Plans will be available for sale in the public market without restriction or limitation under the Securities Act, except for any shares held by an "affiliate" of the Company. No prediction can be made as to the effect, if any, that future sales of shares, the issuance or exercise of options, warrants or other securities convertible into Common Stock, or the availability of shares for sale will have on the market price for Common Stock prevailing from time to time. Sales of a substantial amount of Common Stock, or a perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of equity securities.

SUPERIOR RIGHTS OF PREFERRED STOCK

         The Company is authorized to issue preferred stock. The Board, without stockholder approval, may issue shares of the preferred stock with rights and preferences adverse to the voting power or other rights of the holders of the Common Stock. No preferred stock has been issued. See "Description of Capital Stock -- Preferred Stock."

EFFECTS OF CERTAIN ANTI-TAKEOVER PROVISIONS

         The Restated Certificate of Incorporation of the Company (the "Certificate") (i) contains a "fair price" provision, (ii) does not permit stockholders to act by written consent, (iii) does not permit stockholders to call special meetings of stockholders, (iv) requires certain procedures to be followed and time periods to be met for any stockholder to propose matters to be considered at annual meetings of stockholders, including nominating directors for election at those meetings, (v) limits the ability of stockholders to interfere with the power of the Board in other specified ways,
(vi) requires supermajority votes to amend any of the preceding provisions and
(vii) authorizes the Board to issue up to 20,000,000 shares of preferred stock without stockholder approval and to set the rights, preferences, and other designations, including voting rights, of those shares as the Board may determine. See "Description of Capital Stock -- Certain Provisions of the Certificate and Bylaws." These provisions, alone or in combination with each other, may discourage, hinder, delay or prevent transactions involving actual or potential changes of control of the Company, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of Common Stock. The Company is also subject to provisions of the Delaware General Corporation Law (the "DGCL") that may make some business combinations more difficult. See "Description of Capital Stock -- Delaware Anti-Takeover Statute."

                              PLAN OF DISTRIBUTION

BACKGROUND

         Chesapeake, Merger Sub and DLB have entered into the Merger Agreement which provide that, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into DLB, with DLB continuing as the surviving corporation. The registration of the Shares is being effected to comply with DLB's obligations under the Merger Agreement.

         Pursuant to the Merger Agreement, at the Effective Time, each share of DLB Stock issued and outstanding immediately prior thereto (other than shares of DLB Stock held by dissenting stockholders and shares to be canceled pursuant to the Merger Agreement) will be converted into the right to receive (i) a fractional interest in a share of Chesapeake Stock equal to a specified ratio determined by dividing the CHK Common Stock Consideration by the average closing price for Chesapeake Stock for a specified period prior to the Effective Time and (ii) a number of Shares determined by dividing the total number of Shares owned by DLB immediately prior to the Effective Time by the DLB Stock Number. In lieu of the Chesapeake Stock portion of the Merger Consideration, Chesapeake may elect to pay cash in an aggregate amount equal to $65 million. For a more complete description of the terms of the Merger Agreement, see the Information Statement/Prospectus which is delivered to each DLB Stockholder along with this Prospectus.

MANNER OF EFFECTING MERGER SHARE TRANSFER

         Pursuant to the Merger Agreement the Shares will be transferred to the DLB stockholders of record as of immediately prior to the Effective Time. The Shares represent a portion of the Merger Consideration that will be paid in the Merger. The Merger is expected to occur on or about March 2, 1998. As a result of the Merger, each stockholder will receive for each share of DLB Stock held, that number of Shares represented by the Merger Share Transfer Ratio. No fractional shares of Common Stock will be distributed in the Merger Share Transfer. The number of shares of Common Stock that any holder of DLB Stock would otherwise be entitled to receive will be rounded to the nearest whole number of such shares. As of December 29, 1997, there were 12,975,000 shares of DLB Stock issued and outstanding and options relating to 1,713,750 shares of DLB Stock issued and outstanding, all of which options will accelerate and become exercisable immediately prior to the Effective Time. Based on the number of shares of DLB Stock issued and outstanding on December 29, 1997 and assuming that no options for DLB Stock are exercised, the Merger Share Transfer Ratio would be equal to 0.22775 shares of Common Stock for each share of DLB Stock held. In the event that all of the outstanding options for DLB Stock are exercised by the payment of the exercise price therefor in cash prior to the Effective Time, the Merger Share Transfer Ratio would be equal to 0.20117 shares of Common Stock for each share of DLB Stock held. All calculations and percentages set forth in this Prospectus regarding ownership of shares of Common Stock upon consummation of the Merger Share Transfer assume a Merger Share Transfer Ratio of 0.22775. Prior to the Effective Time, DLB shall deposit with the Exchange Agent certificates representing the Shares, which Shares will be held in escrow by the Exchange Agent until the expiration of the Lock-up Period. All of the Shares to be transferred in the Merger Share Transfer will be fully paid, nonassessable and free of preemptive rights.

         After the Effective Time, the Exchange Agent will mail to each holder of record of DLB Stock, as of immediately prior to the Effective Time, a letter of transmittal to be used to effect the Merger Share Transfer, together with instructions for completing such letter of transmittal. The letter of transmittal, together with the instructions thereto, will specify the manner of delivery to the Exchange Agent of stock certificates representing shares of DLB Stock.

         Upon surrender to the Exchange Agent for cancellation of a stock certificate which prior thereto represented DLB Stock, properly endorsed, with signature guaranteed or otherwise in proper form for transfer, accompanied by a duly completed and executed letter of transmittal and any other required documents as specified in the letter of transmittal, together with the instructions thereto, a holder of DLB Stock will be entitled to a certificate representing that number of shares of Common Stock determined in accordance with the Merger Share Transfer Ratio, rounded to the nearest whole number. Certificates for the Common Stock will not be distributed by the Exchange Agent until May 3, 1998, the date of the expiration of the Lock-up Period. No holder will be required to pay any cash or other consideration for the shares of Common Stock received in the Merger Share Transfer nor will any action be required to be taken by any holder in order to receive shares of Common Stock, except as described above.

LISTING AND TRADING OF COMMON STOCK

         The Common Stock is listed for trading on the AMEX under the symbol "BDI." The transfer agent and registrar for the Common Stock is Norwest Bank Minnesota, N.A.

         The Common Stock has been publicly traded since November 4, 1997. The extent of the trading market for the Common Stock and the prices at which the Common Stock may trade prior to or after the Merger Share Transfer cannot be predicted. See "Risk Factors -- Limited History of a Public Market for the Common Stock."

         The Shares transferred in the Merger Share Transfer will be freely transferable, except for Shares received by persons who may be deemed to be "affiliates" of the Company under the Securities Act. Persons who may be deemed to be affiliates of the Company after the Merger Share Transfer generally include individuals or entities that control, are controlled by or are under common control with the Company and may include certain officers and directors of the Company as well as principal stockholders of the Company.

REASON FOR FURNISHING THIS PROSPECTUS

         This Prospectus is being prepared in order to provide information for holders of DLB Stock, each of whom will receive shares of Common Stock in the Merger Share Transfer. The registration of the Merger Share Transfer pursuant to the Securities Act is being effected at the request of DLB, in accordance with a registration rights agreement which, among other things, obligates the Company to register a transaction resulting in the transfer of the Shares to the shareholders of DLB. The Company estimates that the total costs and expenses of the Merger Share Transfer will be approximately $65,000 all of which will be borne by the Company. Neither the Registration Statement nor this Prospectus is to be construed as an inducement or encouragement to buy or sell any securities of the Company, DLB, Chesapeake or any other corporation. The information contained herein is provided as of the date of this Prospectus unless otherwise indicated. For more information regarding the Merger, the Merger Agreement and the Merger Share Transfer, see the Information Statement/Prospectus.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

PRICE RANGE OF COMMON STOCK

         The range of the reported per share sale prices on the AMEX for the Common Stock for the period between November 4, 1997 (the first trading day following the Initial Public Offering) and December 15, 1997 was a high of $28 1/4 and a low of $15 1/4. During such period there have been no dividends paid on the Common Stock. As of December 15, 1997, there were approximately 50 holders of record of the Common Stock and 18,176,050 shares of Common Stock outstanding. A recent last reported sale price of the Common Stock, as reported on the AMEX, is set forth on the cover page of this Prospectus.

DIVIDEND POLICY

         The Company currently intends to retain all available earnings generated by its operations for the development and growth of its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. Future dividend policy will be made by the Board and will depend on a number of factors, including the Company's earnings, capital requirements, financial condition and business prospects and such other factors as the Board may deem relevant. The payment of cash dividends on Common Stock is restricted under the terms of the Term Loan and the Revolving Loan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company at September 30, 1997 (i) on an historical basis and (ii) on an as adjusted basis after giving effect to the issuance of shares pursuant to the Bonray Acquisition, the Chesapeake Transactions and the CIT Exercise and the Initial Public Offering and the application of the net proceeds therefrom. The table should be read in conjunction with "Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and related notes included elsewhere in this Prospectus.

                                                                             SEPTEMBER 30, 1997
                                                                          -------------------------
                                                                          HISTORICAL   AS ADJUSTED
                                                                               (IN THOUSANDS)
 Cash and investments  . . . . . . . . . . . . . . . . . . . . . . . .   $      812     $ 55,799
                                                                         ==========     ========

 Current portion of long-term debt . . . . . . . . . . . . . . . . . .   $   14,589     $  1,373
                                                                         ----------     --------
 Long-term debt:
   Term Loan . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       23,583       15,499(1)
   Subordinated Notes  . . . . . . . . . . . . . . . . . . . . . . . .       16,776        2,060(1)
   Notes payable . . . . . . . . . . . . . . . . . . . . . . . . . . .         --            635
                                                                         ----------     --------
           Total long-term debt  . . . . . . . . . . . . . . . . . . .       40,359       18,194
                                                                         ----------     --------
 Stockholders' equity:
   Preferred Stock, par value $0.01 per
      share; no shares outstanding . . . . . . . . . . . . . . . . . .           --           --
   Common Stock, par value $0.01 per
      share; 7,588,000 shares outstanding, historical; and
      18,176,050 shares outstanding as adjusted(2) . . . . . . . . . .           76          180
   Additional paid-in capital  . . . . . . . . . . . . . . . . . . . .       47,791      179,059
   Retained earnings (accumulated deficit) . . . . . . . . . . . . . .          629       (4,727)
                                                                         ----------     --------
           Total stockholders' equity  . . . . . . . . . . . . . . . .       48,496      174,512
                                                                         ----------     --------
           Total capitalization  . . . . . . . . . . . . . . . . . . .   $  103,444     $194,079
                                                                         ==========     ========

__________

(1) The Company used a portion of the net proceeds from the Initial Public Offering (completed in November 1997) to repay $6 million outstanding under the Revolving Loan and the portion of the Subordinated Notes held by Chesapeake and intends to repay, after January 1, 1998, 50% of the amount outstanding under the Term Loan. As of December 15, 1997, no borrowings were outstanding under the Revolving Loan, and $27.5 million was outstanding under the Term Loan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Relationships and Related Transactions -- Chesapeake Transactions."

(2) Does not include (i) 756,100 shares of Common Stock subject to issuance pursuant to outstanding options awarded under the Employee Stock Plan, (ii) 75,000 shares of Common Stock subject to issuance pursuant to options awarded under the Director Stock Plan or (iii) 412,000 shares of Common Stock subject to issuance pursuant to outstanding warrants issued by the Company. See "Management -- 1997 Stock Option and Stock Award Plan," "-- 1997 Non-Employee Directors' Stock Option Plan" and "Certain Relationships and Related Transactions."

                     PRO FORMA CONSOLIDATED FINANCIAL DATA

         The following unaudited pro forma financial statements are derived from the historical financial statements of Bayard, Trend, Ward and Bonray included elsewhere in this Prospectus. The Pro Forma Combined Statements of Operations for the nine months ended September 30, 1997 and for the year ended December 31, 1996 reflect (a) in the column entitled "combined," (i) the Trend Acquisition (acquired on May 1, 1997 and accounted for as a purchase), (ii) the Ward Acquisition (acquired on May 30, 1997 and accounted for as a purchase),
(iii) the Bonray Acquisition (acquired on October 16, 1997 and accounted for as a purchase) and (iv) the May Financing (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations") related to the Trend and Ward acquisitions and (b) in the column entitled "as adjusted," the consummation of, and application of proceeds from, the Initial Public Offering as if all such transactions occurred on January 1, 1996. The Pro Forma Balance Sheet at September 30, 1997 reflects the consummation of, and application of proceeds from, the Chesapeake Transactions, the CIT Exercise, the Bonray Acquisition and the Initial Public Offering as if they had occurred on September 30, 1997. The unaudited pro forma combined financial information should be read in conjunction with the notes thereto and the historical financial statements of Bayard, Trend, Ward and Bonray, including the notes thereto, which are included elsewhere in this Prospectus.

         The unaudited pro forma combined financial statements do not purport to be indicative of the results of operations that would actually have occurred if the transactions described had occurred as presented in such statements or that may occur in the future. In addition, future results may vary significantly from the results reflected in such statements due to general economic conditions, oil and gas commodity prices, the demand and prices for contract drilling services, changes in the number of rigs available for service, the Company's ability to successfully integrate the operations of Trend, Ward and Bonray with its current business and several other factors, many of which are beyond the Company's control. See "Risk Factors."

                       BAYARD DRILLING TECHNOLOGIES, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                           HISTORICAL                                     PRO FORMA
                            -----------------------------------------   ---------------------------------------------------
                                                                                                        INITIAL
                                                                                                        PUBLIC
                                                                        ACQUISITION                    OFFERING
                            BAYARD     TREND(A)   WARD(A)   BONRAY(A)   ADJUSTMENTS      COMBINED     ADJUSTMENTS AS ADJUSTED
REVENUES  . . . . . . . . . $ 9,853    $15,692    $11,385    $11,022     $    --         $47,952       $   --      $47,952
                            -------    -------    -------    -------     -------         -------       ------      -------
COSTS AND EXPENSES:
  Drilling costs  . . . . .   7,653     11,752      9,891      8,731          --          38,027           --       38,027
  Depreciation and
     amortization . . . . .   1,126      1,603        966      1,229     1,806(b)          7,730           --        7,730
                                                                         1,000(c)
  General and
     administrative . . . .     658      1,647        485        846          --           3,636           --        3,636
  Other operating . . . . .      46         --         --         --          --              46           --           46
                            -------    -------    -------    -------     -------         -------       ------      -------
          Total costs and
            expenses  . . .   9,483     15,002     11,342     10,806       2,806          49,439           --       49,439
                            -------    -------    -------    -------     -------         -------       ------      -------
          Operating
            income  . . . .     370        690         43        216      (2,806)         (1,487)          --       (1,487)
                            -------    -------    -------    -------     -------         -------       ------      -------
OTHER INCOME
  (EXPENSE):
  Interest income . . . . .      --          8         34         72          --             114           --          114
  Interest expense and
     financing costs  . . .     (11)      (261)       (72)      (128)     (2,928)(d)      (3,400)       2,579(h)      (821)
  Gain (loss) on sale of
     assets . . . . . . . .      54      2,055          8        (29)     (1,738)(e)         350           --          350
  Other . . . . . . . . . .      17         53         67         --          --             137           --          137
                            -------    -------    -------    -------     -------         -------       ------      -------
          Total other
            income
            (expense) . . .      60      1,855         37        (85)     (4,666)         (2,799)       2,579         (220)
                            -------    -------    -------    -------     -------         -------       ------      -------
Income (loss) before
  taxes . . . . . . . . . .     430      2,545         80        131      (7,472)         (4,286)       2,579       (1,707)
Income tax expense
  (benefit) . . . . . . . .      17        981         --         10      (1,008)(f)          --           --           --
                            -------    -------    -------    -------     -------         -------       ------      -------
Net income (loss) . . . . . $   413    $ 1,564    $    80    $   121     $(6,464)        $(4,286)      $2,579      $(1,707)
                            =======    =======    =======    =======     =======         =======       ======      =======
Earnings per share,
  primary and fully
  diluted . . . . . . . . . $   .04                                                      $  (.30)                  $  (.11)
                            =======                                                      =======                   =======
Weighted average shares
  outstanding, primary and
  fully diluted(g)  . . . .  11,317                                                      14,332                     15,901
                            =======                                                      ======                     ======

   The accompanying notes are an integral part of these pro forma financial statements.

                       BAYARD DRILLING TECHNOLOGIES, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          HISTORICAL                                             PRO FORMA
                        -----------------------------------------------       -----------------------------------------------
                          BAYARD        TREND(A)      WARD(A)     BONRAY(A)
                       NINE MONTHS    FOUR MONTHS   FIVE MONTHS  NINE MONTHS
                          ENDED          ENDED        ENDED        ENDED                                 INITIAL
                                                                                                          PUBLIC
                        SEPTEMBER 30,   APRIL 30,     MAY 31,   SEPTEMBER 30,  ACQUISITION               OFFERING       AS
                          1997            1997         1997         1997       ADJUSTMENTS    COMBINED  ADJUSTMENTS  ADJUSTED
REVENUES  . . . . . . .  $33,214        $6,390       $4,957       14,279      $    --       $ 58,840    $   --      $58,840

COSTS AND EXPENSES:
  Drilling costs  . . .   24,246         4,845        3,914       10,240           --         43,245        --       43,245
  Depreciation and
    amortization  . . .    4,918           627          413        1,707          386(b)       8,551        --        8,551
                                                                                  500(c)
  General and
    administrative  . .    1,181           515          197          860           --          2,753        --        2,753
                         -------        ------       ------       ------      -------       --------    ------      -------
      Total costs and
         expenses . . .   30,345         5,987        4,524       12,807          886         54,549        --       54,549
                         -------        ------       ------       ------      -------       --------    ------      -------
      Operating income     2,869           403          433        1,472         (886)         4,291        --        4,291
                         -------        ------       ------       ------      -------       --------    ------      -------
OTHER INCOME
  (EXPENSE):
  Interest income . . .       68            --           16          420           --            504        --          504
  Interest expense and
    financing costs . .   (2,172)          (47)         (27)        (471)      (1,464)(d)     (4,181)    2,907(h)    (1,274)
  Gain (loss) on sale of
    assets  . . . . . .      303            --           --          (57)          --            246        --          246
  Other . . . . . . . .        5            --           31          (41))         --             (5)       --           (5)
                         -------        ------       ------       ------      -------       --------    ------      -------
      Total other income
         (expense)  . .   (1,796)          (47)          20         (149)      (1,464)        (3,436)    2,907         (529)
                         -------        ------       ------       ------      -------       --------    ------      -------
Income (loss) before
  taxes . . . . . . . .    1,073           356          453        1,323       (2,350)           855     2,907        3,762
                         -------        ------       ------       ------      -------       --------    ------      -------
Income tax expense
  (benefit) . . . . . .      410           135           --          563       (1,108)(f)         --     1,430(i)     1,430
                         -------        ------       ------       ------      -------       --------    ------      -------
Net income (loss) . . .  $   663        $  221       $  453       $  760      $(1,242)      $    855    $1,477      $ 2,332
                         =======        ======       ======       ======      =======       ========    ======      =======
Earning per share,
  primary and fully
  diluted . . . . . . .  $   .06                                                            $    .06                 $  .15
                         =======                                                            ========                =======
Weighted average shares
  outstanding, primary
  and fully diluted(g)    11,317                                                              14,332                 15,901
                         =======                                                            ========                =======

   The accompanying notes are an integral part of these pro forma financial statements.

                       BAYARD DRILLING TECHNOLOGIES, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                                  ASSETS

                                                           HISTORICAL                    PRO FORMA
                                                     -----------------------------------------------------
                                                     BAYARD(L)      BONRAY      ADJUSTMENTS    AS ADJUSTED
CURRENT ASSETS:
  Cash and investments  . . . . . . . . . . .        $     812           817    $   54,170 (j)   $ 55,799
  Accounts receivable . . . . . . . . . . . .           13,610         4,186            --         17,796
  Other . . . . . . . . . . . . . . . . . . .              452           299            --            751
                                                     ---------     ---------    ----------       --------
     Total current assets . . . . . . . . . .           14,874         5,302        54,170         74,346
Property & Equipment, net . . . . . . . . . .          104,674        18,610        15,347 (k)    138,631
Notes receivable - parent . . . . . . . . . .               --        21,820       (21,820)(m)         --
Goodwill, net . . . . . . . . . . . . . . . .            6,285            --         5,684 (k)     11,969
Other . . . . . . . . . . . . . . . . . . . .            2,231           545          (545)(m)      2,231
                                                     ---------     ---------    ----------       --------
     Total assets . . . . . . . . . . . . . .        $ 128,064     $  46,277    $   52,836       $227,177
                                                     =========     =========     =========       ========

                                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable  . . . . . . . . . . . . .        $  13,716     $   1,529    $       --       $ 15,245

  Accrued liabilities . . . . . . . . . . . .            3,817         1,265            --          5,082
  Current portion of long-term debt . . . . .           14,589            --       (13,216)(j)      1,373
                                                     ---------     ---------    ----------       --------
     Total current liabilities  . . . . . . .           32,122         2,794       (13,216)        21,700
                                                     ---------     ---------    ----------       --------
Long-term debt  . . . . . . . . . . . . . . .           23,583            70        (8,154)(j)     15,499
                                                     ---------     ---------    ----------       --------
Subordinated Notes  . . . . . . . . . . . . .           16,776            --       (14,716)(j)      2,060
                                                     ---------     ---------    ----------       --------
Notes payable . . . . . . . . . . . . . . . .               --        23,000       (22,365)(m)        635
                                                     ---------     ---------    ----------       --------
Deferred income tax liabilities . . . . . . .            7,087         2,030         3,654 (k)     12,771
                                                     ---------     ---------    ----------       --------
STOCKHOLDERS' EQUITY:
  Common stock  . . . . . . . . . . . . . . .               76           424            74 (j)        180
                                                                                      (394)(k)
  Additional paid-in capital  . . . . . . . .           47,791        17,146        95,538 (j)    179,059
                                                                                    18,584 (k)
  Retained earnings (accumulated deficit) . .              629           813        (5,356)(j)     (4,727)
                                                                                      (813)(k)
                                                     ---------     ---------    ----------       --------

     Total stockholders' equity   . . . . . .           48,496        18,383       107,633        174,512
                                                     ---------     ---------    ----------       --------
     Total liabilities and stockholders'
       equity . . . . . . . . . . . . . . . .        $ 128,064     $  46,277    $   52,836       $227,177
                                                     =========     =========     =========       ========

   The accompanying notes are an integral part of these pro forma financial statements.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
                             (TABLES IN THOUSANDS)

(a) Represents the results of operations for Trend, Ward and Bonray prior to their acquisition by Bayard. Operations subsequent to the date of purchase of each of Trend and Ward, May 1 and May 30, 1997, respectively, are included in the Bayard historical results.

(b) To adjust depreciation expense on assets acquired in the Trend, Ward and Bonray Acquisitions using allocated purchase prices and based on estimated useful lives of 15 years calculated on a straight-line basis.

(c) To record amortization of goodwill attributable to the Trend and Bonray Acquisitions over 15 years on a straight-line basis.

(d) To reflect the addition of interest expense on an aggregate principal amount of $20.5 million of Subordinated Notes issued in the May Financing with an original issue discount of $4 million.

(e) To eliminate the gain recognized by Trend on a rig sold to Bayard in December 1996, prior to the Trend Acquisition in May 1997.

(f) To eliminate income tax expense recognized by Bayard, Trend and Bonray to conform to the Company's pro forma income tax position.

(g) Calculations of weighted average shares outstanding are based upon the following:

Shares outstanding at September 30, 1997  . . . . . . . . . . . . . . . . . .     7,588
Chesapeake Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . .     3,194
CIT Exercise  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       150
Bonray Acquisition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3,015
                                                                                -------
Shares outstanding immediately prior to Initial Public Offering . . . . . . .    13,947
Common Stock Equivalents (treasury stock method)  . . . . . . . . . . . . . .       385
                                                                                -------
Historical and combined fully diluted shares outstanding  . . . . . . . . . .    14,332
Shares issued in the Initial Public Offering to the extent necessary to repay the Subordinated Notes, the Term Loan and the
  Revolving Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,569
                                                                                -------
Pro forma shares outstanding  . . . . . . . . . . . . . . . . . . . . . . . .    15,901
                                                                                =======

(h) To eliminate pro forma and historical interest expense based on the assumed repayment of debt as set forth in Note (j) as follows:

                                                 DECEMBER 31, 1996                         SEPTEMBER 30, 1997
                                      -------------------------------------     --------------------------------------
                                                    PERCENTAGE                               PERCENTAGE
                                       INCURRED       REPAID*     PRO FORMA      INCURRED      REPAID*       PRO FORMA
       Revolving Loan (historical)       $    0        100.0%       $     0       $   280         100.0%     $   280
       Term Loan (historical) . . .          22         50.0%            11         1,400          50.0%         700
       Subordinated Notes (pro
         forma) . . . . . . . . . .       2,928         87.7%         2,568         2,197          87.7%       1,927
                                         ------                      ------        ------                     ------
                                         $2,950                      $2,579        $3,877                     $2,907
                                         ======                      ======        ======                     ======

         * Represents the percentage of debt to be repaid from proceeds of the Initial Public Offering.

(i) To record a provision for federal and state income tax at the statutory rate of 38%.

(j) To adjust for the Chesapeake Transactions and the CIT Exercise (collectively, the "Stockholder Exercises"), the Initial Public Offering and the application of the net proceeds therefrom:

Net proceeds from the Initial Public Offering . . . . . . . . . . . . . . . . . . .    $   84,590
Stockholder Exercises . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        11,023
                                                                                       ----------
                                                                                           95,613
                                                                                       ----------

                                                  BALANCE AT
                                                 SEPTEMBER 30,      PERCENTAGE
                                                     1997             REPAID
Less debt retired --
  Term Loan . . . . . . . . . . . . . . . . . . .   $  28,547           50.0%          14,274
  Revolving Loan  . . . . . . . . . . . . . . . .       7,097          100.0%           7,096
  Subordinated Notes  . . . . . . . . . . . . . .      16,776           87.7%(1)       14,716
                                                   ----------                         -------
                                                    $  52,420                          36,086
  Extraordinary loss on early extinguishment of debt  . . . . . . . . . . . . . . . .   5,357
                                                                                      -------
                                                                                       41,443
                                                                                      -------
  Net adjustment to cash  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $54,170
                                                                                      =======

__________
(1) Represents repayment of Chesapeake's portion of the Subordinated Notes ($18 million of $20.52 million) as described under the caption "Chesapeake Transactions."

(k) To reflect (i) the acquisition of Bonray and the issuance of 3,015,000 shares of Common Stock at $11.86 per share based on the appraisals of the fair market value of the property and equipment acquired of $35 million, (ii) the allocation of the purchase price as shown below and
         (iii) deferred income taxes related to the book/tax differences in the basis of property and equipment:

Current assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 4,591
Property and equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34,976
Goodwill  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6,261
Current liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   (3,733)
Long-term liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (74)
Deferred income tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   (6,261)
                                                                                 -------
Purchase price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $35,760
                                                                                 =======

(l) On May 1, 1997, the Company completed the Trend Acquisition for $18 million in cash and 250,000 shares of Common Stock, which equates to $10.64 per share based on the appraisals of the fair market value of the property and equipment acquired of $21.5 million. The Company incurred costs of approximately $307,000 in connection with this acquisition.

         The Trend Acquisition was accounted for as a purchase. The following is an analysis of the allocation of the purchase price:


                                                                          (IN THOUSANDS)
Current assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 2,734
Property and equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . .     21,532
Goodwill  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6,330
Current liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (2,265)
Long-term liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (1,340)
Deferred income tax liability . . . . . . . . . . . . . . . . . . . . . . . .     (6,330)
Purchase price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $20,661


         On May 30, 1997, pursuant to the Ward Acquisition, the Company acquired six drilling rigs for approximately $8 million in cash and 400,000 shares of Common Stock which equates to $8.95 per share based on the appraisal of the fair market value of the assets acquired of $11.9 million. The Company also issued warrants to purchase 200,000 shares of Common Stock at $10.00 per share. The warrants had an estimated fair market value of $294,000 at the closing date of the Ward Acquisition and was recorded as an increase in property and equipment and additional paid in capital.

         (m)     To eliminate (i) notes receivable, (ii) notes payable and
                 (iii) loan origination fees related to a certain Credit Agreement, by and between Lehman Commercial Paper, Inc. and Bonray, which was retained by DLB in connection with the Company's acquisition of Bonray.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

         The historical financial data presented in the table below for and at the end of each of the years in the five- year period ended December 31, 1996 are derived from the financial statements of the Company and relate to the operations of Anadarko, the predecessor of the Company, and include, generally, the financial results of the operation of eight rigs.

         The financial statements for the years ended December 31, 1994, 1995 and 1996 have been audited by Grant Thornton LLP, independent certified public accountants. The historical financial data presented in the table below for and at the end of the nine month periods ended September 30, 1997 and 1996 are derived from the unaudited consolidated financial statements of the Company.
In the opinion of management of the Company, such unaudited consolidated condensed financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial data for such periods. The results for the nine months ended September 30, 1997 are not necessarily indicative of the results to be achieved for the full year.

         The data presented below should be read in conjunction with the Company's consolidated financial statements and the notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                      NINE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                            ---------------------------------------------------   ----------------------
                                            1992        1993       1994       1995        1996        1996       1997
                                              (UNAUDITED)                                               (UNAUDITED)
STATEMENT OF OPERATIONS                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
  DATA:
  Revenues:
    Contract drilling . . . . . . . . .    $9,368     $ 8,349     $ 9,910    $ 7,405    $  9,793  $    6,728    $ 33,214
    Other . . . . . . . . . . . . . . .        --          --          --        303          60          59          --
                                           ------     -------     -------    -------    --------  ----------    --------
        Total revenues  . . . . . . . .     9,368       8,349       9,910      7,708       9,853       6,787      33,214
                                           ------     -------     -------    -------    --------  ----------    --------
  Operating expense:
    Drilling  . . . . . . . . . . . . .     7,835       7,690       8,572      6,075       7,653       5,244      24,246
    Depreciation, depletion and
      amortization  . . . . . . . . . .       988       1,374       1,557        791       1,126         727       4,918
    General and administrative  . . . .       651         819         786        880         658         473       1,181
    Other . . . . . . . . . . . . . . .        --          --          --         47          46          --          --
                                           ------     -------     -------    -------    --------  ----------    --------
        Total operating costs . . . . .     9,474       9,883      10,915      7,793       9,483       6,444      30,345
                                           ------     -------     -------    -------    --------  ----------    --------
  Operating income (loss) . . . . . . .      (106)     (1,534)     (1,005)       (85)        370         343       2,869
                                           ------     -------     -------    -------    --------  ----------    --------
  Other income and (expense):
    Interest expense and financing cost        (8)        (30)        (18)        (3)        (11)         --      (2,172)
    Interest income . . . . . . . . . .        --          --          --         --          --          --          68
    Gain (loss) on sale of assets . . .        --          --         366       (131)         54          --         303
    Other income (expense)  . . . . . .        90          24          --         (3)         17          17           5
                                           ------     -------     -------    -------    --------  ----------    --------
  Income (loss) before income taxes . .       (24)     (1,540)       (657)      (222)        430         360       1,073
  Income tax expense(1) . . . . . . . .        --          --          --         --         163         137         410
                                           ------     -------     -------    -------    --------  ----------    --------
  Net income (loss) . . . . . . . . . .    $  (24)    $(1,540)    $  (657)   $  (222)   $    267   $     223    $    663
                                           =======    =======     =======    =======    ========  ==========    ========
Earnings (loss) per common share:
  primary and fully diluted . . . . . .                                                 $    .02  $     .02     $    .06
                                                                                        ========  =========     ========

Weighted average shares
  outstanding(2): fully diluted . . . .                                                   11,317      11,317      11,317
CASH FLOWS:
  Operating activities  . . . . . . . .    $ (786)    $   (51)    $   445    $   310    $   (462)  $     589    $  7,212
  Investing activities  . . . . . . . .    (1,352)     (1,671)       (454)    (1,710)    (10,441)     (6,363)    (75,059)
  Financing activities  . . . . . . . .     2,138       1,722           9      1,400      15,866       5,774      62,966
BALANCE SHEET DATA:
  Total assets  . . . . . . . . . . . .    $6,858     $ 6,791     $ 6,149    $ 8,054    $ 34,673     $14,339    $128,064
  Working capital (deficit), excluding
    current portion of long-term debt .       826         711         802         12       4,974         828      (2,659)
  Total long-term debt, including
    current portion . . . . . . . . . .       408         365          --         --       7,000          --      54,948
BALANCE SHEET DATA                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
  Total stockholders' equity(3) . . . .    (6,875)       (913)       (54)       (276)   26,251     402        48,496
OTHER FINANCIAL DATA:
  EBITDA(4) . . . . . . . . . . . . . .    $  882     $  (160)    $   552    $   706    $ 1,496   $    1,070     $ 7,787
  Capital expenditures  . . . . . . . .     1,352       1,671       1,183      2,088     10,578        6,499      83,101

                                                                                                  Nine Months Ended
                                                   YEAR ENDED DECEMBER 31,                           September 30,
                                 -------------------------------------------------------------- -----------------------
                                    1992          1993     1994         1995           1996      1996          1997
                                      (UNAUDITED)                                                     (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT RIG AND DAY RATE DATA)
DRILLING RIG ACTIVITY DATA
  (UNAUDITED):
  Total rigs at end of period .         7            8          7            8           17           8            41
  Marketed rigs at end of
    period  . . . . . . . . . .         7            8          7            8            8           8            34
  Average utilization rate of
    drilling rigs available for
    service(5)  . . . . . . . .        77%          71%        84%          86%          88%         87%           94%
  Average revenues per day(6) .     4,020      $ 4,332     $4,148        4,298     $  4,731     $ 4,678       $ 5,740


__________

(1) Income tax expense is presented on a pro forma basis (assuming a 38% statutory rate) for the year ended December 31, 1996 and for the nine months ended September 30, 1996.

(2) Historical weighted average shares outstanding is calculated using the fully diluted shares outstanding through September 30, 1997 for the year ended December 31, 1996 and nine months ended September 30, 1996 and 1997.

(3)      No dividends were declared through September 30, 1997.  See "Dividend
         Policy."

(4) EBITDA represents operating income (loss) before depreciation and amortization. EBITDA is frequently used by securities analysts and is presented herein to provide additional information about the Company's operations. EBITDA is not a measurement presented in accordance with generally accepted accounting principles. EBITDA should not be considered in isolation or as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(5) Rig utilization rates are calculated on a weighted average basis assuming 365 days availability for all rigs available for service. Rigs acquired have been treated as added to the rig fleet as of the date of acquisition. Rigs under contract that generate revenues during moves between locations or during mobilization/ demobilization are also considered to be utilized. Rigs that are owned but not being marketed, including rigs being refurbished, are not considered in determining the utilization rate.

(6) Represents total contract drilling revenues (excluding mobilization, cost reimbursements and fuel), divided by the total number of days the Company's drilling rig fleet operated during the period, divided by the average number of rigs in operation.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company and notes thereto included elsewhere in this Prospectus.

GENERAL

         The Company's operations have been and will be significantly affected by the Consolidation Transactions which have transformed the Company from a regional competitor with ten rigs in late 1996 to its current position of operating the fifth largest land drilling fleet in the United States, with a total of 54 rigs. The historical financial results presented herein include the effects of the Formation Transactions (16 rigs), the Trend Acquisition (14 rigs), the Ward Acquisition (six rigs) and the Individual Rig Acquisitions (six rigs), only for the periods after such transactions. The Bonray Acquisition (13 rigs) was completed after September 30, 1997, and therefore the historical financial results presented herein do not reflect the effects of such transaction. In addition, the historical financial results include periods in which a number of rigs were being refurbished and did not contribute to revenues. Accordingly, the Company does not believe that the historical statements of operations presented herein are necessarily indicative of the Company's future operating results, particularly in light of the magnitude of its recent acquisitions and rig refurbishment projects and the increased demand and contract rates for drilling rigs in its core Mid-Continent and Gulf Coast regions. See "Business -- Formation and Acquisitions."

DOMESTIC LAND DRILLING INDUSTRY OVERVIEW

         Demand for the Company's contract land drilling services is substantially dependent upon, and affected by, the level of domestic oil and gas exploration and development activity. Industry sources estimate that from its peak in 1982, the supply of domestic rigs has fallen by 72% through June 1996 as a result of normal attrition, cannibalization of components to refurbish rigs, the inability of smaller competitors to raise capital needed to upgrade and modernize rigs and the export of rigs to international markets. As a result of these factors, the contract land drilling industry has been cyclical with significant volatility in profitability and rig values.

         The Company's operating margins are influenced by contract drilling rates, operating costs and drilling rig utilization. The land drilling industry is experiencing higher utilization, increasing day rates and improved financial performance as a result of the long term decline in the supply of rigs and increased demand for rigs attributable to improved oil and gas industry fundamentals. In addition, the industry is experiencing a period of rapid consolidation as larger, better-capitalized drilling companies have acquired smaller operators. The convergence of land drilling rig supply and demand in its core domestic markets, along with the acquisition and refurbishment of rigs, has contributed to higher utilization, increasing day rates and improved financial results for the Company in recent periods.

FINANCIAL CONDITION AND LIQUIDITY

         Since December 1996, the Company has completed the Formation Transactions, the Trend Acquisition, the Ward Acquisition, the Bonray Acquisition and the Individual Rig Acquisitions. The Formation Transactions involved the issuance of an aggregate of 5,600,000 shares of Common Stock in consideration for the contribution to the Company of 16 rigs and $10 million in cash. At the time of the Formation Transactions, the Company entered into a $24 million term loan facility with CIT, principally for the refurbishment of certain of the Company's rigs. In May 1997, contemporaneously with the Trend Acquisition and in anticipation of the Ward Acquisition, the Company completed a financing transaction in which it (i) issued to Chesapeake and Energy Spectrum additional shares of Common Stock, and two series of warrants together with subordinated notes due May 1, 2003 (the "Subordinated Notes") for $28.5 million in cash and (ii) increased the availability under its debt facilities from $24 million to $40.5 million (collectively, the "May Financing"). In addition, the Company obtained the right, exercisable solely at the Company's option at any time on or prior to April 30, 1998, to require Chesapeake to provide an additional $3 million in cash in exchange for the issuance to Chesapeake of additional shares of Common Stock, Subordinated Notes and warrants to purchase

Common Stock. The Company later waived this right in connection with the Chesapeake Transactions. See "Certain Relationships and Related Transactions --Chesapeake Transactions."

         The Company's principal requirements for capital, in addition to the funding of ongoing contract drilling operations, have been capital expenditures, including the refurbishment of existing rigs and acquisitions. From December 1996 through September 30, 1997, the Company spent $20.7 million on the Trend Acquisition, $11.9 million on the Ward Acquisition, $5.5 million on the Individual Rig Acquisitions and approximately $45.5 million on refurbishments and other related equipment purchases, including drill pipe. As a result, the Company's net property and equipment increased from $27 million at December 31, 1996 to $105 million at September 30, 1997. The Company's principal sources of liquidity have been the issuance of Common Stock, warrants to purchase Common Stock, the Subordinated Notes and borrowings under a $30.5 million term loan facility (the "Term Loan") between the Company, CIT and Fleet Capital Corporation ("Fleet") and a $10 million revolving loan facility (the "Revolving Loan") between Fleet and the Company (collectively, the "Loan Agreements").

         The most significant change in the Company's balance sheet from December 31, 1996 to September 30, 1997 was a $77.7 million increase in net property and equipment. During this same period, long-term debt, net of current maturities, increased by $34.3 million and stockholders' equity increased by $22.2 million. These changes are a direct result of the acquisition and financing transactions described herein.

         From December 31, 1996 to September 30, 1997, the Company's working capital position declined by $21.3 million to a deficit of $17.2 million. This decline was primarily the result of a $13.6 million increase in current maturities of long-term debt and a $4.9 million decrease in cash, as the Company continued to invest in rig acquisitions and the refurbishment of rigs.

OPERATING ACTIVITIES

         During the year ended December 31, 1996, the Company required $462,000 of cash to fund operating activities. This was the result of $1.5 million of cash provided by operations, partially offset by changes in working capital items that required $2 million of cash. Cash required for changes in working capital items included (i) increase in accounts receivable of $2.1 million,
(ii) increase in other assets totaling $185,000 and (iii) decrease of $383,000 in accounts payable, which were partially offset by an increase of $663,000 of other current liabilities.

         During the nine months ended September 30, 1997, net cash provided from operating activities totaled $8.6 million. The Company generated cash from operations of $5.7 million and working capital changes provided $2.9 million.

INVESTING ACTIVITIES

         During 1996, the Company invested $21.7 million in fixed assets, net of asset sales. The major components of these expenditures were $10.4 million of cash expenditures to acquire and refurbish five diesel electric SCR rigs and $9.8 million of Common Stock issued to acquire rigs in the Formation Transactions.

         During the nine months ended September 30, 1997, the Company invested $83.1 million in fixed assets, including the Trend Acquisition, the Ward Acquisition and the Individual Rig Acquisitions. Rig refurbishments consisted of $28.7 million, and $16.8 million was invested in drill pipe and other drilling related equipment. The acquisitions of Trend and Ward were partially funded through the issuance of Common Stock valued at $6.6 million.

FINANCING ACTIVITIES

         During 1996, the Company raised $15.9 million from financing activities. The Company borrowed $7 million during the year under the Term Loan as described below. The Company also issued 3,600,000 shares of Common Stock for assets and cash and made debt payments totaling $900,000 during the year.

         During the nine months ended September 30, 1997, the Company obtained $63 million from financing activities, including net borrowings under the Loan Agreements totaling $31.3 million, $11.2 million from the issuance of Common Stock and $20.5 million from the issuance of the Subordinated Notes and the associated warrants. The proceeds from these transactions were used to fund the Company's working capital requirements and capital expenditures as discussed above.

         Following is a summary of certain material terms of the Formation Transactions, the Loan Agreements and the May Financing.

         Formation Transactions. The Company was formed in December 1996 through a series of affiliated entity transactions in which the Company became successor to Anadarko, the contract drilling subsidiary of privately held APLP. In connection with the Formation Transactions (i) APLP contributed ten drilling rigs in consideration for 2,000,000 shares of Common Stock, (ii) R.T. Oliver Drilling, Inc. and Mike Mullen Energy Equipment Resource, Inc. and certain of their affiliated companies (collectively, the "Oliver Companies") exchanged six drilling rigs for 1,600,000 shares of Common Stock, (iii) Energy Spectrum contributed $10 million in consideration for 2,000,000 shares of Common Stock and (iv) Chesapeake entered into drilling contracts with two-year terms for six of the Company's rigs in consideration for the grant by the Company of the an option to purchase 2,000,000 shares of Common Stock (the "Chesapeake Option"). See "Business -- Formation and Acquisitions."

         Loan Agreements. On December 10, 1996, the Company also entered into the Term Loan. Subsequent to that date and in connection with the May Financing, the Company increased the Term Loan from $24 million to $30.5 million. The Term Loan provides the Company up to approximately $30.5 million of borrowing capacity for the purchase of additional land drilling rigs, the refurbishment of such rigs and equipment and for working capital purposes. The Company also entered into a Revolving Loan with Fleet in May 1997. The Revolving Loan provides for revolving credit loans of up to $10 million, and is being used for general corporate purposes. Amounts outstanding under the Revolving Loan ($7.9 million at September 30, 1997) bear interest based on Fleet's prime rate plus 1.5% (10.0% at September 30, 1997) and mature in April 2000. Amounts outstanding under the Term Loan ($28.5 million at September 30,
1997) bear interest, at the election of the Company, at floating rates equal to Chase Manhattan Bank's prime rate plus 2.0% or the London Interbank Offered Rate plus 4.25% (10% at September 30, 1997) and mature in March 2002. To date, loans under the Revolving Loan and the Term Loan have been used for capital expenditures and working capital requirements. The Loan Agreements are secured by substantially all of the assets of the Company, including all drilling rigs, equipment and drilling contracts, and contain customary restrictive covenants (including covenants restricting the ability of the Company to pay dividends and encumber assets) and affirmative covenants to maintain specified financial ratios.

         May Financing. In order to fund the Trend Acquisition and the Ward Acquisition, on May 1, 1997, the Company completed the May Financing in which the Company issued shares of Common Stock, the Subordinated Notes and warrants to purchase Common Stock to Chesapeake and Energy Spectrum in exchange for an aggregate of $28.5 million in cash, as described below. In addition, the Company modified the Term Loan and entered into the Revolving Loan as described above.

         In the May Financing, the Company issued 1,000,000 shares of Common Stock to Chesapeake in consideration for $7 million in cash and 140,000 shares of Common Stock to Energy Spectrum in consideration for $980,000 in cash. Additionally, the Company issued the Subordinated Notes due May 1, 2003 in the original principal amounts of $18 million and $2.52 million to Chesapeake and Energy Spectrum, respectively. The Subordinated Notes bear interest at the Company's option at either (i) 11% per annum, payable in cash, or (ii) 12.875% per annum, payable in the form of additional Subordinated Notes, which interest is payable quarterly in arrears. The Subordinated Notes are general unsecured subordinated obligations of the Company that are subordinated in right of payment to all existing and future senior indebtedness of the Company, pari passu with all existing and future subordinated indebtedness of the Company and senior in right of payment to all future junior subordinated indebtedness of the Company. Upon consummation of the Initial Public Offering, the Company redeemed in full the $18 million principal amount of Subordinated Notes issued to Chesapeake in consideration for the payment by the Company to Chesapeake of $18.2 million in cash. See "Certain Relationships and Related Transactions -- Chesapeake Transactions."

         In connection with the issuance of the Subordinated Notes, the Company issued two series of detachable warrants (the "Warrants") for the purchase of shares of Common Stock, designated as "Series A Warrants" and "Series B Warrants." The Warrants are exercisable on or prior to May 1, 2003 at a price of $0.01 per share in the case of the Series A Warrants and $7.50 per share in the case of the Series B Warrants. In the May Financing, Chesapeake was issued Series A Warrants and Series B Warrants representing the right to purchase 700,000 shares and 800,000 shares of Common Stock, respectively, and Energy Spectrum was issued Series A Warrants and Series B Warrants representing the right to purchase 98,000 shares and 112,000 shares of Common Stock, respectively. On July 31, 1997, Energy Spectrum exercised in full its Series A Warrants, but continues to hold all of the Series B Warrants issued to it. In August 1997, Chesapeake agreed to the relinquishment and cancellation in full of its Series A Warrants and Series B Warrants in connection with the Chesapeake Transactions. See "Certain Relationships and Related Transactions -- Chesapeake Transactions."

         Additional Chesapeake Financing. Additionally, in connection with the May Financing, the Company obtained the right to require Chesapeake, on or before April 30, 1998, to provide the Company with an additional $3 million in capital through the purchase of (i) 120,000 shares of Common Stock for a purchase price of $7.00 per share, (ii) additional Subordinated Notes in the aggregate principal amount of $2.16 million, (iii) additional Series A Warrants exercisable for 84,000 shares of Common Stock and (iv) additional Series B Warrants exercisable for 96,000 shares of Common Stock. In August 1997, the Company agreed to waive this right in connection with the Chesapeake Transactions. See "Certain Relationships and Related Transactions -- Chesapeake Transactions."

         The foregoing summaries of the material provisions of the Company's principal financing agreements do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the related agreements, copies or forms of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

Recent Events and Future Activities

         In October 1997, the Company consummated the Chesapeake Transactions, resulting in the cancellation of the Chesapeake Option, the payment to the Company of $9 million in cash by Chesapeake, the redemption of the $18 million principal amount of Subordinated Notes held by Chesapeake for an aggregate cash payment by the Company of $18.2 million and the issuance of 3,194,000 shares of Common Stock to Chesapeake.

         Also in October 1997, the Company consummated the Bonray Acquisition, pursuant to which Bonray became a wholly owned subsidiary of the Company. In the Bonray Acquisition, the Company issued to DLB and DLJ 2,955,000 and 60,000 shares of Common Stock, respectively. See "Business--Formation and Acquisitions--The Bonray Acquisition."

         In November 1997, the Company and certain of its stockholders consummated the Initial Public Offering, pursuant to which the Company registered the sale of an aggregate of 11,040,000 shares of Common Stock. In the Initial Public Offering, the Company issued and sold 4,229,050 shares of Common Stock and certain stockholders of the Company sold 6,810,950 shares of Common Stock. The Company received net proceeds of $89.5 million for the shares sold by it in the Initial Public Offering. Through November 30, 1997 these net proceeds have been used as follows: (i) $8.1 million to purchase and install machinery and equipment, (ii) $24.2 million to repay indebtedness,
(iii) $817,125 to pay CIT in connection with the CIT Exercise and (iv) $56.4 million to place in temporary investments.

         On November 24, 1997, the Board of Directors of the Company approved the acquisition and refurbishment of nine additional drilling rigs as part of an $87 million capital expenditure budget. This budget includes $14.4 million for the refurbishment of four rigs in inventory, $42.6 million for the acquisition and refurbishment of six rigs from R.T. Oliver Drilling, Inc., $11.2 million for the acquisition of components and refurbishment to complete three additional rigs, $10 million for maintenance capital expenditures, including drill pipe, and $8.8 million for spare equipment. The schedule for rig refurbishment is expected to extend through the first quarter of 1999; however, the Company may accelerate or decelerate this schedule at any time and from time to time based on market conditions and other factors.

         The Company believes that the balance of the proceeds from the Initial Public Offering, cash flow from operations and, to the extent required, borrowings under the Loan Agreements will be sufficient to fund the Company's

1997 rig refurbishment program and to meet its other anticipated capital requirements for 1997. As of December 15, 1997, the Company had $27.5 million of borrowings outstanding under the Term Loan, no borrowings outstanding under the Revolving Loan and $2.5 million of borrowings outstanding under the Subordinated Notes, with $10 million of unused borrowing capacity under the Revolving Loan and cash or cash equivalents of approximately $54 million.

         On November 25, 1997, the Company entered into an agreement to acquire six rigs from R.T. Oliver Drilling, Inc. for $14 million. The Company expects to consummate this acquisition on or about January 9, 1998; however, because it is subject to the satisfaction of certain conditions, no assurance can be given that such transaction will be finally consummated.

         The Company continues to actively review possible acquisition opportunities. Except for the acquisition from R. T. Oliver Drilling, Inc. described above, the Company has no agreements to acquire additional businesses or equipment; however, suitable opportunities may arise in the future. The timing or success of any acquisition effort and the size of the associated potential capital commitments cannot be predicted at this time. In addition, there can be no assurance that adequate funding will be available on terms satisfactory to the Company.

RESULTS OF OPERATIONS

Comparison of Three Months Ended September 30, 1997 and 1996

                                                                            THREE MONTHS ENDED SEPTEMBER 30,
                                                                            --------------------------------
                                                                               1996               1997
Rig days worked(1)  . . . . . . . . . . . . . . . . . . . . . . . . . . .          502              3,006
Average revenues per day(2) . . . . . . . . . . . . . . . . . . . . . . .   $    4,952         $    6,024

Drilling revenues . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $2,486,000         18,107,000

Drilling costs(3) . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1,976,000         13,349,000
                                                                            ----------         ----------
Operating Margin  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  510,000         $4,758,000
----------------------------                                                ==========         ==========

(1) Rig days worked represents the number of rigs being marketed by the Company multiplied by the number of days during which such rigs are being operated, mobilized, assembled or dismantled while under contract. Rig days are a common measurement of both utilization rates and fleet size.

(2) Represents total contract drilling revenues (including mobilization revenues and reimbursement for fuel and other costs) divided by the total number of rig days worked by the Company's drilling rig fleet marketed during the period.

(3) Drilling costs exclude depreciation and amortization and general and administrative expenses.

         Drilling revenues increased approximately $15.6 million, or 628% to $18.1 million for the three months ended September 30, 1997, from $2.5 million for the three months ended September 30, 1996. Drilling revenues increased due to a 2,504 day, or 499%, increase in rig days worked, and a $1,072, or 22%, increase in the average revenue per day. The increase in days worked was a result of an increase in the average number of rigs owned and available for service. As of September 30, 1997, the Company had 36 rigs available for service. The increase in rigs available for service was principally the result of the Consolidation Transactions. Rig days worked consisted of 1,096 days worked in the Gulf Coast region and 1,910 days worked in the Mid-Continent region. Increases in revenues per day were a result of the overall increase in demand for land drilling rigs as reflected in the utilization rate increase from 87% to 94%.

         Drilling costs increased by approximately $11.3 million, or 576%, to $13.3 million for the three months ended September 30, 1997, as compared to $2 million for the three months ended September 30, 1996. The increase in drilling operating expenses was a direct result of the increase in the number of rigs owned and available for service and the corresponding 2,504 day increase in the days worked.

         Depreciation and amortization expense increased by $2 million, or 629%, to $2.3 million for the three months ended September 30, 1997, as compared to $312,000 for the three months ended September 30, 1996. The increase was primarily due to additional depreciation associated with the Consolidation Transactions.

         General and administrative expense increased by $297,000, or 198%, to $447,000 for the three months ended September 30, 1997, from $150,000 for the same period of 1996 due primarily to increased payroll costs associated with new management and increased corporate staff and increased legal fees due to the Company's acquisition activities.

         Interest expense was $1.2 million for the three months ended September 30, 1997. The Company had no outstanding debt for the three months ended September 30, 1996.

         Other income increased for the three months ended September 30, 1997 as compared to the three months ended September 30, 1996, primarily due to gains on the sale of assets.

Comparison of Nine Months Ended September 30, 1997 and 1996

                                                                                   NINE MONTHS ENDED SEPTEMBER 30,
                                                                                   --------------------------------
                                                                                          1996          1997
Rig days worked(1)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              1,438        5,786
Average revenues per day(2) . . . . . . . . . . . . . . . . . . . . . . . . . .             $4,678  $     5,740
Drilling revenues . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $6,728,000  $33,214,000
Drilling costs(3) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          5,244,000   24,246,000
                                                                                         ---------  -----------
Operating Margin  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $1,484,000  $ 8,968,000
----------                                                                              ==========  ===========


(1) Rig days worked represents the number of rigs being marketed by the Company multiplied by the number of days during which such rigs are being operated, mobilized, assembled or dismantled while under contract. Rig days are a common measurement of both utilization rates and fleet size.

(2) Represents total contract drilling revenues (including mobilization revenues and reimbursement for fuel and other costs) divided by the total number of rig days worked by the Company's drilling rig fleet marketed during the period.

(3) Drilling costs exclude depreciation and amortization and general and administrative expenses.

         Drilling revenues increased approximately $26.5 million, or 394%, to $33.2 million for the nine months ended September 30, 1997, from $6.7 million for the nine months ended September 30, 1996. Drilling revenues increased due to a 4,348 day, or 302%, increase in rig days worked, and a $1,062, or 23%, increase in the average revenue per day. The increase in days worked was a result of an increase in the average number of rigs owned and available for service. As of September 30, 1997, the Company had 36 rigs available for service. The increase in rigs available for service was principally the result of the Consolidation Transactions. Rig days worked consisted of 2,533 days worked in the Gulf Coast region and 3,253 days worked in the Mid-Continent region. Increases in revenues per day were a result of the overall increase in demand for land drilling rigs as reflected in the utilization rate increase from 87% to 94%.

         Drilling costs increased by approximately $19 million, or 362%, to $24.2 million for the nine months ended September 30, 1997, as compared to $5.2 million for the nine months ended September 30, 1996. The increase in drilling operating expenses was a direct result of the increase in the number of rigs owned and available for service and the corresponding 4,348 day increase in rig days worked.

         Depreciation and amortization expense increased by $4.2 million, or 576%, to $4.9 million for the nine months ended September 30, 1997, as compared to $727,000 for the nine months ended September 30, 1996. The increase was primarily due to additional depreciation associated with the Consolidation Transactions.

         General and administrative expense increased by $708,000, or 149%, to $1.2 million for the nine months ended September 30, 1997, from $473,000 for the same period of 1996, due primarily to increased payroll costs associated with new management and increased corporate staff and increased legal fees due to the Company's acquisition activities.

         Interest expense was $2.2 million for the nine months ended September 30, 1997. The Company had no outstanding debt for the nine months ended September 30, 1996.

         Other income increased for the nine months ended September 30, 1997 as compared to the nine months ended June 30, 1996, primarily due to gains on the sale of assets.

         For the nine months ended September 30, 1997, the income tax provision was $410,000. For the first nine months of 1996 the Company was not a taxable entity.

Comparison of Six Months Ended June 30, 1997 and 1996

                                                                                      SIX MONTHS ENDED JUNE 30,
                                                                                     --------------------------
                                                                                        1996          1997
Rig days worked(1)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         936           2,470
Average revenues per day(2) . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $    4,532     $     6,116

Drilling revenues . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $4,242,000     $15,107,000
Drilling costs(3) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3,268,000      10,897,000
                                                                                     ----------     -----------
Operating Margin  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  974,000     $ 4,210,000
                                                                                     ==========     ===========

__________

(1) Rig days worked represents the number of rigs being marketed by the Company multiplied by the number of days during which such rigs are being operated, mobilized, assembled or dismantled while under contract. Rig days are a common measurement of both utilization rates and fleet size.

(2) Represents total contract drilling revenues (including mobilization revenues and reimbursement for fuel and other costs) divided by the total number of rig days worked by the Company's drilling rig fleet marketed during the period.

(3) Drilling costs exclude depreciation and amortization and general and administrative expenses.

         Drilling revenues increased approximately $10.9 million, or 256% to $15.1 million for the six months ended June 30, 1997, from $4.2 million for the six months ended June 30, 1996. Drilling revenues increased due to a 1,534 day, or 164%, increase in rig days worked, and a $1,584, or 34.9%, increase in the average revenue per day. The increase in days worked was a result of an increase in the average number of rigs owned and available for service. As of June 30, 1997, the Company had 34 rigs available for service. The increase in rigs available for service was principally the result of the Consolidation Transactions. Rig days worked consisted of 1,305 days worked in the Gulf Coast region and 1,165 days worked in the Mid-Continent region. Increases in revenues per day were a result of the overall increase in demand for land drilling rigs as reflected in the utilization rate increasing from 87% to 97%.

         Drilling costs increased by approximately $7.6 million, or 233%, to $10.9 million for the six months ended June 30, 1997, as compared to $3.3 million for the six months ended June 30, 1996. The increase in drilling operating expenses was a direct result of the increase in the number of rigs owned and available for service and the corresponding 1,534 day increase in the days worked.

         Depreciation and amortization expense increased by $2.2 million, or 537%, to $2.6 million for the six months ended June 30, 1997 as compared to $415,000 for the six months ended June 30, 1996. The increase was primarily due to additional depreciation associated with the Consolidation Transactions.

         General and administrative expense increased by $411,000, or 127%, to $734,000 for the six months ended June 30, 1997, from $323,000 for the same period of 1996 due primarily to increased payroll costs associated with new management and increased corporate staff and increased legal fees due to the Company's acquisition activities.

         Interest expense was $982,000 for the six months ended June 30, 1997. The Company had no outstanding debt for the six months ended June 30, 1996.

         Other income decreased for the six months ended June 30, 1997 as compared to the six months ended June 30, 1996.

         For the six months ended June 30, 1997, the income tax benefit was $12,000. For the first six months of 1996 the Company was not a taxable entity.

Comparison of Years Ended December 31, 1996 and 1995

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                       ------------------------
                                                                                           1995         1996
Rig days worked(1)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,489       2,029
Average revenues per day(2) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $    4,973  $    4,826
Drilling revenues . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $7,405,000  $9,793,000
Drilling costs(3) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6,075,000   7,653,000
                                                                                          ---------  ----------
Operating Margin  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $1,330,000  $2,140,000
                                                                                         ==========  ==========

__________

(1) Rig days worked represents the number of rigs being marketed by the Company multiplied by the number of days during which such rigs are being operated, mobilized, assembled or dismantled while under contract. Rig days are a common measurement of both utilization rates and fleet size.

(2) Represents total contract drilling revenues (including mobilization revenues and reimbursement for fuel and other costs) divided by the total number of rig days worked by the Company's drilling rig fleet marketed during the period.

(3) Drilling costs exclude depreciation and amortization and general and administrative expenses.

         Drilling revenues increased approximately $2.4 million, or 32%, to $9.8 million for the year ended December 31, 1996 from $7.4 million for the year ended December 31, 1995. This improvement was due to an increase in the number of rig days worked offset by a decrease in the average revenue per day. Rig utilization also improved from 86% to 88% in 1996, due to an overall improvement in the contract drilling market.

         Drilling costs increased by $1.6 million, or 26%, to $7.7 million for the year ended December 31, 1996, from $6.1 million for the year ended December 31, 1995. This increase was primarily due to increased utilization and, to a lesser extent, increased direct labor costs.

         Depreciation and amortization expenses increased by $335,000, or 42%, to $1.1 million for the year ended December 31, 1996 from $791,000 for the year ended December 31, 1995. The increase in depreciation expense was primarily attributable to acquisition and refurbishment costs.

         General and administrative expenses decreased by $222,000 to $658,000 for the year ended December 31, 1996, from $880,000 for the year ended December 31, 1995, due to the discontinued allocation of expenses associated with the predecessor company.

         Interest expense remained fairly constant for the year end December 31, 1996 primarily as a result of the outstanding debt level remaining fairly constant. Interest rates during these periods remained relatively unchanged.

         Other income increased $197,000 from 1995 to 1996, primarily as a result of a loss recorded in 1995 in connection with the sale of certain assets.

         The Company's income tax expense of $163,000 in 1996 was attributable to the Company's profitable operations.

         The Company had net income of $267,000 in 1996 as compared to a net loss of $222,000 in 1995. The Company's net loss in 1995 includes net losses from the sale of assets, for which there was no similar transaction in 1996.

Comparison of Years Ended December 31, 1995 and 1994

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                       -----------------------
                                                                                           1994        1995
Rig days worked(1)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         2,047       1,489
Average revenues per day(2) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $    4,841  $    4,973

Drilling revenues . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $9,910,000  $7,405,000
Drilling costs(3) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8,572,000   6,075,000
                                                                                          ---------  ----------
Operating Margin  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $1,338,000  $1,330,000
                                                                                         ==========  ==========

__________

(1) Rig days worked represents the number of rigs being marketed by the Company multiplied by the number of days during which such rigs are being operated, mobilized, assembled or dismantled while under contract. Rig days are a common measurement of both utilization rates and fleet size.

(2) Represents total contract drilling revenues (including mobilization revenues and reimbursement for fuel and other costs) divided by the total number of rig days worked by the Company's drilling rig fleet marketed during the period.

(3) Drilling costs exclude depreciation and amortization and general and administrative expenses.

         Drilling revenues decreased $2.5 million, or 25%, to $7.4 million for the fiscal year ended December 31, 1995 from $9.9 million for the twelve months ended December 31, 1994. This decrease was primarily due to a decrease in the number of rig days worked, offset by an increase in rig utilization from 84% for the year ended December 31, 1994 to 86% for the year ended December 31, 1995 and an increase in average revenues per day from $4,841 during 1994 to $4,973 during 1995.

         Drilling costs decreased $2.5 million, or 29%, to $6.1 million for the year ended December 31, 1995, from $8.6 million for the twelve months ended December 31, 1994. This decrease in costs was due to a decrease in the Company's rig days worked.

         Depreciation and amortization expenses decreased $766,000, or 49%, to $791,000 for the year ended December 31, 1995 from $1.6 million for the twelve months ended December 31, 1994. This decrease was primarily due to a change in the estimated remaining lives of the Company's drilling rigs and other related drilling equipment. These changes were made to more closely approximate the remaining useful lives of such assets.

         General and administrative expenses increased approximately $94,000 to $880,000 for the year ended December 31, 1995 from $786,000 for the twelve months ended December 31, 1994 primarily due to increased personnel costs.

         Interest expense remained fairly constant for the year ended December 31, 1995. Interest rates and borrowings outstanding during these periods remained relatively unchanged.

         Other income decreased $500,000 from $366,000 in 1994 to a loss of $134,000 in 1995, primarily due to a loss on sale of assets for the year ended December 31, 1995 compared to a gain on sale of assets for the prior year.

         The Company had a net loss of $222,000 in 1995 as compared to a loss of $657,000 for the year ended December 31, 1994.

INFLATION AND CHANGING PRICES

         Contract drilling revenues do not necessarily track the changes in general inflation as they tend to respond to the level of activity on the part of the oil and gas industry in combination with the supply of equipment and the number of competing companies. Capital and operating costs are influenced to a larger extent by specific price changes in the oil and gas industry and to a lesser extent by changes in general inflation.

RECENT ACCOUNTING STANDARDS

         In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128, which is effective for periods ending after December 15, 1997, including interim periods, simplifies the standards for computing earnings per share and replaces the presentation of primary earnings per share with a presentation of basic earnings per share. Initial adoption of this standard is not expected to have a material impact on the Company's financial position or results of operations. Early adoption is not permitted.

                                    BUSINESS

GENERAL

         The Company is a leading provider of contract land drilling services to major and independent oil and gas companies and operates the fifth largest land drilling fleet in the United States. As of September 30, 1997, the Company's rig fleet consisted of 54 rigs (including 13 rigs acquired in the Bonray Acquisition), of which 48 were being marketed and six were to be refurbished and are expected to be placed in operation within the next 9 months. During the nine months ended September 30, 1997, the Company experienced a utilization rate of approximately 94% for its marketed rigs.

         The Company's fleet consists primarily of rigs capable of deep drilling applications (well depths of 15,000 feet or greater). The Company believes that deep rigs are and will continue to be in high demand due to improved deep drilling economics available to domestic oil and gas companies. Deep drilling targets are more attractive to oil and gas companies due to new technologies, including (i) three-dimensional seismic techniques, (ii) increasingly accurate down hole measurement devices and (iii) improved guidance systems and directional drilling motors for horizontal and directional wells. Examples of currently active deep drilling areas include the Tuscaloosa trend in Louisiana, the Pinnacle Reef trend in East Texas, the Anadarko and Arkoma basins in Oklahoma and the Austin Chalk in Texas and Louisiana.

         The Company's fleet includes 38 rigs capable of drilling to depths of 15,000 feet or greater, 25 of which are capable of drilling to depths of 20,000 feet or greater. Of these 38 rigs, 21 are diesel electric SCR rigs which offer operators superior control and efficiency, particularly in deep, directional or horizontal applications. Of the five largest domestic land drillers, the Company ranked first in average measured depth per well drilled for the nine month period ended September 30, 1997.

         The Company's fleet is concentrated in its two core operating regions -- the Mid-Continent region (which includes principally Oklahoma, North Texas and the Texas Panhandle) and the Gulf Coast region of Texas and Louisiana. At September 30, 1997, the Company had 35 rigs marketed in Oklahoma (including 11 of the rigs acquired in the Bonray Acquisition) and was the most active land drilling contractor in the state. In 1996, 1,835 onshore wells were drilled in Oklahoma, making it the third most active state for domestic onshore drilling. The Company's rigs operating in the Mid-Continent region are generally capable of drilling to depths of 10,000 feet or greater and are marketed by the Company to meet the specific well depth and mobility needs of producers in that region. See "-- Drilling Equipment and Supplies." At September 30, 1997, the Company had 13 rigs marketed in the Gulf Coast region, including 11 diesel electric SCR rigs. This region is characterized by significant drilling activity in deep, technically challenging formations for which the Company's rigs are particularly well suited. The Company believes that its high quality equipment, including diesel electric SCR rigs, powerful mud pumps and high horsepower drawworks, gives the Company a competitive advantage in attracting premium jobs with customers engaged in multi-well horizontal drilling programs. In May 1997, one of the Company's rigs drilled a horizontal well in the Gulf Coast region to a vertical depth of 18,700 feet before initiating a horizontal lateral of 3,239 feet. The Company believes this to be the deepest vertical depth at which a horizontal lateral has ever been initiated.

         The Company was formed in December 1996 as the successor to Anadarko, which owned ten rigs, including two rigs requiring refurbishment. At the time of its formation, the Company also purchased six rigs requiring refurbishment. See "-- Formation and Acquisitions." Since that time, the Company has aggressively pursued acquisitions of additional rigs and components and through December 1, 1997 had acquired 38 additional rigs (net of sales), 32 of which were acquired in connection with the purchases of Trend, Ward and Bonray and the remaining six of which were acquired pursuant to individual rig purchases. Some of these acquired rigs required refurbishment before the Company placed such rigs in service. Many of the acquired and refurbished rigs were put into service in May and June 1997, and therefore contributed to operating results for less than half of the nine month period ended September 30, 1997. The Company expects these rigs to be operational and to contribute to its profitability throughout the second half of 1997.

BUSINESS STRATEGY

         The Company believes that growth in earnings and cash flow can be achieved by pursuing the following business strategy:

         Operating a Technologically Advanced Rig Fleet. The Company has assembled its existing rig fleet, and will pursue further acquisitions, with the goal of operating one of the most technologically sophisticated land drilling fleets in the United States. Many of the Company's rigs include engines, pumps and drilling mud systems that represent the best drilling technology available and that the Company believes offer greater efficiencies for customers than many of the rigs available from its competitors. For example, by deploying its diesel electric SCR rigs with two or three high horsepower pumps and top drive drilling systems in challenging deep and horizontal drilling situations, the Company believes that it can reduce its customers' overall drilling costs, thus securing and enhancing its relationships with some of the most active operators in the domestic market. The Company is committed to making the capital investments required to maintain the technological sophistication and operational efficiencies of its fleet.

         Developing Deep Drilling Capabilities. The Company believes demand has been particularly strong for rigs capable of drilling deeper, more complex wells, including 1,500 horsepower and larger rigs, and has focused, and will continue to focus, on acquiring rigs with these capabilities. Management believes that demand and utilization rates for these types of rigs, particularly SCR rigs, will remain higher than for rigs with lesser depth capacities due to their greater operational flexibility and efficiency. At September 30, 1997, 70% of the Company's rig fleet (38 rigs) had deep drilling capability (15,000 feet or greater). In the nine months ended September 30, 1997, the Company's average depth per well drilled was 13,016 feet, compared to the national average of 7,100 feet.

         Focusing on Core Markets. The Company believes that its strong asset position and operating expertise in the Mid-Continent and Gulf Coast regions enable it to achieve operating efficiencies and to provide premium service to its customers in these markets. The Company is the second largest provider of drilling rigs in Oklahoma and is among the largest operators of deep rigs in the onshore Gulf Coast region.

         Developing and Maintaining Relationships with Strong Operators. In order to maximize the utilization rate of its rig fleet and to minimize exposure to market downturns, the Company seeks to maintain and build relationships with operators committed to active domestic drilling programs. The Company's largest current customers include Apache Corporation, Chesapeake, Enron Oil and Gas Company, Marathon Oil Company, Sonat Exploration Company and Union Pacific Resources Corporation. Each of these companies was among the most active onshore operators in the United States during the last three years. During the nine months ended September 30, 1997 (pro forma for the Consolidation Transactions), the three largest customers for the Company's contract drilling services were Chesapeake, Union Pacific Resources Corporation and Marathon Oil Company which accounted for approximately 22%, 7% and 7% of total revenues, respectively. See "Risk Factors -- Concentration of Customer Base."

         Acquiring and Refurbishing Additional Rigs and Related Equipment. The Company intends to continue acquiring additional rigs and related equipment, including top drive drilling systems. Additionally, the Company has experience in the acquisition of component parts from which rigs can be assembled or refurbished and intends to continue to seek opportunities for the expansion and enhancement of its rig fleet by such means. Since its formation and through December 1, 1997, the Company has acquired 38 land rigs (net of sales) in eight transactions. At September 30, 1997, after giving effect to the application of the proceeds of the Initial Public Offering, the Company would have had a total debt to total capitalization ratio of 10.1% and cash of $55.8 million, positioning the Company with the strong balance sheet needed to be an active acquiror of rigs and components.

DOMESTIC LAND DRILLING INDUSTRY OVERVIEW

         The land drilling industry is experiencing higher utilization, increasing day rates and improved financial performance as a result of a long-term decline in the supply of rigs and increased demand for rigs attributable to improved oil and gas industry fundamentals. Industry sources estimate that from its peak in 1982, the supply of domestic land rigs had fallen by 72% through October 1997 as a result of normal attrition, cannibalization of components to refurbish rigs, the inability of smaller competitors to raise capital needed to upgrade and modernize rigs and the export of rigs to international markets. Greater demand in the industry is evidenced by the increase in the active domestic land rig count to 1,032 in September 1997 from 790 in September 1996, according to data published by Baker Hughes Incorporated. The Company believes that the domestic land drilling industry is currently experiencing utilization rates of approximately 86% for actively marketed rigs. While these market conditions have led to increasing day rates in the Company's core areas, the Company does not believe that such rates have reached levels that would justify the construction of new rigs.

         Beyond the diminished size of the rig fleet, the domestic land drilling industry is also benefitting from improved fundamentals among domestic oil and gas exploration and production companies. In particular, new technologies and improved operating efficiencies have increased drilling success rates, lowered finding costs and enhanced the industry's profitability recently as compared to the late 1980's and early 1990's. In addition, the financial positions of many domestic oil and gas companies, and their access to additional capital, have improved in recent years, affording these companies the ability to fund aggressive drilling programs. From 1992 to 1996, the total equity market capitalization of 35 of the largest domestic exploration and production companies grew from approximately $255 billion to approximately $465 billion and their aggregate annual capital expenditures increased from $10.5 billion to $16.5 billion. The Company believes that these improved industry fundamentals have allowed oil and gas companies to maintain more consistently active drilling programs, even in periods of lower commodity prices.

         Much of the new technology being employed in the oil and gas industry has increased demand for rigs capable of drilling deeper wells efficiently and accurately. For example, more sophisticated and, longer life drilling motors and measurement-while-drilling devices have made deep horizontal drilling less expensive and more precise. Three- dimensional seismic techniques have also increased the demand for deep rigs. This technology permits geoscientists to develop a more complete understanding of deep, complex geology prior to drilling a well. As shallower fields continue to deplete, oil and gas companies are likely to continue to pursue deep drilling prospects to maintain or increase their production levels. While demand for land rigs capable of drilling greater than 15,000 feet has grown significantly, the supply of such rigs is limited, contributing to rapid increases in day rates for rigs with these capabilities.

         Driven by expectations of improved economic returns and the fundamentals discussed above, the domestic land drilling industry has experienced a period of significant consolidation. In 1996, approximately 33% of the footage drilled in the United States was drilled by only five contractors, down from 25 in 1993. This consolidation is ongoing, and the Company believes that approximately 26 transactions involving the acquisition of approximately 404 domestic land rigs have been announced from September 1996 through September 1997, including acquisitions by the Company.

FORMATION AND ACQUISITIONS

         Formation Transactions. The Company was formed in December 1996 through a series of affiliated entity transactions in which the Company became the successor to Anadarko, the contract drilling subsidiary of privately held APLP. In connection with the Formation Transactions (i) APLP contributed ten drilling rigs, including two rigs requiring refurbishment, for 2,000,000 shares of Common Stock, (ii) the Oliver Companies exchanged six drilling rigs requiring refurbishment for 1,600,000 shares of Common Stock and (iii) Energy Spectrum acquired 2,000,000 shares of Common Stock for cash. Additionally, Chesapeake entered into drilling contracts with two-year terms for six of the Company's rigs in consideration for the Chesapeake Option.

         Since the Formation Transactions, the Company has enhanced its original fleet through acquisitions and refurbishment of rigs as described below.

         Trend Acquisition. In May 1997, the Company completed the acquisition of Trend for $18 million in cash and 250,000 shares of Common Stock. Trend has operated a land drilling business in the Mid-Continent region since 1976.
Trend owned 14 rigs, including three diesel electric SCR rigs and six rigs with depth capacities of 15,000 feet or greater. The Company retained substantially all of Trend's operating personnel.

         Ward Acquisition. Also in May 1997, the Company acquired the assets of Ward for $8 million in cash, 400,000 shares of Common Stock and warrants to purchase an additional 200,000 shares of Common Stock. Ward has operated a land drilling business in the Mid-Continent region since 1981. In the Ward Acquisition, the Company acquired six drilling rigs, including three rigs with depth capacities of 15,000 feet or greater, further enhancing its presence in the Mid- Continent region. The Company retained substantially all of Ward's operating personnel.

         Bonray Acquisition. In October 1997, the Company acquired Bonray for 3,015,000 shares of Common Stock. Bonray has operated a land drilling business in the Mid-Continent region since 1980 and prior to its acquisition by the Company was a wholly owned subsidiary of DLB. In the Bonray Acquisition, the Company acquired 13 rigs, including seven rigs with depth capacities of 15,000 feet or greater and two diesel electric SCR rigs. As of September 30, 1997, 12 of Bonray's rigs were operating and under contract and one was awaiting refurbishment. The Bonray Acquisition further strengthens the Company's presence in the Mid-Continent region, making it the leading competitor in the Oklahoma market. The Company retained substantially all of Bonray's operating personnel.

         Individual Rig Acquisitions. In addition to the Trend, Ward and Bonray Acquisitions, the Company has invested $5.5 million to acquire six rigs in five transactions involving purchases of individual rigs or rig components. In August 1997, the Company sold one rig. See "Certain Relationships and Related Transactions -- Other Related Party Transactions and Arrangements."

         Refurbishment. The Consolidation Transactions included a number of rigs in need of refurbishment. From January 1, 1997 through September 30, 1997, the Company completed refurbishment of 12 rigs at an average cost of approximately $2.6 million per rig (including drill pipe). These rigs were placed in service at various dates between January and September 30, 1997. At September 30, 1997, the Company had six additional rigs in various stages of refurbishment. The Company placed two of such rigs in service during the fourth quarter of 1997 and expects to place three in the first quarter of 1998 and one in the second half of 1998. The Company expects the cost to refurbish these six rigs to average approximately $3.5 million per rig (including drill pipe).

DRILLING EQUIPMENT AND SUPPLIES

         A land drilling rig consists of various components, including engines, drawworks, a derrick or mast, substructure, pumps to circulate drilling fluid, blowout preventers, drill pipe and related equipment. The actual drilling capacity of a rig may be more or less than its rated drilling capacity due to numerous factors, including the length of its drill pipe and the drilling conditions of any particular well. The intended well depth and the drill site conditions determine the rig, drill pipe length and other equipment needed to complete a well. The Company's rigs can be relocated to areas where demand, well specifications and day rates allow for maximization of gross operating margins and utilization. Generally, land rigs operate with crews of five to six persons.

         The Company's fleet includes 21 rigs that are diesel electric SCR rigs and 33 that are mechanical rigs. Mechanical rigs utilize diesel engines to produce power that is transferred to drilling equipment, such as drawworks and pumps, by way of a compound consisting of a series of chains, sprockets and pneumatic clutches. SCR rigs employ diesel engines that generate alternating current electricity which is converted and transferred into amps as alternating current or direct current electricity, which in turn drives electric motors powering the drilling equipment. The Company believes that SCR rigs offer a number of advantages over mechanical rigs. SCR rigs enable flexible power distribution to selected individual drilling equipment components, providing for more precise drilling control and efficient operation. SCR rigs are also quieter and safer because the diesel engines are typically located away from the rig floor and well bore, allowing for better communication among rig crews. SCR rigs are also more easily adapted to the use of top drive drilling systems which are typically electrically powered. The Company has developed a fleet that uses the advanced drilling technology of diesel electric SCR rigs to provide greater efficiencies to its customers, especially in deep drilling, horizontal and directional applications, and uses mechanical rigs primarily in areas such as the Mid-Continent region where operators target shallower well depths and require more frequent mobility.

         In addition to its SCR rigs, the Company has focused its acquisitions on rigs with efficient and flexible drilling mud systems as well as high horsepower drawworks and mud pumps, features which give the Company a competitive advantage in attracting premium jobs with customers engaged in multi-well horizontal drilling programs. The majority of the Company's rigs employ diesel engines manufactured by Caterpillar, Inc. as the rigs' main power sources. The Company believes that such engines are lighter and more fuel efficient than other available engines, thus saving the Company and its customers money in terms of lower trucking costs and reduced fuel consumption.

         Finally, the Company has begun equipping certain of its deep drilling rigs with top drive drilling systems. Top drives provide the Company's customers with greater control in transferring horsepower to the bit, precise orientation of drilling tools while drilling complex directional wells, and reduced incidence of stuck drill pipe in high risk areas. Moreover, top drives enable the contractor to drill in 90 foot sections (as opposed to conventional 45 foot sections), a capability which reduces connection time, and are safer for rig employees and equipment during tubular handling operations and in well control situations. Currently, the Company has four rigs equipped with top drives and anticipates using a portion of the proceeds of the Initial Public Offering for the purchase of additional top drives.


                                   RIG FLEET

         The following table identifies certain information as of September 30, 1997 regarding the rigs owned and operated by the Company (including 13 rigs acquired in the Bonray Acquisition).

                                                               HORSEPOWER
        DEPTH                                          --------------------------
 RIG  CAPACITY                                 RIG                                     CURRENT              CURRENT
 NO.    (FT.)          DRAWWORKS             TYPE(1)   DRAWWORKS(2)    TOTAL(3)        OPERATOR              STATUS
GULF COAST REGION
21      30,000  Continental Emsco C-3       SCR            3,000         4,400     UPR                    Working
24      25,000  National 1320-UE            SCR            2,000         3,960                            Refurbishing
11      25,000  Mid Continent U-1220-EB     SCR            2,500         3,600     Chesapeake             Working
12      25,000  Mid Continent U-1220-EB     SCR            2,500         3,600     Chesapeake             Working
14      25,000  Mid Continent U-1220-EB     SCR            2,500         3,600     Chesapeake             Working
15      25,000  Mid Continent U-1220-EB     SCR            2,500         3,600     Chesapeake             Working
16      25,000  Mid Continent U-1220-EB(4)  SCR            2,500         3,600     Chesapeake             Working
17      25,000  Mid Continent U-1220-EB     SCR            2,500         3,600     UPR                    Working
18      25,000  Mid Continent U-1220-EB     SCR            2,500         3,600     Chesapeake             Working
23      25,000  Gardner Denver 1500-E       SCR            2,000         3,600                            Refurbishing
22      25,000  National 1320-UE (4)        SCR            2,000         3,300     Chesapeake             Working
40      25,000  National 1320-UE            SCR            2,000         3,300     UPR                    Working
20      20,000  Oilwell 840-E               SCR            1,500         2,700     UPR                    Working
 7      20,000  Mid Continent U-914-C       Mechanical     1,500         2,700     Oryx                   Working
 4      18,000  Mid Continent U-712-A       Mechanical     1,200         2,700     Chesapeake             Working
39      16,000  Ideco E-900                 SCR              900         2,350                            Refurbishing

MID-CONTINENT REGION
10      25,000  Mid Continent U-1220-EB     SCR            2,500         3,600     Apache                 Working
63      25,000  Gardner Denver 1500-E       SCR            2,000         3,300     Pioneer                Working
46      25,000  BDW 1350                    Mechanical     2,000         2,900     Marathon               Working
60      25,000  National 1320-M             Mechanical     2,000         2,700     SMR                    Working
52      25,000  National 1320-M             Mechanical     2,000         2,700     Toklan                 Working
35      20,000  National 110-UE             SCR            1,500         3,300     Vastar                 Working
59      20,000  Oilwell 860                 Mechanical     1,500         2,700     St. Mary Operating     Working
19      20,000  Continental EMSCO C-1       SCR            1,500         2,700     Burlington             Working
62      20,000  Mid Continent U914          SCR            1,500         2,700     Unit Petroleum         Working
36      20,000  National 110-M              Mechanical     1,500         2,700     Sonat                  Working
61      20,000  National 110-M              Mechanical     1,500         2,700     Sanguine               Working
 5      16,000  Gardner Denver 800          Mechanical     1,000         2,900     Anadarko               Working
31      16,000  Gardner Denver 800-E        SCR            1,000         2,200     Anadarko               Working
27      16,000  National 80-B               Mechanical     1,000         1,650                            Refurbishing
 8      16,000  National 80-B               Mechanical     1,000         1,650     Chesapeake             Working

                                                               HORSEPOWER
        DEPTH                                          --------------------------
 RIG  CAPACITY                                 RIG                                     CURRENT              CURRENT
 NO.    (FT.)          DRAWWORKS             TYPE(1)   DRAWWORKS(2)    TOTAL(3)        OPERATOR              STATUS

51      16,000  Oilwell 760                 Mechanical     1,000         1,650     Brigham                Working
47      16,000  Ideco H-900                 Mechanical       900         1,650                            Refurbishing
33      15,000  Brewster N-46               Mechanical     1,000         2,000     Sonat                  Working
34      15,000  Ideco E-900                 SCR              900         1,800     Sonat                  Working
32      15,000  BDW 800 MI                  Mechanical     1,000         1,650     Sonat                  Working
42      15,000  Gardner Denver 700          Mechanical       800         1,650     Seagull                Working
44      15,000  Gardner Denver 700          Mechanical       800         1,650     Enron                  Working
26      14,000  National 610                Mechanical       750         1,650     ONEOK                  Working
41      14,000  Mid Continent U-36A         Mechanical       600         1,650     Enron                  Working
38      13,000  Mid Continent U-36A         Mechanical       600         1,650     Texaco                 Working
29      13,000  Continental Emsco D-2       Mechanical       750         1,450     National Energy        Working
 9      12,000  Gardner Denver 500          Mechanical       650         2,250     Universal Resources    Working
57      12,000  National 55                 Mechanical       550         2,000     St. Mary Operating     Working
53      12,000  Unit U-40                   Mechanical       850         1,650     Avalon                 Working
58      12,000  Ideco 750                   Mechanical       750         1,650     Oryx                   Working
43      12,000  Superior 700                Mechanical       650         1,450                            Available
45      12,000  Gardner Denver 500          Mechanical       650         1,450     Anadarko               Working
37      11,000  Gardner Denver 500          Mechanical       650         1,900                            Available
28      11,000  BDW 650                     Mechanical       650         1,350     National Energy        Working
56      10,000  Cooper LTD 750              Mechanical       750         1,550     Kilpatrick             Working
30      10,000  Brewster N-42               Mechanical       550         1,725     Cross Timbers          Working
54      10,000  National 50-A               Mechanical       450           900                            Refurbishing
55       7,500  Cooper LTD 550              Mechanical       550         1,400     Keener Oil             Working
----------

(1) "SCR" denotes a diesel electric silicon controlled rectifier rig. "Mechanical" denotes a mechanical rig powered by diesel engines.
(2) Drawworks horsepower represents the amount of input power required to achieve the maximum hoisting capability of the drawworks.
(3) Total horsepower represents the maximum horsepower produced by a rig's diesel engines for consumption by the drilling equipment.

(4) Rigs 16 and 22 in the Gulf Coast region are each equipped with National PS350/500 top drives.

         Drilling rigs and related equipment deteriorate over time unless they are operated and maintained properly. The Company strives to keep its drilling rigs well maintained and technologically competitive. An active maintenance program during the life of a drilling rig permits the maintenance, replacement and upgrading of its components on an individual basis. Over the life of a typical drilling rig, major components, such as engines, pumps, drawworks and drill pipe, are replaced or rebuilt on a periodic basis as required while other components, such as the mast and substructure, can be utilized for extended periods of time with proper maintenance.

         There is a general shortage of certain drilling equipment and supplies used in the Company's business and the Company believes these shortages may intensify. Because, until recent years, the land drilling industry was characterized by an oversupply of land rigs, rig manufacturers have generally focused on the production of more expensive offshore rigs and rig equipment.
As a result, most rig manufacturers are not currently building new land rigs and those manufacturers that are building new land rigs and components charge premium prices (approximately $13 million for a new 2,000 horsepower rig) and require that orders be placed at least 120 days in advance of requested delivery. The limited availability of new rigs and equipment has caused land rig owners and operators, including the Company, to maintain and enhance their fleets primarily through acquisitions and refurbishments using previously manufactured rig components and equipment. As the land drilling industry continues to refurbish rigs using existing components and equipment, the available supply of such components and equipment continues to deplete. Additionally, a shortage of drill pipe in the contract drilling industry has caused the price of drill pipe to increase by more than 54% over the past 24 months and has required orders for new drill pipe to be placed at least one year in advance of expected use. The Company has established arrangements to meet its current needs for certain necessary drilling equipment and supplies, including drill pipe, on satisfactory terms, but there can be no assurance that it will continue to be able to do so. Accordingly, there can be no assurance that the Company will not experience shortages of, or material price increases in, drilling equipment and supplies, including drill pipe, in the future. Any such shortages could delay and adversely affect the Company's ability to refurbish its inventory rigs and obtain contracts for its marketed rigs.

CONTRACT DRILLING OPERATIONS

         The Company's drilling rigs are employed under individual contracts which extend either over a stated period of time or the time required to drill a well or a number of wells. Drilling contracts are obtained through either a competitive bidding process or as a result of direct negotiations with customers. Terms of the Company's drilling contracts vary based on factors such as the complexity and risk of operations, on-site drilling conditions, type of equipment used and the anticipated duration of the work to be performed. Contracts are typically entered into on a single well basis and obligate the Company to pay certain operating expenses, including wages of drilling personnel, maintenance expenses and costs for incidental rig supplies, equipment and local office facilities. Contracts generally are subject to termination by the customer on short notice, but are sometimes written on a firm basis for a specified number of wells or years. The Company has ongoing relationships with a number of customers that often engage a specific rig for the drilling of consecutive wells.

         At September 30, 1997, all of the Company's marketed rigs were operating under daywork contracts and one rig to be acquired in the Bonray Acquisition was operating under a footage contract. The Company and its predecessors in the past have performed drilling services under footage and turnkey contracts and the Company may do so again in the future. Revenues from daywork contracts accounted for approximately 98% of total drilling revenues (excluding mobilization revenues) during the nine months ended September 30, 1997, with the remainder from footage contracts.

         Daywork Contracts. Under daywork contracts, the Company provides a drilling rig with required personnel to the operator, who supervises the drilling of the well. The Company is paid based on a negotiated fixed rate per day while the rig is utilized. The rates for the Company's services depend on market and competitive conditions, the nature of the operations to be performed, the duration of the work, the equipment and services to be provided, the geographic area involved and other variables. Lower rates may be paid when the rig is in transit, or when drilling operations are interrupted or restricted by equipment breakdowns, actions of the customer or adverse weather conditions or other conditions beyond the control of the Company. In addition, daywork contracts typically provide for a lump sum fee for the mobilization and demobilization of the drilling rig. Daywork drilling contracts generally specify the type of equipment to be used, the size of the hole and the depth of the well. Under a daywork drilling contract, the customer bears a large portion of out-of-pocket costs of drilling and the Company generally bears no part of the usual capital risks associated with oil and gas exploration (such as time delays for various reasons, including stuck drill pipe and blowouts).

         Footage and Turnkey Contracts. Under footage contracts, the Company is paid a fixed amount for each foot drilled, regardless of the time required or the problems encountered in drilling the well. The Company pays more of the out-of-pocket costs associated with footage contracts compared to daywork contracts. Under turnkey contracts, the Company contracts to drill a well to an agreed depth under specified conditions for a fixed price, regardless of the time required or the problems encountered in drilling the well. The Company provides technical expertise and engineering services, as well as most of the equipment required for the well, and is compensated when the contract terms have been satisfied. Turnkey contracts afford an opportunity to earn a higher return than would normally be available on daywork or footage contracts if the contract can be completed successfully without complications.

         The risks to the Company under footage and turnkey contracts are substantially greater than under daywork contracts because the Company assumes most of the risks associated with drilling operations generally assumed by the operator in a daywork contract, including risk of blowout, loss of hole, lost or damaged drill pipe, machinery breakdowns, abnormal drilling conditions and risks associated with subcontractors' services, supplies, cost escalation and personnel. See "Risk Factors -- Risks Associated with Footage and Turnkey Drilling."

CUSTOMERS AND MARKETING

         The Company's customers include major oil companies and independent oil and gas producers. During the nine months ended September 30, 1997 (pro forma for the Consolidation Transactions), the three largest customers for the Company's contract drilling services were Chesapeake, Union Pacific Resources Corporation and Marathon Oil Company, which accounted for approximately 22%, 7% and 7% of total revenues, respectively.

         In December 1996, Chesapeake and its operating subsidiary (collectively referred to in this paragraph as "Chesapeake") entered into drilling contracts (the "Chesapeake Drilling Agreements") with the Company pursuant to which Chesapeake agreed to engage six of the Company's rigs for two-year terms. Each of the Chesapeake Drilling Agreements provides that the Company will utilize a specified rig to drill wells at locations and to well depths as directed by Chesapeake. The Company is compensated on a daywork basis at rates that are subject to annual upward adjustments, in November of each year, to approximately $100 per day less than the average then-current market rates for the areas of operation. In the event that the Company and Chesapeake are unable to agree on the appropriate rate adjustment for a particular rig, the Company will have the option to terminate the contract for such rig at the conclusion of operations at the well then being drilled. The Company has the option to extend the Chesapeake Drilling Agreements with respect to any two of the rigs for two additional years on the same terms provided in the Chesapeake Drilling Agreements. Chesapeake has the option to extend each of the other four individual drilling contracts for two additional years on the same terms. Any of the Chesapeake Drilling Agreements may be terminated by either party in the event of total loss, destruction or major breakdown of the applicable rig. The Company believes that the existence of the Chesapeake Drilling Agreements has enabled it to obtain financing on more favorable terms than would otherwise have been available. See "Certain Relationships and Related Transactions -- The Formation Transactions -- Chesapeake Drilling Agreements."

         The Company enters into informal, nonbinding commitments with many of its customers to provide drilling rigs for future periods at agreed upon rates plus fuel and mobilization charges, if applicable, and escalation provisions. This practice is customary in the land drilling business during times of tightening rig supply. Although neither the Company nor the customer is legally required to honor these commitments, the Company strives to satisfy such commitments in order to maintain good customer relations.

         The Company's sales force consists of industry professionals with significant land drilling sales experience who utilize industry contacts and available public data to determine how to most appropriately market available rigs.

COMPETITION

         The contract drilling industry is a highly competitive and fragmented business characterized by high capital and maintenance costs. As a result, even though the Company has the fifth largest active land drilling rig fleet in the United States, the Company believes that such fleet represents a market share of approximately 6% of the domestic land drilling industry. Drilling contracts are usually awarded through a competitive bid process and, while the Company believes that operators consider factors such as quality of service, type and location of equipment, or the ability to provide ancillary services, price and rig availability are the primary factors in determining which contractor is awarded a job. Certain of the Company's competitors have greater financial and human resources than the Company, which may enable them to better withstand periods of low rig utilization, to compete more effectively on the basis of price and technology, to build new rigs or acquire existing rigs and to provide rigs more quickly than the Company in periods of high rig utilization.

         Competition in the market for drilling rigs has caused substantial increases in the acquisition prices paid for rigs in recent months. Such competition could adversely affect the Company's growth strategy if it is unable to purchase additional drilling rigs or related equipment on favorable terms. See "Risk Factors -- Competition" and "-- Management of Growth; Risks of Acquisition Strategy."

OPERATING HAZARDS AND INSURANCE

         The Company's operations are subject to many hazards inherent in the land drilling business, including, for example, blowouts, cratering, fires, explosions, loss of well control, loss of hole, damaged or lost drill strings and damage or loss from inclement weather. These hazards could cause personal injury or death, serious damage to or destruction of property and equipment, suspension of drilling operations, or substantial damage to the environment, including damage to producing formations and surrounding areas. Generally, the Company seeks to obtain indemnification from its customers by contract for certain of these risks. To the extent not transferred to customers by contract, the Company seeks protection against certain of these risks through insurance, including property casualty insurance on its rigs and drilling equipment, commercial general liability and commercial contract indemnity, commercial umbrella and workers' compensation insurance.

         The Company's insurance coverage for property damage to its rigs and drilling equipment is based on the Company's estimate of the cost of comparable used equipment to replace the insured property. There is a deductible per occurrence on rigs and equipment of $500,000.

         The Company's third party liability insurance coverage under the general policy is $1 million per occurrence, with a self insured retention of $100,000 per occurrence. The commercial umbrella policy has a self insured retention of $10,000 per occurrence with coverage of $5 million per occurrence. The Company believes that it is adequately insured for public liability and property damage to others with respect to its operations. However, such insurance may not be sufficient to protect the Company against liability for all consequences of well disasters, extensive fire damage or damage to the environment. See "Risk Factors -- Operating Hazards and Uninsured Risks."

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

General

         The Company's operations are affected from time to time in varying degrees by political developments and federal, state and local laws and regulations. In particular, oil and gas production, operations and economics are or have been affected by price controls, taxes and other laws relating to the oil and gas industry, by changes in such laws and by changes in administrative regulations. Although significant capital expenditures may be required to comply with such laws and regulations, to date, such compliance costs have not had a material adverse effect on the earnings or competitive position of the Company. In addition, the Company's operations are vulnerable to risks arising from the numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection.

Environmental Regulation

         The Company's activities are subject to existing federal, state and local laws and regulations governing environmental quality, pollution control and the preservation of natural resources. Such laws and regulations concern, among other things, air emissions, the containment, disposal and recycling of waste materials, and reporting of the storage, use or release of certain chemicals or hazardous substances. Numerous federal and state environmental laws regulate drilling activities and impose liability for discharges of waste or spills, including those in coastal areas. The Company has conducted drilling activities in or near ecologically sensitive areas, such as wetlands and coastal environments, which are subject to additional regulatory requirements. State and federal legislation also provide special protections to animal and marine life that could be affected by the Company's activities. In general, under various applicable environmental programs, the Company may potentially be subject to regulatory enforcement action in the form of injunctions, cease and desist orders and administrative, civil and criminal penalties for violations of environmental laws. The Company may also be subject to liability for natural resource damages and other civil claims arising out of a pollution event.

         Except for the handling of solid wastes directly generated from the operation and maintenance of the Company's drilling rigs, such as waste oils and wash water, it is the Company's practice to require its customers to contractually assume responsibility for compliance with environmental regulations. Laws and regulations protecting the environment have become more stringent in recent years, and may, in certain circumstances, impose strict liability, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. Such laws and regulations may expose the Company to liability for the conduct of or conditions caused by others, or for acts of the Company which were in compliance with all applicable laws at the time such acts were performed. The application of these requirements or adoption of new requirements could have a material adverse effect on the Company.

         Environmental regulations that affect the Company's customers also have an indirect impact on the Company. Increasingly stringent environmental regulation of the oil and gas industry has led to higher drilling costs and a more difficult and lengthy well permitting process.

         The primary environmental statutory and regulatory programs that affect the Company's operations include the following:

         Oil Pollution Act and Clean Water Act. The Oil Pollution Act of 1990 ("OPA") amends certain provisions of the federal Water Pollution Control Act of 1972, commonly referred to as the Clean Water Act ("CWA"), and other statutes as they pertain to the prevention of and response to spills or discharges of hazardous substances or oil into navigable waters. Under OPA, a person owning or operating a facility or equipment (including land drilling equipment) from which there is a discharge or threat of a discharge of oil into or upon navigable waters and adjoining shorelines is liable, regardless of fault, as a "responsible party" for removal costs and damages. Federal law imposes strict, joint and several liability on facility owners for containment and clean-up costs and certain other damages, including natural resource damages, arising from a spill.

         The United States Environmental Protection Agency ("EPA") is also authorized to seek preliminary and permanent injunctive relief and, in certain cases, criminal penalties and fines. State laws governing the control of water pollution also provide varying civil and criminal penalties and liabilities in the case of releases of petroleum or its derivatives into surface waters or into the ground. In the event that a discharge occurs at a well site at which the Company is conducting drilling or pressure pumping operations, the Company may be exposed to claims that it is liable under the CWA or similar state laws.

         Certain of the Company's operations are also subject to EPA regulations, including regulations that require the preparation and implementation of spill prevention control and countermeasure ("SPCC") plans to address the possible discharge of oil into navigable waters. Where so required, the Company has SPCC plans in place.

         Superfund. The Comprehensive Environmental, Response, Compensation, and Liability Act, as amended ("CERCLA"), also known as the "Superfund" Law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons with respect to the release of a "hazardous substance" into the environment. These persons include (i) the current owner and operator of a facility from which hazardous substances are released, (ii) owners and operators of a facility at the time any hazardous substances were disposed, (iii) generators of hazardous substances who arranged for the disposal or treatment at or transportation to such facility of hazardous substances and (iv) transporters of hazardous substances to disposal or treatment facilities selected by them. The Company may be responsible under CERCLA for all or part of the costs to clean up sites at which hazardous substances have been released. To date, however, the Company has not been named a potentially responsible party under CERCLA or any similar state Superfund laws.

         Hazardous Waste Disposal. The Company's operations involve the generation or handling of materials that may be classified as hazardous waste and subject to the federal Resource Conservation and Recovery Act and comparable state statutes. The EPA and various state agencies have limited the disposal options for certain hazardous and nonhazardous wastes and is considering the adoption of stricter handling and disposal standards for nonhazardous wastes.

         As part of the Bonray Acquisition, the Company acquired an equipment yard which may require certain expenditures or remedial actions for the removal or cleanup of contamination. In exchange for a $1 million cash payment to the Company at closing, the Company did not require DLB to indemnify the Company with respect to such expenditures or remedial actions. While the Company has not yet had an opportunity to review whether and to what extent such expenditures or remedial actions may be necessary or advisable, based on the presently available information, the Company does not believe that such expenditures will exceed $1 million. Management believes that the Company and its operations are in material compliance with applicable environmental laws and regulations.

Health and Safety Matters

         The Company's facilities and operations are also governed by laws and regulations, including the federal Occupational Safety and Health Act ("OSHA"), relating to worker health and workplace safety. As an example, the Occupational Safety and Health Administration has issued the Hazard Communication Standard ("HCS") requiring employers to identify the chemical hazards at their facilities and to educate employees about these hazards. HCS applies to all private-sector employers, including the oil and gas exploration and producing industry. HCS requires that employers assess their chemical hazards, obtain and maintain certain written descriptions of these hazards, develop a hazard communication program and train employees to work safely with the chemicals on site. Failure to comply with the requirements of the standard may result in administrative, civil and criminal penalties. The Company believes that appropriate precautions are taken to protect employees and others from harmful exposure to materials handled and managed at its facilities and that it operates in substantial compliance with all OSHA regulations. While it is not anticipated that the Company will be required in the near future to expend material amounts by reason of such health and safety laws and regulations, the Company is unable to predict the ultimate cost of compliance with these changing regulations.

FACILITIES AND OTHER PROPERTY

         The Company leases approximately 7,500 square feet of office space for its principal executive offices in Oklahoma City, Oklahoma at a cost of approximately $7,000 per month. In addition, the Company owns approximately ten acres of land in El Reno, Oklahoma and five acres of land in Weatherford, Oklahoma that it uses for rig storage and maintenance. The Company has negotiated the lease of a facility in Houston, Texas that includes approximately 5,000 square feet of warehouse space and 1,300 square feet of office space. As part of the Bonray Acquisition, the Company acquired approximately 40 acres of land in Oklahoma City with facilities including 3,600 square feet of office space, an 8,000 square foot repair shop and three warehouses. The Company considers all of its facilities to be in good operating condition and adequate for their present uses.

EMPLOYEES

         As of December 15, 1997, the Company had approximately 910 employees, of which approximately 110 were salaried and approximately 800 were employed on an hourly basis. None of the Company's employees is represented by any collective bargaining unit. Management believes that the Company's relationship with its employees is good.

LEGAL PROCEEDINGS

         The Company is involved in litigation from time to time in the ordinary course of its business. As of September 30, 1997, the Company was not a party in any commercial litigation, but was involved in several workers' compensation claims. Management does not believe that any litigation in which the Company currently is involved, individually or in the aggregate, is material to the Company's financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information regarding the Company's directors and executive officers, including their respective ages.

       NAME                                                       AGE                    POSITION
James E. Brown  . . . . . . . . . . . . . . . . . . . . . . . . .   45     Chairman of the Board, President and Chief
                                                                           Executive Officer
Edward S. Jacob, III  . . . . . . . . . . . . . . . . . . . . . .   45     Executive Vice President -- Operations &
                                                                           Marketing
David E. Grose  . . . . . . . . . . . . . . . . . . . . . . . . .   45     Vice President and Chief Financial Officer
Carl B. Anderson, III . . . . . . . . . . . . . . . . . . . . . .   42     Director
Mark Liddell  . . . . . . . . . . . . . . . . . . . . . . . . . .   43     Director
Merrill A. Miller, Jr . . . . . . . . . . . . . . . . . . . . . .   47     Director
Sidney L. Tassin  . . . . . . . . . . . . . . . . . . . . . . . .   40     Director
Lew O. Ward . . . . . . . . . . . . . . . . . . . . . . . . . . .   67     Director

         James E. Brown is Chairman of the Board and has served as President and Chief Executive Officer and as a director of the Company since its formation in 1996. From 1992 until joining the Company in 1996, Mr. Brown served as President of Anadarko Drilling Company, an Oklahoma general partnership and the predecessor of the Company. From 1982 through 1992, Mr. Brown served as Chief Financial Officer of AnSon Gas Corporation and its predecessor entities. From 1979 through 1982, Mr. Brown served as Vice President, Treasurer and Controller of Blocker Energy Corporation. Prior thereto, Mr. Brown served as an accountant in various positions with Arthur Andersen & Co.

         Edward S. Jacob, III has served as Executive Vice President -- Operations & Marketing since April 1997 and prior thereto served as Vice President of Operations and Marketing for the Company since its formation. From 1983 until joining the Company, Mr. Jacob was employed by Helmerich & Payne International Drilling Co., serving as U.S. Marketing Manager from 1990 through 1996. Mr. Jacob is a Director of the International Association of Drilling Contractors ("IADC"), serving on its Contracts and Marketing Committee, and is a former IADC Chapter Chairman.

         David E. Grose has served as Vice President and Chief Financial Officer of the Company since July 1997. Prior to joining the Company, Mr. Grose was affiliated with Alexander Energy Corporation from its inception in March 1980, serving from 1987 through 1996 as a director and Vice President, Treasurer and Chief Financial Officer. In August 1996, National Energy Group acquired Alexander Energy Corporation and Mr. Grose served as Vice President -- Finance and Treasurer through February 1997.

         Carl B. Anderson, III has served as a director of the Company since its formation in December 1996. Since 1994, Mr. Anderson has served as Managing General Partner and Chief Executive Officer of APLP, a diversified energy company and parent of Anadarko, the Company's predecessor. From 1978 through 1994, Mr. Anderson served in various capacities for APLP.

         Mark Liddell has served as a director of the Company since November 1997. Since 1991, Mr. Liddell has served in various capacities for DLB, including President since October 1994 and Vice President from 1991 to 1994. Mr. Liddell is a Director of DLB and Davidson Oil & Gas, Inc. From 1991 to May 1995, Mr. Liddell served as a Director of TGX Corporation, a publicly traded oil and gas company, and from 1989 to 1990, Mr. Liddell served as a Director of Kaneb Services, Inc., a publicly traded industrial services and pipeline transportation company.

         Merrill A. Miller, Jr. has served as a director of the Company since October 1997. Since February 1996, Mr. Miller has served in various capacities for National-Oilwell, Inc., a publicly traded oilfield services company, including President of its Products & Technology Group since May 1997, Vice President and General Manager of Drilling Systems since July 1996 and Vice President of Marketing, Drilling Systems from February 1996 through July 1996. Prior thereto, Mr. Miller served in various capacities for Anadarko, the Company's predecessor, from January 1995 through February 1996. From May 1980 through January 1995, Mr. Miller served in various capacities with Helmerich & Payne International Drilling Co., including Vice President of U.S. Operations.

         Sidney L. Tassin has served as a director of the Company since its formation in 1996. Since March 1996, Mr. Tassin has been the President of Energy Spectrum Capital LP, the general partner of Energy Spectrum, an equity fund that invests in the energy industry. From 1980 to 1994, Mr. Tassin was associated with MESA Inc., serving in various financial executive capacities, including Vice President -- Finance from 1986 to 1988 and President of BTC Partners Inc., a financial and strategic consultant to MESA Inc., from 1988 to 1994.

         Lew O. Ward has served as a director of the Company since May 1997. Since 1981, Mr. Ward has served as Chairman and Chief Executive Officer of Ward Petroleum Corporation, an independent oil and gas company founded by Mr. Ward. Mr. Ward is a former Director and Area Vice President of the Independent Petroleum Association of America ("IPAA") and currently serves as Chairman of the IPAA.

BOARD OF DIRECTORS

         Board Composition. The Board is currently composed of six directors. Directors are elected for one-year terms at each annual meeting of stockholders. Three of the Company's current directors were elected pursuant to the terms of the Stockholders and Voting Agreement. See "Certain Relationships and Related Transactions -- Stockholders and Voting Agreement."

         Board Committees. The Company has established two standing committees of the Board: a Compensation Committee and an Audit Committee. The current members of the Compensation Committee are Carl B. Anderson, III and Sidney L. Tassin. The Compensation Committee recommends to the Board the base salaries and incentive bonuses for the officers of the Company and is charged with administering the Company Stock Plans. The current members of the Audit Committee are Merrill A. Miller, Jr., Sidney L. Tassin and Lew O. Ward. The Audit Committee reviews the functions of the Company's management and independent auditors pertaining to the Company's financial statements and performs such other related duties and functions as are deemed appropriate by the Audit Committee or the Board. The Board does not have a standing nominating committee or other committee performing similar functions.

         Director Compensation. Directors who are also employees of the Company are not compensated for service on the Board or on any committee of the Board. Non-employee directors of the Company receive an annual retainer of $10,000. Additionally, all directors of the Company are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board or committees thereof. In October 1997, the Company adopted the Director Stock Plan pursuant to which each non-employee director is entitled to receive (i) upon such director's initial election to the Board, an option to purchase 15,000 shares of Common Stock and (ii) immediately following each annual meeting at which such director is reelected to the Board, an option to purchase 5,000 shares of Common Stock. Such non-employee directors are also entitled under the Director Stock Plan to elect to receive options to purchase Common Stock in lieu of their annual cash retainer and to receive certain other stock option awards. Directors who are also employees of the Company are not eligible to receive awards under the Director Stock Plan. See "-- 1997 Non-Employee Directors' Stock Option Plan."

EXECUTIVE COMPENSATION

         Because the Company was formed in December 1996, total compensation awarded to or earned by James E. Brown, the Chairman of the Board, President and Chief Executive Officer of the Company, for the Company's last fiscal year included $9,167 in salary, an option to purchase 200,000 shares of Common Stock and $900 in other compensation. No options to purchase Common Stock were exercised by Mr. Brown at any time during the fiscal year ended December 31, 1996. No executive officer of the Company received salary and bonus in excess of $100,000 for services rendered in all capacities during such fiscal year. For anticipated executive compensation levels in 1997 and beyond, see "-- Executive Salaries and Employment Agreements."

         On December 10, 1996, the Company granted Mr. Brown an option (the "1996 Brown Option") to purchase 200,000 shares of Common Stock at an exercise price of $5 per share, becoming exercisable with respect to 20% of the underlying shares each anniversary of the grant date. The option terminates as to any unexercised portion on December 10, 2002. The potential realizable values of the 1996 Brown Option, assuming that the market price of the Common Stock appreciates in value from $5 per share (the estimated market price of the Common Stock based upon the cash price paid for shares of Common Stock by an independent third party in a separate transaction consummated on the date of grant) through the end of the option term at annualized rates of 5% and 10%, would be $340,096 and $771,561, respectively. If the 1996 Brown Option was fully exercisable and exercised on December 15, 1997, on which the closing price of a share of Common Stock on the AMEX was $16 3/4, the realized value of the option would have been $2.4 million. The Company did not grant any options to purchase Common Stock to any other executive officer or other employee of the Company during the fiscal year ended December 31, 1996. The Company has not granted any stock appreciation rights.

         The Company adopted the Employee Stock Plan in April 1997 and made the terms thereof applicable to the 1996 Brown Option. Through December 15, 1997 and including the 1996 Brown Option, the Company had granted to James E. Brown, Edward S. Jacob, III, and David E. Grose options to purchase 200,000, 50,000 and 50,000 shares of Common Stock, respectively, at exercise prices of $5, $5 and $10 per share, respectively. Additionally, the Company has granted to Messrs. Brown, Jacob and Grose, options to purchase 200,000, 100,000 and 10,000 shares of Common Stock, respectively, at an exercise price of $23 per share (the Initial Public Offering price). None of such options has been exercised, and all of such options remain outstanding, as of the date of this Prospectus. Each of the option agreements relating to stock options granted under the Employee Stock Plan provides for the vesting of 20% of the shares subject to the option each year beginning on the first anniversary of the date of grant. The option ceases to be exercisable on the earliest of (i) the sixth anniversary of the date of grant, (ii) the date of the employee's voluntary termination of employment with the Company or the Company's termination of the employee's employment for Due Cause (as defined in the employee's employment agreement) or (iii) the date that is 90 days after termination of the employee's employment by means of retirement, disability or death. In the event of a Change of Control (as defined in the Employee Stock Plan), the committee that is charged with administering the Employee Stock Plan (the "Committee") may accelerate the exercisability of the options or take certain other actions provided in the Employee Stock Plan. See "-- 1997 Stock Option and Stock Award Plan." The options are exercisable for cash, or in the Committee's discretion, in an acceptable equivalent, by the assignment of shares of Common Stock owned by the option holder or the surrender of another Incentive Award (as hereinafter defined).

         The Company and James E. Brown are parties to a restricted stock award agreement (the "Restricted Stock Award Agreement") pursuant to which Mr. Brown purchased 100,000 shares (the "Restricted Shares") of Common Stock at a price of $2.50 per share in February 1997. The Restricted Stock Award Agreement provides for vesting of the Restricted Shares at a rate of 20% per year beginning on December 10, 1997. Mr. Brown is required to remain continuously employed by the Company through each vesting date for the applicable portion of the Restricted Shares to vest and, prior to vesting, the Restricted Shares are not transferable. In the event of termination of Mr. Brown's employment due to a Change of Control (as defined in the Employee Stock Plan), all Restricted Shares will vest immediately and all restrictions on transfer will terminate. If Mr. Brown's employment with the Company terminates for any other reason, all unvested Restricted Shares (the "Unvested Shares") will no longer be eligible for vesting but, under certain circumstances, will be eligible for purchase by the Company or Mr. Brown, as applicable. If Mr. Brown resigns or is terminated by the Company for Due Cause (as defined in the Restricted Stock Award Agreement), the Company may purchase the Unvested Shares from Mr. Brown for $2.50 per share. If the Company elects not to purchase the Unvested Shares from Mr. Brown, Mr. Brown will forfeit such Unvested Shares to the Company without any payment therefor. If the Company terminates Mr. Brown's employment for any reason other than Due Cause or if Mr. Brown's employment with the Company terminates due to the death or disability of Mr. Brown, Mr. Brown may keep the Unvested Shares by paying the Company an additional $5.00 per share. If Mr. Brown elects not to make such additional payment, the Company may purchase the Unvested Shares from Mr. Brown for $2.50 per share or allow Mr. Brown to keep the Unvested Shares.

EXECUTIVE SALARIES AND EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with James E. Brown, Edward S. Jacob, III and David E. Grose. The aggregate of the annual salaries for all three executive officers (taken as a group) is $375,000.

         Pursuant to an employment agreement dated December 10, 1996 (the "Brown Agreement"), James E. Brown is employed as President of the Company and, if elected by the Board, the Chairman of the Board. The Brown Agreement provides that Mr. Brown will receive an annual salary of not less than $120,000, subject to annual adjustment in the sole discretion of the Board based upon the performance and accomplishments of Mr. Brown. Currently, Mr. Brown's annual salary is $140,000. If the Company's earnings before deducting interest, taxes and depreciation during any full quarterly period equal or exceed the greater of (i) $1.5 million or (ii) 5% of the sum of the Company's stockholders' equity and long- term debt (averaged on a daily basis throughout such quarterly period), then Mr. Brown will be eligible to receive a quarterly bonus of $12,500. The Brown Agreement also provides for the grant of non-transferrable options to purchase 200,000 shares of Common Stock at an exercise price of $5 per share, which options are subject to vesting and other restrictions provided in an option agreement. Pursuant to the Brown Agreement, Mr. Brown purchased 100,000 shares of restricted Common Stock which are subject to vesting in equal amounts annually over a five year period and other restrictions provided in the agreement, including Mr. Brown's continued employment with the Company and Mr. Brown's right, under certain circumstances, to purchase unvested shares for $2.50 per share. See "-- Executive Compensation." Mr. Brown is also entitled to reimbursement of reasonable business expenses incurred by him in the performance of his duties, as well as certain fringe benefits. The initial term of the Brown Agreement expires on November 30, 1998 and is subject to extension for additional one-year periods by mutual consent of Mr. Brown and the Company. In the event Mr. Brown's employment is terminated by Mr. Brown voluntarily or by the Company for due cause, Mr. Brown has agreed, for a period of two years thereafter, not to take certain actions in competition with the Company in the states of Oklahoma, Texas, New Mexico, Louisiana or any other state in which the Company then owns, leases or operates its assets. If, in the event of a Change of Control (as defined in the Brown Agreement), Mr. Brown is terminated without due cause or Mr. Brown voluntarily elects to terminate his employment for any reason, then Mr. Brown will be entitled to continue to receive his base salary and other employee benefits through the remaining term of the Brown Agreement and to receive a cash payment in an amount equal to any earned but unpaid quarterly bonus for the previous quarter.

         The Company has entered into employment agreements dated as of January 1, 1997 with Edward S. Jacob, III (the "Jacob Agreement") and July 16, 1997 with David E. Grose (the "Grose Agreement" and collectively with the Jacob Agreement, the "Executive Agreements"). Pursuant to the Executive Agreements, Mr. Jacob is employed as Executive Vice President -- Operations & Marketing and Mr. Grose is employed as Vice President and Chief Financial Officer. The Jacob Agreement provides that Mr. Jacob will receive an annual salary of not less than $105,000 in 1997 and $115,000 in 1998, subject to annual adjustment in the sole discretion of the Board based upon performance and accomplishments of Mr. Jacob. Currently, Mr. Jacob's annual salary is $130,000. The Grose Agreement provides that Mr. Grose will receive an annual salary of not less than $105,000, subject to annual adjustment in the sole discretion of the Board based upon performance and accomplishments of Mr. Grose. If the Company's earnings before deducting interest, taxes and depreciation during any full quarterly period equal or exceed the greater of (i) $1.5 million or (ii) 5% of the sum of the Company's stockholders' equity and long-term debt (averaged on a daily basis throughout such quarterly period), then each of Messrs. Jacob and Grose will be eligible to receive a quarterly bonus of $5,000. The Executive Agreements also provide for the grant of non-transferrable options to purchase 50,000 shares of Common Stock to each of Messrs. Jacob and Grose at an exercise price of $5 per share, for Mr. Jacob, and $10 per share, for Mr. Grose. Such options were granted to Mr. Jacob on January 1, 1997 and to Mr. Grose on July 16, 1997 and are subject to vesting and other restrictions. Such options generally become exercisable in equal annual amounts over five years. Each of Messrs. Jacob and Grose are entitled to reimbursement of reasonable business expenses incurred by him in the performance of his duties, as well as certain fringe benefits. The Jacob Agreement also provided for payment to Mr. Jacob of a relocation allowance of $50,000, which was paid by the Company in January 1997. The initial terms of the Jacob Agreement and the Grose Agreement expire on December 31, 1998 and June 30, 1999, respectively, and are subject to extension for additional one-year periods by mutual consent. Each of the Executive Agreements provides that if the applicable executive officer's employment is terminated by the executive voluntarily or by the Company for due cause, for a period of two years thereafter, the executive will not take certain actions in competition with the

Company in the states of Oklahoma, Texas, New Mexico, Louisiana or any other state in which the Company then owns, leases or operates its assets. If, in the event of a Change of Control (as defined in the Executive Agreement), the executive is terminated without due cause or the executive voluntarily elects to terminate his employment for any reason, then the executive will be entitled to continue to receive his base salary and other employee benefits through the remaining term of his Executive Agreement and to receive a cash payment in an amount equal to any earned but unpaid quarterly bonus for the previous quarter.

1997 STOCK OPTION AND STOCK AWARD PLAN

         The description set forth below represents a summary of the principal terms and conditions of the Employee Stock Plan and does not purport to be complete. Such description is qualified in its entirety by reference to the Employee Stock Plan, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

General

         Purpose. The Company adopted the Employee Stock Plan for the purposes of strengthening the ability of the Company and its subsidiaries to attract, motivate and retain employees of superior capability and encouraging valued employees to have a proprietary interest in the Company. To accomplish these purposes, the Employee Stock Plan provides terms upon which certain eligible employees of the Company and its subsidiaries may be granted stock options ("Options"), stock appreciation rights ("SARs"), restricted stock, performance units, performance shares or phantom stock rights (collectively, "Incentive Awards").

         Administration. The Employee Stock Plan is administered by a committee (the "Committee") consisting of two or more non-employee members of the Board elected to the Committee by a majority of the Board. Presently, the members of the Committee are Carl B. Anderson, III and Sidney L. Tassin. Subject to the terms of the Employee Stock Plan, the Committee has the ability to (i) determine, among other things, which full-time employees (by individual or by class) are eligible to receive Incentive Awards and the time or times at which Incentive Awards are granted, (ii) determine the number of shares of Common Stock, Options, SARs, restricted stock awards, performance units or shares or phantom stock rights that will be subject to each Incentive Award and the terms and provisions of each Incentive Award, (iii) interpret the Employee Stock Plan and agreements thereunder, (iv) prescribe, amend and rescind any rules relating to the Employee Stock Plan and (v) make all other determinations necessary for Employee Stock Plan administration.

         Shares Subject to Employee Stock Plan. Initially, an aggregate of 1,600,000 shares of Common Stock (subject to certain adjustments) may be issued, transferred or exercised pursuant to Incentive Awards under the Employee Stock Plan. If the total number of issued and outstanding shares of Common Stock increases, (other than any increase due to issuances of Common Stock in connection with Incentive Awards under the Employee Stock Plan), then the number of shares reserved under the Employee Stock Plan will be increased one time per year, each January 1 during the existence of the plan, such that the number of shares reserved and available for issuance under the Employee Stock Plan will equal 10% of the total number of shares of issued and outstanding Common Stock. Notwithstanding the foregoing, only a total of 400,000 of the original 1,600,000 shares of Common Stock reserved under the Employee Stock Plan may be issued, transferred or exercised pursuant to incentive stock options ("ISOs") that comply with the requirements of Section 422 of the Internal Revenue Code of 1986 (the "Code") under the Employee Stock Plan, and the number of shares eligible for such treatment as ISOs shall not be subject to annual adjustment. At the discretion of the Board or the Committee, the shares of Common Stock delivered under the Employee Stock Plan may be made available from (i) authorized but unissued shares, (ii) treasury shares or
(iii) previously issued but reacquired shares (or through a combination thereof).

         Eligibility and Participation. The Employee Stock Plan authorizes the Committee to designate, by individual or class, those persons who are eligible to receive Incentive Awards under the Plan ("Participants"). Participants must be employed on a full-time basis by the Company or its subsidiaries. Members of the Board who are not officers or employees of the Company may not be Participants.

Incentive Awards

         Except to the extent that the Committee in a written agreement evidencing an Incentive Award (an "Incentive Award Agreement") or the Employee Stock Plan provides otherwise, Incentive Awards vest and become exercisable in equal amounts on the first, second, third, fourth and fifth anniversaries of their grant. For purposes of all Incentive Awards under the Employee Stock Plan, the term "Fair Market Value" means the closing price per share of such Common Stock on the principal stock exchange or quotation system on which the Common Stock is traded or listed on the date of grant or other specified measuring date, or, if there shall have been no such price so reported or listed on that date, on the last preceding date on which a price was so reported or listed. If Common Stock is not publicly traded, then "Fair Market Value" shall mean the value of a share of Common Stock, as determined by the Committee, in the Committee's sole and absolute discretion, at least annually. The Committee may utilize the services of an independent third party in determining the Fair Market Value of the Common Stock for this purpose. The types of Incentive Awards that may be made under the Employee Stock Plan are as follows:

         Options. Options are rights to purchase a specified number of shares of Common Stock at a specified price. An Option granted pursuant to the Employee Stock Plan may consist of either an ISO or a non-qualified stock option ("NQSO") that does not comply with the requirements of section 422 of the Code. ISOs may not be granted to any employee who owns or would own immediately after the grant of such ISO, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (unless at the time of such grant, the incentive stock option price is at least 110% of fair market value and such Option is not exercisable after the expiration of five years from the date of grant). The exercise price for an ISO must be at least equal to fair market value of the Common Stock on the date of grant and the term of such option cannot be greater than 10 years. The exercise price for a NQSO must be equal to at least the greater of (i) the par value of the Common Stock or (ii) 50% of the fair market value of the Common Stock on the date of grant. The exercise price of an Option is payable in cash or an equivalent acceptable to the Committee. At the discretion of the Committee, the exercise price for an Option may be paid in Common Stock valued at fair market value on the exercise date, another Incentive Award valued at fair market value, or a combination thereof equal in value to the exercise price. Subject to the foregoing, the exercise price and other terms and conditions relating to each Option are determined by the Committee at the time of grant.

         Stock Appreciation Rights. SARs are rights to receive a payment, in cash or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date of exercise over a specified strike price. The Committee may grant SARs in connection with an Option (either at the time of grant or at any time during the term of the Option) or without relation to an Option. For SARs related to Options, the applicable strike price is the exercise price of the related Stock Option and for SARs granted without relationship to an Option, the applicable strike price is the fair market value of a share of Common Stock on the date of grant of the SAR. Options related to SARs cease to be exercisable when the SAR is exercised. Subject to certain exceptions, an SAR granted in connection with an Option is exercisable at such time or times and only to the extent that the related Option is exercisable, and may not be disposed by the holder except to the extent that such related Option may be disposed. The Committee may provide at the date of grant of an SAR for a limit on the amount payable upon exercise of the SAR. Any such limitation must be noted in the agreement evidencing the holder's SAR.

         Restricted Stock Awards. The Committee may grant shares of restricted stock pursuant to the Employee Stock Plan. Shares of restricted stock may not be disposed of until the restrictions are removed or expire, and the Committee may impose other conditions on such shares as it may deem advisable. The restrictions upon restricted stock awards lapse as determined by the Committee, subject to certain other lapse provisions. Shares of restricted stock may remain subject to certain restrictions as set forth in the restricted stock agreement. Each restricted stock award may have a different restriction period, in the discretion of the Committee. The Committee may, in its discretion, prospectively change the restriction period applicable to a particular restricted stock award. Subject to certain provisions, the Committee may, in its discretion, determine what rights, if any, a grantee of a restricted stock award will have with respect to such stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

         Performance Awards. Performance units or performance shares (collectively, "Performance Awards") may be granted under the Employee Stock Plan subject to the attainment of one or more performance goals. Performance goals may relate to any financial, production, sales or cost performance objectives determined by the Committee at the beginning of a designated period. If minimum performance is achieved or exceeded, the value of a Performance Award will be based on the degree to which actual performance exceeds the preestablished minimum performance standards. The Committee may, at any time, modify the performance measures previously established for a Performance Award as it considers appropriate and equitable. Payments with respect to Performance Awards are made in cash or Common Stock valued at fair market value as of the close of the applicable performance period (or a combination of both) in the discretion of the Committee following the close of the applicable performance period.

         Phantom Stock Rights. Phantom stock rights entitle a holder, upon conversion, to receive payment of cash or in shares of Common Stock valued at fair market value on the date of conversion of the phantom stock right (or both) in the discretion of the Committee. Upon conversion of a phantom stock right, the Participant shall be entitled to receive payment of an amount determined by multiplying (i) the fair market value of a share of Common Stock on the date of conversion, by (ii) the number of shares of Common Stock as to which such phantom stock right has been converted. Any payment of shares of Common Stock upon conversion of a phantom stock right may be made in shares of restricted stock.

Additional Provisions of the Employee Stock Plan

         Expiration of Incentive Awards and Effects of Employment Separation. Except to the extent that the Committee provides otherwise in an Incentive Award Agreement, Incentive Awards (whether or not vested) expire immediately or are forfeited by the recipient upon termination of such recipient's employment with the Company or any subsidiary employing such recipient for any reason other than death, disability or retirement. Most, if not all, of the Incentive Award Agreements provide that vested Incentive Awards are not forfeited if the recipient is terminated for reasons other than Due Cause (as defined in the Incentive Award Agreement). Upon death, retirement, or disability resulting in the cessation of an employee's employment with the Company or its subsidiaries, any unexercised Options or SARs or outstanding phantom stock rights terminate on the date that is 90 days following the date of death, retirement or disability (unless it expires by its terms on an earlier date). In the event of death, disability or retirement, or other reasons that the Committee deems appropriate, the Performance Awards will continue after the date of the applicable event for such period of time as determined by the Committee, subject to the terms of the Incentive Award Agreement or any other applicable agreement, but only to the extent exercisable on the date of the applicable event.

         If a holder of a restricted stock award ceases to be an employee because of retirement, death, permanent and total disability, or because of other reasons as the Committee deems appropriate, the Committee may determine that restrictions on all or some portion of the restricted stock award subject to restrictions at the time of such employment termination will be deemed to have lapsed. If an eligible employee who has purchased restricted stock under the Employee Stock Plan terminates employment with the Company for any reason, then all shares of restricted stock that have not previously vested will be repurchased by the Company at the cost paid by such employee. In addition, upon an eligible employee's termination of employment with the Company and all of its subsidiaries for any reason (including by reason of death or disability), the Company has the right to purchase from such employee all shares of Common Stock awarded under the Employee Stock Plan on the terms and conditions set forth in the applicable Incentive Award.

         Adjustment Provisions. The Employee Stock Plan provides that upon the dissolution or liquidation of the Company, certain types of reorganizations, mergers or consolidations, the sale of all or substantially all of the assets of the Company, or a "change of control" (as defined in the Employee Stock
Plan), the Committee may determine (without stockholder approval), subject to the terms of any applicable agreement evidencing an Incentive Award, that (i) all or some Incentive Awards then outstanding under the Employee Stock Plan will be fully vested and exercisable or convertible, as applicable, (ii) some or all restrictions on restricted stock lapse immediately, or (iii) there will be a substitution of new Incentive Awards by such successor employer corporation or a parent or subsidiary company therefor, with appropriate adjustments as to the number and kind of shares or units subject to such awards and prices. In addition, in the event of a "change of control," the Committee may take certain actions, without stockholder approval, including but not limited to (i) acceleration of the exercise dates of any outstanding SARs or Options or immediate





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
vesting, (ii) acceleration of the restriction (lapse of forfeiture provision) period of any restricted stock award, (iii) grants of SARs to holders of outstanding Options, (iv) payment of cash to holders of Options in exchange for the cancellation of their outstanding Options, (v) payment for outstanding Performance Awards, (vi) acceleration of the conversion dates of outstanding phantom stock rights, (vii) grants of new Incentive Awards or (viii) other adjustments or amendments to outstanding Incentive Awards.

         Transfer of Incentive Awards. No Incentive Award and no right under the Employee Stock Plan, contingent or otherwise, may be assigned, transferred or otherwise disposed by a recipient other than pursuant to a court order, by will or beneficiary designation, or pursuant to the laws of descent and distribution. Pursuant to the Employee Stock Plan, so long as the Common Stock has not been publicly traded for at least 90 days, any Common Stock obtained pursuant to an Incentive Award will be subject to the Company's right of first purchase for the price and upon the other terms provided in the Incentive Award agreement if the holder of such shares intends to transfer them. In addition, upon an employee's death, the Company has the right to purchase all or some of the Common Stock that such employee obtained pursuant to an Incentive Award at its fair market value within nine months of the employee's death.

         Amendment and Termination of the Employee Stock Plan. Subject to stockholder approval where expressly required by law, the Board may amend, suspend or terminate the Employee Stock Plan at any time. No amendment, unless approved by the holders of a majority of the outstanding shares of voting stock of the Company may (i) change the class of persons eligible to receive Incentive Awards, (ii) materially increase the benefits accruing to Participants, (iii) increase by more than 10% the number of shares of Common Stock subject to the Employee Stock Plan (except for certain adjustments required by the Employee Stock Plan) or (iv) transfer the administration of the Employee Stock Plan to any person who is not a nonemployee director. Except as otherwise provided in the Employee Stock Plan, the Committee may not, without the Participant's consent, modify the terms and conditions of an Incentive Award. No amendment, suspension, or termination of the Employee Stock Plan may, without the Participant's consent, alter, terminate or impair any right or obligation under any Incentive Award previously granted under the Employee Stock Plan. Unless previously terminated, the Employee Stock Plan will terminate and no more Incentive Awards may be granted after the tenth anniversary of the adoption of the Employee Stock Plan by the Board. The Employee Stock Plan will continue in effect with respect to Incentive Awards granted before termination of the Employee Stock Plan and until such Incentive Awards have been settled, terminated or forfeited.

1997 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

         The description set forth below represents a summary of the principal terms and conditions of the Director Stock Plan and does not purport to be complete. Such description is qualified in its entirety by reference to the Director Stock Plan, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

General

         Purpose. The Company adopted the Director Stock Plan for the purposes of strengthening the ability of the Company to attract and retain experienced and knowledgeable independent individuals to act as non-employee directors of the Company and encouraging such directors to have a proprietary interest in the Company. To accomplish these purposes, the Director Stock Plan provides terms upon which members of the Board who are not employees of the Company or any of its subsidiaries ("non-employee directors") will be granted non-qualified Options.

         Administration. The Director Stock Plan is administered by a committee (the "Director Plan Committee") consisting of two or more non-employee directors elected to the Director Plan Committee by a majority of the Board. Currently, the members of the Director Plan Committee are Carl B. Anderson, III and Sidney L. Tassin. Subject to the terms of the Director Stock Plan, the Director Plan Committee has the ability to (i) determine the terms and provisions of the agreements under which Options are granted under the Director Stock Plan, (ii) to interpret the Director Stock Plan and the agreements thereunder, (iii) to prescribe, amend and rescind any rules relating to the Director Stock Plan and (iv) to make all other determinations necessary for the administration of the Director Stock Plan. The Director Plan Committee does not have discretion or authority to disregard or change any of the terms and conditions under which Options are granted to non-employee directors.

         Shares Subject to Director Stock Plan. Initially, an aggregate of 200,000 shares of Common Stock may be issued, transferred or exercised pursuant to Options under the Director Stock Plan (the "Authorized Shares"). If the total number of issued and outstanding shares of Common Stock increases after the consummation of the Initial Public Offering (other than any increase due to issuances of Common Stock in connection with awards of Options under the Director Stock Plan), then the number of Authorized Shares will automatically increase one time per year, commencing January 1, 1998 and occurring each January 1 thereafter during the existence of the Director Stock Plan, by a sufficient number of shares of Common Stock such that the number of Authorized Shares reserved and available for issuance under the Plan shall equal 1.2% of the total number of shares of issued and outstanding Common Stock. At the discretion of the Board or the Director Plan Committee, the shares of Common Stock delivered under the Director Stock Plan may be made available from (i) authorized but unissued shares, (ii) treasury shares or (iii) previously issued but reacquired shares (or through a combination thereof).

         Eligibility and Participation. Each non-employee director is automatically eligible to participate in the Director Stock Plan unless he does not retain the annual retainer to which he is entitled for service on the Board. No non-employee director may be issued an Option to acquire more than 15,000 shares of Common Stock in any plan year.

Options

         Automatic Initial and Annual Awards of Options. Upon the consummation of the Initial Public Offering, each person who was then a non-employee director received, and thereafter on the date at which a person first becomes a non- employee director, such non-employee director will receive, a one-time grant of an Option to acquire 15,000 shares of Common Stock (an "Initial Award"). In each year succeeding the year in which a non-employee director receives an Initial Award, the non-employee director, if reelected to the Board, will be granted an additional Option to acquire 5,000 shares of Common Stock (an "Annual Award"). Annual Awards will be made as of the date of the Company's regular annual meeting of stockholders and will be immediately exercisable. No Option granted as an Initial Award or Annual Award will be exercisable after the tenth anniversary of the date of grant.

         Retainer Options. Under the Director Stock Plan, a non-employee director may elect to receive, in lieu of any or all of the annual cash retainer he would otherwise receive in cash during the succeeding plan year (currently $10,000 annually), Options for the purchase of a number of shares equal to the amount of the annual retainer so forgone divided by the fair market value of the Common Stock on the date of grant.

         Exercise Price. Each Option granted pursuant to the Director Stock Plan will be exercisable at a per share price equal to the fair market value of a share of Common Stock as of the date of grant. Such price may be paid in cash or, in the discretion of the Director Plan Committee, by assigning to the Company shares equal in value to the exercise price.

         Termination. Except to the extent the Director Plan Committee provides otherwise in the agreement evidencing an Option under the Director Stock Plan, all Options granted under the Director Stock Plan that are held by a non- employee director will expire and be forfeited upon the date of resignation or removal from the Board of such non- employee director, unless such resignation or removal results from the death or permanent and total disability of the director, or resignation upon the attainment of 65 years. Upon such death, disability or resignation at age 65, such Options will remain exercisable and effective for six months following the date of the event causing the non-employee director to cease membership on the Board.

         Effect of Corporate Changes. In the event of certain significant corporate changes, including (i) dissolution or liquidation of the Company,
(ii) a reorganization, merger or consolidation (other than for purposes of reincorporation in a different state) in which the Company is not the survivor,
(iii) the sale of all or substantially all of the assets of the Company, or
(iv) a Change of Control (as defined in the Director Stock Plan), subject to the terms of any applicable agreement, the Director Plan Committee may, in its discretion, without obtaining stockholder approval, take any one or more of the following actions: (a) determine that all or some Options then outstanding will be fully vested and exercisable, (b) substitute new Options by a successor employer with appropriate adjustments as to the number and kind of shares subject to such awards and prices or (c) cancel such Options and pay the non-employee directors or their beneficiaries the difference between the exercise price and the fair market value of the shares subject to the Options as of the date of such corporate change.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

         Certain of the directors and executive officers of the Company are beneficial owners of shares of Common Stock. See "Principal and Selling Stockholders."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During the fiscal year ended December 31, 1996, the Company had no compensation committee or other committee of the Board performing similar functions and no executive officer of the Company participated in deliberations of the Board concerning executive officer compensation. Decisions concerning compensation of executive officers during 1996 were made by, and the Company's Compensation Committee currently consists of, Carl B. Anderson, III and Sidney
L. Tassin, both of whom are nonemployee directors. See "-- Board of Directors -- Board Committees." Mr. Anderson and Mr. Tassin each had direct or indirect interests in certain transactions described in "Certain Relationships and Related Transactions."

INDEMNIFICATION AGREEMENTS

         The Company has entered into Indemnification Agreements (the "Indemnification Agreements") with its directors and certain of its officers (the "Indemnitees"), a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Under the terms of the Indemnification Agreements, the Company is required to indemnify the Indemnitees against certain liabilities arising out of their services for the Company. The Indemnification Agreements require the Company to indemnify each Indemnitee to the fullest extent permitted by law and to advance certain expenses incurred by an Indemnitee. The Indemnification Agreements provide limitations on the Indemnitees' rights to indemnification in certain circumstances. To the extent that indemnification provisions contained in the Indemnification Agreements purport to include indemnification for liabilities arising under the Securities Act, the Company has been informed that in the opinion of the Commission, such indemnification is contrary to public policy and is therefore unenforceable.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of December 15, 1997 both prior to and after giving effect to the Merger Share Transfer by (i) each person known by the Company to own more than 5% of the outstanding shares of Common Stock,
(ii) each of the Company's directors, (iii) each named executive officer, (iv) all executive officers and directors as a group and (v) DLB. All persons listed have an address in care of the Company's principal executive offices and have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                            SHARES OWNED                               SHARES OWNED
                                                      BEFORE THE MERGER SHARE                     AFTER THE MERGER SHARE
                                                            TRANSFER(1)                                TRANSFER(1)
                                                   --------------------------                   --------------------------
        NAME AND ADDRESS
      OF BENEFICIAL OWNER                          NUMBER      PERCENTAGE(2)   SHARES TO BE      NUMBER    PERCENTAGE(2)
                                                                                DISTRIBUTED
Charles E. Davidson
  411 West Putnam Avenue
  Greenwich, Connecticut 06830  . . . . . .            --             --              --      1,708,262(15)     9.4%
DLB Oil & Gas, Inc.
  1601 Northwest Expressway, Suite 700
  Oklahoma City, Oklahoma 73118 . . . . . .     2,955,000(3)        16.3%      2,955,000             --          --

Energy Spectrum LLC
  5956 Sherry Lane, Suite 600
  Dallas, Texas 75225 . . . . . . . . . . .     1,100,000(4)         6.0              --      1,100,000          6.0

Carl B. Anderson, III
  c/o AnSon Partners Limited Partnership
  4005 Northwest Expressway, Suite 400E
  Oklahoma City, Oklahoma 73116 . . . . . .     1,288,000(5)(6)      7.1              --      1,288,000          7.1

James E. Brown  . . . . . . . . . . . . . .       310,000(7)         1.7              --        310,000          1.7
Edward S. Jacob, III  . . . . . . . . . . .            --(8)          --              --             --          --
David E. Grose  . . . . . . . . . . . . . .            --(9)          --              --             --          --
Mark Liddell
  c/o DLB Oil & Gas, Inc.
  1601 Northwest Expressway, Suite 700
  Oklahoma City, Oklahoma  73118                2,955,000(6)(10)    16.3              --        291,520(15)      1.6
Merrill A. Miller, Jr.
  c/o National-Oilwell, Inc.
  5555 San Felipe
  Houston, Texas 77056  . . . . . . . . . .            --(6)          --              --             --          --
Sidney L. Tassin
  c/o Energy Spectrum Partners LP
  5956 Sherry Lane, Suite 600
  Dallas, Texas 75225 . . . . . . . . . . .     1,100,000(6)(11)     6.0              --      1,100,000          6.0

Lew O. Ward
  c/o Ward Petroleum Corporation
  502 South Fillmore Road
  Enid, Oklahoma 73703  . . . . . . . . . .       423,125(6)(12)     2.3              --        423,125          2.3
All parties to the Stockholders and
  Voting Agreement as a group (13)  . . . .     5,343,000           29.2              --      4,683,151         25.6

All directors and executive officers
  as a group (8 persons)  . . . . . . . . .     6,076,125(14)       32.8%             --      3,412,645         18.4%


__________

(1) The information contained in this table with respect to beneficial ownership reflects "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are exercisable on December 15, 1997 or become exercisable within 60 days following December 15, 1997 are deemed outstanding. However, such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. All information with respect to the beneficial ownership of any stockholder has been furnished by such stockholder and, unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares listed as beneficially owned by such stockholder, subject to community property laws where applicable.

(2) Percentage of ownership is based on 18,176,050 shares of Common Stock outstanding.

(3) Represents shares of Common Stock issued to DLB in connection with the Bonray Acquisition, less 60,000 shares issued to DLJ at the direction of DLB. Charles E. Davidson, Chairman of the Board of DLB, is the beneficial owner of a majority of the outstanding common stock of DLB and may be deemed to have beneficial ownership of the shares of Common Stock held by DLB. Mark Liddell and Mike Liddell, as executive officers and significant stockholders of DLB, may also be deemed to have beneficial ownership of these shares.

(4) Represents shares of Common Stock (including 112,000 shares of Common Stock that may be acquired within the next 60 days upon exercise of outstanding Series B Warrants) held of record by Energy Spectrum Partners LP, of which Energy Spectrum Capital LP is the sole general partner. Energy Spectrum LLC is the sole general partner of Energy Spectrum Capital LP and possesses sole voting and investment power with respect to such shares. Sidney L. Tassin, as President and a member of Energy Spectrum LLC, may be deemed to have beneficial ownership of these shares. Mr. Tassin disclaims beneficial ownership of such shares.

(5) Includes (i) 1,018,000 shares held of record by APLP, of which Mr. Anderson is managing general partner, (ii) 170,000 shares held of record by James E. Brown that are subject to voting rights retained by Mr. Anderson pursuant to an irrevocable proxy and (iii) 100,000 shares held of record and beneficially by Mr. Anderson.

(6) Excludes 15,000 shares of Common Stock that may be acquired upon exercise of options granted in connection with the Initial Public Offering pursuant to the Director Stock Plan. None of such options are exercisable within the next 60 days.

(7) Includes (i) 100,000 shares of Common Stock held by Mr. Brown which vest pro rata over five years starting on December 10, 1997 and are subject to certain restrictions on resale and provisions for the repurchase by the Company at a specified price and upon certain conditions, including termination of employment with the Company, (ii) 170,000 shares for which an irrevocable voting proxy has been granted to Carl B. Anderson, III and (iii) 40,000 shares subject to options granted pursuant to the Employee Stock Plan that are exercisable within the next 60 days. Excludes options to purchase an aggregate of 360,000 shares held by Mr. Brown which were granted pursuant to the Employee Stock Plan, subject to vesting and other conditions contained in stock option agreements, none of which options are exercisable within the next 60 days.

(8) Excludes options to purchase 150,000 shares held by Mr. Jacob which were granted pursuant to the Employee Stock Plan, subject to vesting and other conditions contained in stock option agreements. None of such options are exercisable within the next 60 days.

(9) Excludes options to purchase 60,000 shares held by Mr. Grose which were granted pursuant to the Employee Stock Plan, subject to vesting and other conditions contained in stock option agreements. None of such options are exercisable within the next 60 days.

(10) Represents shares held of record and beneficially by DLB. Mr. Liddell, a director of the Company, is President and a significant stockholder of DLB. Mr. Liddell disclaims beneficial ownership of such shares.

(11) Represents shares held of record by Energy Spectrum Partners LP and beneficially by Energy Spectrum LLC. Mr. Tassin, a director of the Company, is the President of Energy Spectrum LLC, which is the ultimate general partner of Energy Spectrum Partners LP. Mr. Tassin disclaims beneficial ownership of such shares. See note (4) above.

(12) Includes (i) 253,725 shares held of record by Wil-Cas Investments, L.P., a family limited partnership controlled by Lew O. Ward and a family trust for the benefit of Mr. Ward's children, William C. Ward and Casidy Ward, of which Bank of Oklahoma, N.A. is trustee, and (ii) 169,400 shares that may be acquired within the next 60 days upon the exercise of outstanding warrants held by Wil-Cas Investments, L.P.

(13) Currently, DLB is a party to the Stockholders and Voting Agreement. Upon consummation of the Merger Share Transfer, DLB will cease to be such a party and the stockholders of the Company party to the Stockholders and Voting Agreement will be Energy Spectrum, APLP and Carl B. Anderson, III. At the time of the Merger Share Transfer, each of Mike Liddell, Mark Liddell and Charles E. Davidson will be required to execute a supplemental agreement, agreeing to become parties to and to be bound by the Stockholders and Voting Agreement, at which time, assuming a Merger Share Transfer Ratio of 0.22775, an aggregate of 4,683,151 shares (25.6%) of Common Stock will be beneficially owned by the parties to the Stockholders and Voting Agreement. See "Certain Relationships and Related Transactions -- Stockholders and Voting Agreement."

(14) Includes (i) 112,000 shares that may be acquired by Energy Spectrum Partners LP within the next 60 days upon the exercise of outstanding Series B Warrants, (ii) 170,000 shares subject to voting rights retained by Mr. Anderson, (iii) 100,000 shares of restricted stock held by Mr. Brown, (iv) 40,000 shares subject to options granted to Mr. Brown pursuant to the Employee Stock Plan that vest within the next 60 days and (v) 169,400 shares that may be acquired by Wil-Cas Investments, L.P. within the next 60 days upon the exercise of outstanding warrants.

(15)     Based on a Merger Share Transfer Ratio of 0.22775.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The following discussion identifies certain of the Company's relationships and related transactions in which any founder, director or executive officer of the Company, any person known to the Company to own of record or beneficially over 5% of the Common Stock, or any member of the immediate family of any such persons had, or has, a direct or indirect material interest. DLB, Energy Spectrum and APLP are each record or beneficial owners of over 5% of the Common Stock. Prior to the Initial Public Offering, Chesapeake and the Oliver Companies were record or beneficial owners of over 5% of the Common Stock. APLP, Energy Spectrum, the Oliver Companies and Chesapeake participated in the Formation Transactions as founders of the Company. Three of the Company's former directors, Aubrey K. McClendon, Tom L. Ward and Marcus C. Rowland, are stockholders, executive officers and/or directors of Chesapeake. One of the Company's directors, Sidney L. Tassin, and one of the Company's former directors, James W. Spann, are executive officers and partners of the ultimate general partner of Energy Spectrum. Roy T. Oliver, a former director of the Company, is a director, executive officer and significant stockholder of certain of the Oliver Companies. Mike Mullen is a director, executive officer and significant stockholder of certain of the Oliver Companies. Prior to the Ward Acquisition, Lew O. Ward, a director of the Company, was a director, executive officer and significant stockholder of Ward. Carl B. Anderson, III, a director of the Company, and Robert E. Bell, a former director of the Company, are directors, executive officers and holders of substantial ownership interests in APLP (of which Anadarko is a subsidiary). James E. Brown is a director and executive officer of the Company and, prior to the formation of the Company, was a director and executive officer of Anadarko. Edward S. Jacob, III and David E. Grose are each executive officers of the Company. Each of such persons and entities has or had a direct or indirect material interest in one or more of the arrangements and transactions described below.

REGISTRATION RIGHTS AGREEMENTS

         The Company and certain of its investors, including certain directors, officers and significant stockholders, are party to a Registration Rights Agreement (the "Registration Rights Agreement") covering shares of Common Stock, including the shares of Common Stock issuable upon the exercise of options, warrants and other Company securities (collectively, "Common Stock Equivalents"), owned by such investors (the "Registrable Securities"). The Registration Rights Agreement applies to Registrable Securities owned by Energy Spectrum, APLP, the Oliver Companies and certain of their affiliates, Ward and certain of its transferees, Carl B. Anderson, III, James E. Brown, Edward S. Jacob, III and David E. Grose. As of December 15, 1997, 3,749,725 outstanding shares of Common Stock and 1,021,400 shares of Common Stock Equivalents (610,000 of which remain subject to further vesting pursuant to the Employee Stock Plan) were subject to the Registration Rights Agreement. Additionally, any shares issued by the Company upon conversion of the Subordinated Notes will be subject to the Registration Rights Agreement.

         The Registration Rights Agreement provides, among other things, that, at any time after 180 days following the Initial Public Offering (subject to customary "black-out" periods) certain holders of Registrable Securities with a minimum aggregate share value of at least $20 million may require the Company to effect the registration under the Securities Act of the Registrable Securities owned by such holders, subject to certain limitations. The Registration Rights Agreement also provides certain "piggyback" registration rights to the holders of Registrable Securities whenever the Company proposes to register an offering of any of its capital stock under the Securities Act, subject to certain exceptions, including pro rata reduction if, in the reasonable opinion of the managing underwriter of the offering, such a reduction is necessary to prevent an adverse effect on the marketability or offering price of all the securities proposed to be offered in such offering.

         The Registration Rights Agreement contains customary provisions regarding the payment of expenses by the Company and regarding mutual indemnification agreements between the Company and the holders of Registrable Securities for certain securities law violations.

         In connection with the Bonray Acquisition, the Company entered into a registration rights agreement (the "DLB Registration Rights Agreement") for the benefit of DLB and its financial advisor with respect to such transaction. The DLB Registration Rights Agreement covers 3,015,000 shares of Common Stock issued in the Bonray Acquisition. The DLB Registration Rights Agreement provides, among other things, that, at any time (subject to customary "black-out" periods following 120 days after the Initial Public Offering) DLB may request the Company to register the Merger Share Transfer. All of the Shares the subject of the Merger Share Transfer are being registered pursuant to the terms of the DLB Registration Rights Agreement.

         The DLB Registration Rights Agreement requires the Company to pay expenses associated with the Merger Share Transfer. In addition, the DLB Registration Statement contains customary provisions regarding mutual indemnification agreements between the Company and the holders of registrable securities for certain securities law violations.

         The foregoing summary of the principal provisions of the Company's registration rights agreements does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Registration Rights Agreement and the DLB Registration Rights Agreement, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

STOCKHOLDERS AND VOTING AGREEMENT

         The Company is party to the Stockholders and Voting Agreement among DLB, Energy Spectrum, APLP and Carl B. Anderson, III that provides for certain agreements regarding the corporate governance of the Company, transfer restrictions on shares of Common Stock and Common Stock Equivalents, and other customary terms and conditions. Immediately following the Merger Share Transfer, DLB will no longer be a party to the Stockholders and Voting Agreement, the DLB Group will become parties to the Stockholders and Voting Agreement and the remaining original parties thereto, together with the DLB Group, will beneficially own 4,683,151 shares of Common Stock, representing 25.6% of the outstanding shares of Common Stock. The Stockholders and Voting Agreement will terminate on November 4, 2007.

         Board Representation. The Stockholders and Voting Agreement provides that the Board shall not consist of more than ten members. In addition, the Stockholders and Voting Agreement provides that, certain stockholders who are party thereto have the right to designate a specified number of persons to be nominated for election as directors. Each of Energy Spectrum, Anadarko and the DLB Group (to the extent the DLB Group elects to be bound thereby) have the right to designate one nominee for director as follows: (i) Energy Spectrum has the right to designate one nominee for director as long as it owns at least (a) 5% of the outstanding Common Stock of the Company, (b) 50% in principal amount of the Subordinated Notes purchased by it in the May Financing or (c) 600,000 shares of Common Stock, (ii) Anadarko has the right to designate one nominee for director as long as it owns at least (a) 5% of the outstanding Common Stock of the Company or (b) 600,000 shares of Common Stock, and (iii) the DLB Group has the right to designate one nominee for director as long as the DLB Group owns at least 5% of the outstanding Common Stock of the Company. The parties to the Stockholders and Voting Agreement (the "Bound Stockholders") are obligated to vote all of their voting securities (including certain Common Stock Equivalents) of the Company for these designees.

         Certain Transfer Restrictions. In accordance with the Stockholders and Voting Agreement and in connection with the Initial Public Offering, the Bound Stockholders agreed to a "lock-up" period of up to 180 days, during which such stockholders will not transfer (other than pursuant to the Merger Share Transfer) any Common Stock or Common Stock Equivalents without the prior written consent of the Board, with any members of the Board designated by such Bound Stockholder abstaining. The Bound Stockholders have agreed that any such Bound Stockholder holding 5% or more of the Common Stock (on a fully diluted basis) shall not, subject to certain exceptions, transfer 5% or more of the Common Stock (on a fully diluted basis) unless such Bound Stockholder has received the prior written consent of the Board, with any member of the Board designated by such Bound Stockholder abstaining.

         The foregoing summary of the material provisions of the Stockholders and Voting Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of such agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

CERTAIN ARRANGEMENTS RELATED TO THE CONSOLIDATION TRANSACTIONS

The Formation Transactions

         The Company was formed in December 1996 through a series of affiliated entity transactions in which the Company became the successor to Anadarko, the contract drilling subsidiary of privately held APLP. In connection with the Formation Transactions (i) APLP contributed ten drilling rigs, including two rigs requiring refurbishment, for 2,000,000 shares of Common Stock, (ii) the Oliver Companies exchanged six drilling rigs requiring refurbishment for 1,600,000 shares of Common Stock and (iii) Energy Spectrum acquired 2,000,000 shares of Common Stock for $10 million. Additionally, Chesapeake entered into drilling contracts with two-year terms for six of the Company's rigs in consideration for the Chesapeake Option. See "Business -- Formation and Acquisitions." In connection with the Formation Transactions, the ten rigs acquired from APLP were valued at an aggregate of $10.8 million, the six rigs acquired from the Oliver Companies were valued at an aggregate of $9.5 million and the six Chesapeake Drilling Agreements were valued at an aggregate of $1.1 million. The valuations of the rigs acquired in the Formation Transactions from APLP and the Oliver Companies, the values placed upon the Chesapeake Drilling Agreements and the consideration to be received by each such founder were determined and established through negotiations among representatives of APLP and Anadarko (including Carl B. Anderson, III), Energy Spectrum (including Sidney L. Tassin), the Oliver Companies (including Roy T. Oliver and Mike Mullen) and Chesapeake (including Aubrey McClendon), taking into account the then existing market values of available rigs, the anticipated costs to complete the necessary refurbishment of the contributed rigs and the expected values of revenues to be received by the Company from the Chesapeake Drilling Agreements.

         Three of the rigs acquired by the Company from APLP were acquired by APLP within the two years prior to their contribution to the Company. APLP acquired one rig in each of August, September and October 1996 for $1.3 million, $922,000 and $450,000, respectively. At the time of their contribution to the Company, such rigs were valued on the books of the Company at $2.7 million. Four of the rigs acquired by the Company from the Oliver Companies were acquired by the contributing founder within the two years prior to their contribution to the Company at an aggregate cost of $2.6 million. At the time of their contribution to the Company, such rigs were valued on the books of the Company at $4.4 million.

         Chesapeake Option. Upon issuance by the Company, the Chesapeake Option provided Chesapeake with the right to purchase up to 2,000,000 shares of Common Stock from the Company at an exercise price of $6 per share. The Chesapeake Option would have expired (i) as to 668,000 shares, on December 5, 2000 and (ii) as to 1,332,000 shares, on December 5, 1998, subject to extension to December 5, 2000 if Chesapeake extended four of the Chesapeake Drilling Agreements for additional two-year terms. In August 1997, Chesapeake relinquished the Chesapeake Option in connection with the Chesapeake Transactions. See "-- Chesapeake Transactions."

         Chesapeake Drilling Agreements. In December 1996 in connection with the Formation Transactions, Chesapeake and its operating subsidiary (collectively referred to in this discussion as "Chesapeake") entered into the Chesapeake Drilling Agreements with the Company pursuant to which Chesapeake agreed to engage six of the Company's rigs for two- year terms. The Company has the option to extend the Chesapeake Drilling Agreements with respect to any two of the rigs for two additional years on the same terms provided in the Chesapeake Drilling Agreements. Chesapeake has the option to extend each of the other four Chesapeake Drilling Agreements for two additional years on the same terms.

         Each of the Chesapeake Drilling Agreements provides that the Company will utilize a specified rig to drill wells at locations and to well depths as directed by Chesapeake. The Company is compensated for each day that a rig is in operation at specified rates. The day rates for three of the rigs are subject to additional charges for each rig in which the actual cost of drill pipe exceeds $20 per foot, unless standard day rates are adjusted upward by certain amounts under





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the terms of the Chesapeake Drilling Agreements.  Reduced day rates are applicable when the rig is in transit, when the Company's crew is standing by for directions from Chesapeake and during periods when normal operations are suspended due to certain conditions outside the control of the parties, such as inclement weather, labor strikes and inability to obtain fuel or materials. Through September 30, 1997, the Company had recognized aggregate revenues of $7.5 million from the Chesapeake Drilling Agreements.

         The standard day rates are subject to upward, but not downward, adjustment annually in November to the average then-current market rates for the areas of operation, less $100 per day. The Company and Chesapeake are required to consider such adjustment each November during the term of the particular Chesapeake Drilling Agreement and if no agreement is timely reached as to the appropriate rate adjustment, the Company will have the option to terminate the contract for such rig at the conclusion of operations at the well then being drilled. Any agreed rate adjustment will apply to wells spudded after each December 1 that the contract remains in effect.

         The Company is also entitled to reimbursement of 110% of the costs of material, equipment, work or services that are required to be furnished by Chesapeake but are instead furnished by the Company at the request of Chesapeake. The rates provided in the individual contracts will be revised to reflect changes if certain costs such as labor, insurance and fuel vary by more than 5% from such costs on the date the contract was entered into or any date such rates are revised.

         Any of the Chesapeake Drilling Agreements may be terminated by either party in the event of total loss, destruction or major breakdown of the applicable rig. Unless so terminated, a lump sum demobilization fee of $10,000 will be payable to the Company for each rig after the last well is drilled under the applicable Chesapeake Drilling Agreement.

         In addition to the Chesapeake Drilling Agreements, between December 1996 and September 30, 1997, Chesapeake engaged five of the Company's rigs under short term drilling contracts on standard daywork terms. The Company recognized aggregate revenues of $4.4 million from such contracts over that period. The Company recognized aggregate revenues of $11.9 million over that period from all drilling contracts with Chesapeake.

         Oliver Companies' Put Rights. Also in connection with the Formation Transactions, the Company granted the Oliver Companies a right, exercisable at any time between June 2, 1998 and July 2, 1998 if the Company had not previously completed an IPO (as defined in the Master Agreement providing for such right), to require the Company to either (at the Company's option) (i) repurchase all 1,600,000 of the shares of Common Stock held by the Oliver Companies for an aggregate purchase price of $12 million ($7.50 per share) in cash or (ii) issue to the Oliver Companies an aggregate of 400,000 additional shares of Common Stock. This right terminated upon consummation of the Initial Public Offering.

         Fees Paid to Energy Spectrum. In January 1997, the Company paid Energy Spectrum Capital LP ("ESC"), the general partner of Energy Spectrum, a fee in the amount of $300,000 in consideration for assistance provided by Energy Spectrum in the structuring of the Formation Transactions and arrangement and negotiation of external financing. The Company also reimbursed ESC for expenses incurred in connection with the rendering of such services.

The Ward Acquisition

         On May 31, 1997, the Company completed the Ward Acquisition involving the acquisition by the Company of all of the issued and outstanding common units of a subsidiary of Ward that held six drilling rigs in consideration for $8 million in cash, 400,000 shares of Common Stock and a warrant (the "Ward Warrant") to purchase up to 200,000 shares of Common Stock at an exercise price of $10 per share. The Ward Warrant is exercisable at any time on or before the later of (i) May 30, 2000 or (ii) one year after the completion of an initial public offering of the Common Stock (which was satisfied by the Initial Public Offering), but no later than June 1, 2003.

         In connection with the Ward Acquisition, the Company entered into an agreement (the "Ward Transportation Agreement") with Geronimo Trucking Company ("Geronimo"), a company owned and controlled by Lew O. Ward, a





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director of the Company.  The Ward Transportation Agreement provides that the
Company will have a preferential right to engage Geronimo's trucking services for covered transportation needs and that Geronimo will make its trucking services available to the Company at rates that are competitive in the area. The Ward Transportation Agreement also provides Geronimo with the preferential right to perform trucking services contracted for by the Company for the movement of the rigs acquired by the Company in the Ward Acquisition. The Company is obligated to allow Geronimo to bid on any covered rig movement required by the Company and to allow Geronimo the opportunity to match or better any bid received from a third party. Unless earlier terminated by the parties, the Ward Transportation Agreement is effective through May 2000. Through July 31, 1997, the Company paid an aggregate of $71,000 under the Ward Transportation Agreement.

The Bonray Acquisition

         In October 1997, the Company acquired all of the issued and outstanding capital stock of Bonray from DLB in consideration for the issuance of 3,015,000 shares of Common Stock. In connection with the Bonray Acquisition, DLB obtained certain rights to require the Company to effect the registration under the Securities Act of the shares of Common Stock acquired by DLB in the Bonray Acquisition. See "-- Registration Rights Agreements." Additionally, DLB is a party to the Stockholders and Voting Agreement and is entitled to designate one Board nominee as long as DLB owns at least 5% of the Common Stock of the Company. Upon the consummation of the Merger Share Transfer, DLB will no longer be a party to the Stockholders and Voting Agreement, the members of the DLB Group will become parties to the Stockholders and Voting Agreement and such members of the DLB Group, rather than DLB, will be entitled to designate one Board nominee as long as the DLB Group owns at least 5% of the Common Stock of the Company. See "-- Stockholders and Voting Agreement."

Individual Rig Acquisitions

         In May 1997, the Company purchased from R.T. Oliver Drilling, Inc. two drilling rigs for an aggregate purchase price consisting of $3.3 million in cash and warrants (the "Oliver Warrants") for the purchase of an aggregate of 100,000 shares of Common Stock at an exercise price of $8 per share. One of the Oliver Warrants was issued to RR&T, Inc. and the other was issued to Mike Mullen. Each of the Oliver Warrants expires on May 1, 2000 and is separately exercisable for 50,000 shares of Common Stock.

CERTAIN FINANCING ARRANGEMENTS

         On May 1, 1997, the Company completed a financing transaction (the "May Financing") in which the Company issued shares of Common Stock, subordinated notes and warrants to purchase Common Stock to certain significant stockholders in exchange for an aggregate of $28.5 million in cash, as described below. The following summary of terms of the May Financing does not purport to be complete and is qualified in its entirety by reference to the Securities Purchase Agreement, dated as of April 30, 1997 (the "May Securities Purchase Agreement"), the Subordinated Notes, Series A Warrants and Series B Warrants, copies or forms of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

         Common Stock and Subordinated Notes. In the May Financing, the Company issued 1,000,000 shares of Common Stock to Chesapeake in consideration for $7 million in cash and 140,000 shares of Common Stock to Energy Spectrum in consideration for $980,000 in cash. Additionally, the Company issued the Subordinated Notes due May 1, 2003 in the original principal amounts of $18 million and $2.52 million to Chesapeake and Energy Spectrum, respectively. The Subordinated Notes bear interest at the Company's option at either (i) 11% per annum, payable in cash, or (ii) 12.875% per annum, payable in the form of additional Subordinated Notes, which interest is payable quarterly in arrears. On each quarterly interest payment date, the Company may make an election as to the interest rate to be applied for the previous quarter. The Subordinated Notes are redeemable, solely at the option of the Company, in whole or in part, at any time at varying redemption prices. The Company must offer to redeem the Subordinated Notes upon the occurrence of certain events constituting a "Change of Control" (as defined in the Subordinated Notes) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption. The Subordinated Notes are convertible into Common Stock at the option of the Company,





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
in whole or in part, in conjunction with a "Convertible Event" (as defined in the Subordinated Notes), which includes certain underwritten public offerings (including the Initial Public Offering), mergers, consolidations and other business combination transactions. The Subordinated Notes are general unsecured subordinated obligations of the Company that are subordinated in right of payment to all existing and future senior indebtedness of the Company, pari passu with all existing and future subordinated indebtedness of the Company and senior in right of payment to all future junior subordinated indebtedness of the Company. Upon consummation of the Initial Public Offering, the Company redeemed in full the $18 million principal amount of Subordinated Notes issued to Chesapeake in consideration for the payment by the Company to Chesapeake of $18.2 million in cash, based on the price to public in the Initial Public Offering. See "-- Chesapeake Transactions." In May 1997, the Company paid Chesapeake a commitment fee of $250,000 in connection with the funding of the Common Stock and Subordinated Notes in the May Financing.

         Warrants. In the May Financing, the Company also issued the Series A Warrants and the Series B Warrants. The Warrants are exercisable on or prior to May 1, 2003 at a price of $0.01 per share in the case of the Series A Warrants and $7.50 per share in the case of the Series B Warrants. In the May Financing, Chesapeake was issued Series A Warrants and Series B Warrants representing the right to purchase 700,000 shares and 800,000 shares of Common Stock, respectively, and Energy Spectrum was issued Series A Warrants and Series B Warrants representing the right to purchase 98,000 shares and 112,000 shares of Common Stock, respectively. The Warrants expire on May 1, 2003 and are exercisable (i) at any time with a cash payment or (ii) pursuant to a cashless exercise at any time after the completion of a "Qualified IPO" (as defined in the Warrants), which includes certain underwritten public offerings (including the Initial Public Offering), mergers, consolidations and other business combination transactions. The exercise prices, as well as the number and kind of shares issuable under the Warrants, are subject to adjustment upon the happening of certain events described in the Warrants, including, the payment of in-kind dividends or distributions and the subdivision, reclassification or recapitalization of the Common Stock, whether in connection with a consolidation or merger or otherwise. On July 31, 1997, Energy Spectrum exercised in full its Series A Warrants. On the date hereof, Energy Spectrum holds all of the Series B Warrants issued to it in the May Financing. In August 1997, Chesapeake relinquished its Series A Warrants and Series B Warrants as part of the Chesapeake Transactions. See "-- Chesapeake Transactions."

CHESAPEAKE TRANSACTIONS

         In August 1997, Chesapeake and the Company agreed to complete a series of transactions (the "Chesapeake Transactions") pursuant to which the Company has issued 3,194,000 shares of Common Stock to Chesapeake in consideration for
(i) $9 million in cash, (ii) the relinquishment and cancellation of the Chesapeake Option and the Warrants issued to Chesapeake in connection with the May Financing and (iii) the redemption in full of the $18 million principal amount of Subordinated Notes held by Chesapeake at a cash redemption price of $18.2 million which was paid from the proceeds of the Initial Public Offering. Also in connection with the Chesapeake Transactions, the Company waived its right under the May Securities Purchase Agreement to require Chesapeake to purchase additional Common Stock, Warrants and Subordinated Notes for $3 million.

OTHER RELATED PARTY TRANSACTIONS AND ARRANGEMENTS

         Weatherford Storage Yard. In connection with the Formation Transactions, Anadarko granted the Company a transferrable option, exercisable at any time prior to June 30, 1998, to either purchase from Anadarko a storage yard located in Weatherford, Oklahoma (the "Weatherford Storage Yard") for a price of $1,000 in cash or lease from Anadarko, for any period specified by the Company through a date not later than December 31, 1999, the Weatherford Storage Yard for a lease price of $100 per year. In August 1997, the Company acquired from Anadarko approximately five acres of land also in Weatherford, Oklahoma, in consideration for the relinquishment of the Company's option to acquire or lease the Weatherford Storage Yard.

         Fees Paid to Energy Spectrum. In May 1997, the Company paid ESC a fee in the amount of $220,000 for financial advisory and other services rendered to the Company in connection with the valuation, negotiation and closing of the Trend Acquisition, for assistance in the arrangement of alternative financing sources, and for structuring,





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
negotiating and closing the amended financing arrangements with CIT and Fleet. The Company also reimbursed ESC for expenses incurred in connection with the rendering of such services.

         Transactions with Affiliates of Roy T. Oliver. The Company has in the past purchased drilling rig equipment from U.S. Rig & Equipment, Inc., an affiliate of Roy T. Oliver, a former director of the Company and control person of certain of the Oliver Companies. From December 1996 through September 30, 1997, the Company paid U.S. Rig & Equipment, Inc. an aggregate of $5 million in connection with such purchases. Additionally, in August 1997, the Company sold to an affiliate of Mr. Oliver one rig acquired in the Trend Acquisition that did not meet the Company's operational and technical standards. The Company believes that the $500,000 price received by the Company in that sale is equivalent to the price that would have been received from an unaffiliated third party. Additionally, in November 1997, the Company agreed to acquire six rigs and related drilling equipment for $14 million and such rigs will require additional refurbishment prior to placement into service. In connection therewith, the Company made a cash down payment of $3.5 million and anticipates closing the transaction in January 1998.

         APLP Trucking Services. The Company has engaged affiliates of APLP for the provision of trucking services related to the movement of the Company's rigs on numerous occasions. From December 1996 through September 30, 1997, the Company paid such affiliates of APLP an aggregate of $630,000 in consideration for such trucking services.

         APLP Administrative Services. Since December 13, 1996, APLP has made available to the Company certain of APLP's employees, office space and administrative equipment, such as computer and telephone systems. In consideration for such assistance, through September 30, 1997, the Company had reimbursed APLP an aggregate of $179,000. APLP continues to provide certain computer services to the Company.





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
                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

         The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"). As of December 15, 1997, 18,176,050 shares of Common Stock and no shares of Preferred Stock were outstanding. The following summary is qualified in its entirety by reference to the Certificate and Bylaws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

         All shares of Common Stock transferred in the Merger Share Transfer are fully paid and nonassessable. As of December 15, 1997, there were 18,176,050 shares of Common Stock outstanding held of record by 50 stockholders. The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders of the Company. The Common Stock does not have cumulative voting rights in the election of directors. Shares of Common Stock have no preemptive rights, conversion rights, redemption rights or sinking fund provisions. The Common Stock is not subject to redemption by the Company.

         Subject to the rights of the holders of any class of capital stock of the Company having any preference or priority over the Common Stock, the holders of Common Stock are entitled to dividends in such amounts as may be declared by the Board from time to time out of funds legally available for such payments and, in the event of liquidation, to share ratably in any assets of the Company remaining after payment in full of all creditors and provision for any liquidation preferences on any outstanding preferred stock ranking prior to the Common Stock.

PREFERRED STOCK

         The Certificate authorizes the Board, subject to limitations prescribed by law, to provide for the issuance of up to 20,000,000 shares of Preferred Stock in one or more series. The Board is authorized to establish the number of shares to be included in any such series and to fix the designations, powers, preferences and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof.

         The Company believes that the ability of the Board to issue one or more series of Preferred Stock will provide the Company with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise from time to time. The authorized shares of Preferred Stock, as well as shares of Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. If the approval of the Company's stockholders is not required for the issuance of shares of Preferred Stock or Common Stock, the Board may determine not to seek stockholder approval.

         Although the Board has no intention at the present time of doing so, it could issue a series of Preferred Stock that may, depending on the terms of such series, hinder, delay or prevent the completion of a merger, tender offer or other takeover attempt. Among other things, the Board could issue a series of Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the Board, including a tender offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

         The Board consists of directors who are elected for one-year terms at each annual meeting of stockholders. Stockholders may remove a director only for cause. In general, the Board, not the stockholders, has the right to appoint persons to fill vacancies on the Board.





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
         The Certificate contains a "fair price" provision that requires the affirmative vote of the holders of at least 80% of the Company's voting stock and the affirmative vote of at least 66 2/3% of the Company's voting stock not owned, directly or indirectly, by a Company Related Person (hereinafter defined) to approve any merger, consolidation, sale or lease of all or substantially all of the Company's assets, or certain other transactions involving a Company Related Person. For purposes of this fair price provision, a "Company Related Person" is any person beneficially owning 10% or more of the voting power of the outstanding capital stock of the Company who is a party to the transaction at issue. The voting requirement is not applicable to certain transactions, including those that are approved by the Company's Continuing Directors (as defined in the Certificate) or that meet certain "fair price" criteria contained in the Certificate.

         The Certificate further provides that stockholders may act only at annual or special meetings of stockholders and not by written consent, that special meetings of stockholders may be called only by the Board, and that only business proposed by the Board may be considered at special meetings of stockholders.

         The Certificate also provides that the only business (including election of directors) that may be considered at an annual meeting of stockholders, in addition to business proposed (or persons nominated to be directors) by the directors of the Company, is business proposed (or persons nominated to be directors) by stockholders who comply with the notice and disclosure requirements set forth in the Certificate. In general, the Certificate requires that a stockholder give the Company notice of proposed business or nominations no later than 60 days before the annual meeting of stockholders (meaning the date on which the meeting is first scheduled and not postponements or adjournments thereof) or (if later) ten days after the first public notice of the annual meeting is sent to common stockholders. In general, the notice must also contain information about the stockholder proposing the business or nomination, his interest in the business, and (with respect to nominations for director) information about the nominee of the nature ordinarily required to be disclosed in public proxy solicitations. The stockholder also must submit a notarized letter from each of his nominees stating the nominee's acceptance of the nominations and indicating the nominee's intention to serve as director if elected.

         The Certificate also restricts the ability of stockholders to interfere with the powers of the Board in certain specified ways, including the constitution and composition of committees and the election and removal of officers.

         The Certificate provides that approval by the holders of at least 66 2/3% of the outstanding voting stock of the Company is required to amend the provisions of the Certificate discussed above and certain other provisions, except that (i) approval by the holders of at least 80% of the outstanding voting stock of the Company, together with approval by the holders of at least 66 2/3% of the outstanding voting stock not owned, directly or indirectly, by the Company Related Person, is required to amend the fair price provisions and
(ii) approval of the holders of at least 80% of the outstanding voting stock is required to amend the provisions prohibiting stockholders from acting by written consent.

DELAWARE ANTI-TAKEOVER STATUTE

         The Company is a Delaware corporation and is subject to Section 203 of the DGCL. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the outstanding voting stock of the Company) from engaging in a "business combination" (as defined in
Section 203) with the Company for three years following the date that person becomes an interested stockholder unless (i) before that person became an interested stockholder, the Board approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon completion of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the Company's voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) following the transaction in which that person became an interested stockholder, the business combination is approved by the Board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the Company not owned by the interested stockholder.





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
         Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

LIABILITY OF DIRECTORS; INDEMNIFICATION

         The Certificate provides, as authorized by Section 102(b)(7) of the DGCL, that a director of the Company will not be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director, except that such provisions do not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as it now exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate also provides that if the DGCL is amended after the date of filing of the Certificate to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided for already, shall be limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of such provision in the Certificate by the stockholders of the Company will be effective prospective only, and will not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

         The Certificate also provides for indemnification of directors to the fullest extent permitted by the DGCL. Such indemnification may be available for liabilities arising in connection with the Merger Share Transfer. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Pursuant to its Certificate, the Company may indemnify its officers, employees, agents and other persons to the fullest extent permitted by the DGCL. The Company's Bylaws obligate the Company, under certain circumstances, to advance expenses to its directors and officers in defending an action, suit or proceeding for which indemnification may be sought. The Company has entered into Indemnification Agreements with certain of its directors and officers. See "Management -- Indemnification Agreements."

         The Company's Bylaws also provide that the Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or who, while a director, officer, employee or agent, is or was serving as a director, officer, trustee, general partner, employee or agent of one of the Company's subsidiaries or, at the request of the Company, of any other organization, against any liability asserted against such person or incurred by such person in any such capacity, where the Company would have the power to indemnify such person against such liability under the DGCL.





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
                        SHARES ELIGIBLE FOR FUTURE SALE

         As of December 15, 1997, the Company had 18,176,050 shares of Common Stock outstanding. Additionally, as of such date, (i) options for the purchase of 756,100 shares of Common Stock had been granted to certain employees of the Company pursuant to the Employee Stock Plan, (ii) options for the purchase of 75,000 shares of Common Stock had been granted to certain non-employee directors of the Company pursuant to the Director Stock Plan and (iii) 412,000 shares of Common Stock were subject to outstanding warrants issued by the Company. The exercise prices of many of these options and warrants are substantially lower than the recent trading prices of the Common Stock. In addition, the Subordinated Notes are convertible, solely at the Company's option, into shares of Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Relationship and Related Transactions -- Certain Financing Arrangements -- Common Stock and Subordinated Notes."

         Of the outstanding shares, the 11,040,000 shares sold in the Initial Public Offering and the 2,955,000 shares the subject of the Merger Share Transfer will be freely tradeable in the public market without restriction or limitation under the Securities Act, except for any shares purchased by an "affiliate" (as defined in the Securities Act) of the Company. The shares of Common Stock that continue to be held by the existing stockholders of the Company after the Merger Share Transfer will constitute "restricted shares" for purposes of Rule 144 under the Securities Act, and may not be sold by such persons other than in compliance with the registration requirements of the Securities Act or pursuant to an available exemption therefrom. The Company, its officers, directors and the selling stockholders in the Initial Public Offering have agreed that they will not offer or sell any shares of Common Stock for a period of 180 days after November 4, 1997 without the prior written consent of the representatives of the underwriters of the Initial Public Offering. Following the expiration of the lock-up agreements with the underwriters executed in connection with the Initial Public Offering, each of the Company's directors and executive officers and each of its existing stockholders who hold restricted shares, who hold (as a group) an aggregate of approximately 39.3% of the outstanding shares of Common Stock, may sell such shares subject to the requirements of Rule 144 under the Securities Act or pursuant to the terms of a registration rights agreement. See "Certain Relationships and Related Transactions -- Registration Rights Agreements." The Company is also a party to certain registration rights agreements pursuant to which it has granted demand and piggyback registration rights which, after the Merger Share Transfer, will cover an aggregate of _________ shares of Common Stock and Common Stock Equivalents. The beneficiaries of the registration rights agreements include Energy Spectrum, APLP, the Oliver Companies and certain of their affiliates, Ward and certain of its transferees, DLJ, Carl B. Anderson, III, James E. Brown, Edward S. Jacob, III, David E. Grose and certain other parties. The terms of these agreements prohibit the exercise of such registration rights for a period of 180 days following the date of the Initial Public Offering, subject to certain exceptions. In addition, the Company intends to file registration statements on Form S-8 covering the issuance of shares of Common Stock registered pursuant to the Company Stock Plans within 180 days of the Initial Public Offering. Accordingly, shares of Common Stock issued pursuant to the Company Stock Plans will be available for sale in the public market without restriction or limitation under the Securities Act, except for any shares held by an "affiliate" of the Company.

         In general, under Rule 144 as currently in effect, an "affiliate" of the Company may sell within any three- month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of such class or (ii) the average weekly trading volume on the AMEX during the four calendar weeks preceding the date on which a notice of sale is filed with the Commission with respect to the proposed sale. Sales under Rule 144 are subject to certain restrictions relating to the manner of sale, notice and the availability of current public information about the issuer. A person who has not been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years (including the holding period of any prior owner other than an affiliate), would be entitled to sell such shares without regard to the volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

                       FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion summarizes DLB's conclusions regarding the principal federal income tax consequences associated with the Merger Share Transfer of the Shares to the DLB Stockholders. The following discussion applies only to a DLB Stockholder who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States and who holds shares of DLB as a capital asset. The following discussion does not address the potential tax consequences applicable to DLB Stockholders (i) who have received such shares in connection with the performance of services, (ii) who are dealers in securities or (iii) who are subject to special treatment under the Code (such as insurance companies, tax-exempt organizations, nonresident alien individuals or foreign entities).

         The following summary is based on the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not materially alter the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger Share Transfer to the DLB Stockholders. No ruling has been requested from the IRS with respect to any of the matters discussed herein and, thus, no assurance can be provided that statements set forth herein (which do not bind the courts or the IRS) will not be challenged by the IRS or would be sustained by a court if so challenged. Furthermore, the following discussion addresses only certain United States federal income tax matters and does not consider any state, local or foreign tax consequences of the Merger Share Transfer.

         EACH DLB STOCKHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER SHARE TRANSFER AND THE EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

         In connection with the Merger Share Transfer, the DLB Stockholders will also be exchanging their DLB shares for shares of the common stock of Chesapeake or cash, as determined by Chesapeake. DLB has concluded that the sale of DLB shares to Chesapeake together with the redemption of the DLB Stockholders' remaining shares in exchange for shares of the Company should be treated for federal income tax purposes as a redemption in complete termination of the DLB Stockholders' interests in the DLB shares resulting in capital gain or loss to the DLB Stockholders. Accordingly, each DLB Stockholder will recognize gain or loss on the above described sale and redemption equal to the difference between (i) the amount of cash and the fair market value of all of the shares of the Company and Chesapeake received by such Stockholder and (ii) such Stockholder's adjusted tax basis in his or her DLB shares exchanged therefor.

         In accordance with recent changes in the capital gains tax rate, capital gains of each noncorporate DLB Stockholder relating to the Merger Share Transfer generally will be subject to tax at a rate of (i) 28% if such Stockholder's DLB shares have been held for more than 12 months but not more than 18 months or (ii) 20% if such Stockholder's DLB shares have been held for more than 18 months. If a DLB Stockholder has held its shares for 12 months or less, any such capital gain recognized on the sale and redemption will be subject to tax at ordinary income tax rates (of which the maximum rate is 39.6%). The DLB Stockholders will be considered to have a new holding period with respect to each of the shares of the Company and Chesapeake received and will have an adjusted tax basis in each such share equal to the fair market value thereof.

                                 LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Baker & Botts, L.L.P., Dallas, Texas.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The financial statements of the Company as of December 31, 1994, 1995 and 1996 and for the fiscal years then ended included in this Prospectus and elsewhere in the Registration Statement have been audited by Grant Thornton

LLP, independent public accountants, as stated in their reports thereon appearing elsewhere herein, and are so included in reliance on such reports given upon the authority of that firm as experts in auditing and accounting. The financial statements of the Company as of June 30, 1997 and for the six months then ended, the financial statements of Trend as of December 31, 1995 and 1996 and for the three fiscal years ended December 31, 1996, 1995 and 1994, and the financial statements of Ward as of December 31, 1996 and for the fiscal year then ended, included in this Prospectus and elsewhere in the Registration Statement have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent public accountants, given upon the authority of that firm as experts in auditing and accounting. The financial statements of Bonray as of December 31, 1996 and June 30, 1996 and for the six-month period ended December 31, 1996 and years ended June 30, 1996 and 1995 included in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

         In preparation for its initial public offering, the Board appointed Coopers & Lybrand L.L.P. as auditors for the Company's financial statements for the six months ended June 30, 1997, and for the year ending December 31, 1997. During the period Grant Thornton LLP was engaged by the Company and up to and including March 7, 1997, the date of the Coopers & Lybrand engagement, there were no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure and there were no "reportable events" as the term is defined under the Securities Act. The audit reports previously issued by Grant Thornton LLP with respect to the Company's financial statements did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                   PAGE
CONSOLIDATED FINANCIAL STATEMENTS OF BAYARD DRILLING
  TECHNOLOGIES, INC.
  Report of Independent Certified Public Accountants  . . . . . . . . . . . . . . . . . . . . . .  F-2
  Report of Independent Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-3
  Balance Sheets as of December 31, 1995 and 1996, June 30,
     1997 and September 30, 1997  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-4
  Statements of Operations for the years ended December 31, 1994,
     1995 and 1996, six months ended June 30, 1997 and nine
     months ended September 30, 1996 and 1997 . . . . . . . . . . . . . . . . . . . . . . . . . .  F-5
  Statements of Equity (Deficit) for the years ended
     December 31, 1994, 1995 and 1996 and nine months ended
     September 30, 1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-6
  Statements of Cash Flows for the years ended December 31, 1994,
     1995 and 1996, six months ended June 30, 1997 and nine
     months ended September 30, 1996 and 1997 . . . . . . . . . . . . . . . . . . . . . . . . . .  F-7
  Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-9
FINANCIAL STATEMENTS OF TREND DRILLING COMPANY
  Report of Independent Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-19
  Balance Sheets as of December 31, 1995 and 1996 and as of
     April 30, 1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-20
  Statements of Operations for the years ended December 31,
     1994, 1995 and 1996 and four months ended April 30,
     1997 (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-21
  Statements of Stockholders' Equity for the years ended
     December 31, 1994, 1995 and 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-22
  Statements of Cash Flows for the years ended December 31,
     1994, 1995 and 1996 and four months ended April 30,
     1997 (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-23
  Notes to the Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-24
FINANCIAL STATEMENTS OF WARD DRILLING COMPANY, INC.
  Report of Independent Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-28
  Balance Sheet as of December 31, 1996 and May 31, 1997  . . . . . . . . . . . . . . . . . . . .  F-29
  Statements of Operations and Retained Earnings for the
     year ended December 31, 1996 and five months ended May
     31, 1997 (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-30
  Statements of Cash Flows for the year ended December 31,
     1996 and five months ended May 31, 1997 (unaudited)  . . . . . . . . . . . . . . . . . . . .  F-31
  Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-32
FINANCIAL STATEMENTS OF BONRAY DRILLING CORPORATION
  Report of Independent Auditors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-35
  Balance Sheets as of September 30, 1997 (unaudited) and
     December 31, 1996 and June 30, 1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-36
  Statements of Operations and Accumulated Deficit for the
     nine-month period ended September 30, 1997 (unaudited)
     and for the six-month period ended December 31, 1996
     and years ended June 30, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-37
  Statements of Cash Flows for the nine-month period ended
     September 30, 1997 (unaudited) and for the six-month
     period ended December 31, 1996 and years ended
     June 30, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-38
  Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-39

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Bayard Drilling Technologies, Inc.

         We have audited the accompanying balance sheets of Bayard Drilling Technologies, Inc. (Note A), as of December 31, 1996 and 1995, and the related statements of operations, equity (deficit), and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bayard Drilling Technologies, Inc., as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

Oklahoma City, Oklahoma
January 20, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Bayard Drilling Technologies, Inc.

         We have audited the accompanying balance sheet of Bayard Drilling Technologies, Inc., as of June 30, 1997, and the related statements of operations, equity (deficit), and cash flows for the six months ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bayard Drilling Technologies, Inc., as of June 30, 1997 and the results of its operations and its cash flows for the six months ended June 30, 1997 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Oklahoma City, Oklahoma
October 3, 1997

                       BAYARD DRILLING TECHNOLOGIES, INC.

                                 BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ASSETS

                                                                              DECEMBER 31,        JUNE 30, SEPTEMBER 30,
                                                                        -----------------------  ------------------------
                                                                           1995          1996        1997          1997
                                                                        -----------    --------  ----------      --------
                                                                                                        (UNAUDITED)
CURRENT ASSETS:
  Cash  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $   --      $ 4,963     $    240     $    $82
  Restricted investments  . . . . . . . . . . . . . . . . . . . . .             --           --          730          730
  Accounts receivable . . . . . . . . . . . . . . . . . . . . . . .          1,692          286        5,993       10,462
  Accounts receivable -- affiliate  . . . . . . . . . . . . . . . .             --          798        4,524        3,148
  Other current assets  . . . . . . . . . . . . . . . . . . . . . .             19            1          559          452
                                                                                --           --           --           --
          Total current assets  . . . . . . . . . . . . . . . . . .          1,711        6,048       12,046       14,874
Property, plant and equipment, net  . . . . . . . . . . . . . . . .          6,343       26,973       92,658      104,674
Goodwill, net of accumulated amortization of $216 . . . . . . . . .             --           --        6,402        6,285
Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .             --        1,652        2,066        2,231
                                                                            ------      -------     --------     --------
          Total assets  . . . . . . . . . . . . . . . . . . . . . .         $8,054      $34,673     $113,172     $128,064
                                                                            ======      =======     ========     ========

LIABILITIES AND EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable  . . . . . . . . . . . . . . . . . . . . . . . .         $1,219      $   409     $  8,794     $ 12,529
  Accounts payable -- affiliate . . . . . . . . . . . . . . . . . .             --           --          838        1,187
  Payable to affiliate  . . . . . . . . . . . . . . . . . . . . . .            433          412           --           --
  Accrued liabilities . . . . . . . . . . . . . . . . . . . . . . .             47          253        3,691        3,817
  Current portion of long-term debt . . . . . . . . . . . . . . . .             --          947       12,869       14,589
                                                                            ------      -------     --------     --------
          Total current liabilities . . . . . . . . . . . . . . . .          1,699        2,021       26,192       32,122
                                                                            ------      -------     --------     --------
Payable to affiliate  . . . . . . . . . . . . . . . . . . . . . . .          6,631           --           --           --

Deferred income tax liabilities . . . . . . . . . . . . . . . . . .             --          348        6,665        7,087

Long-term debt, less current maturities . . . . . . . . . . . . . .             --        6,053       18,894       23,583
                                                                            ------      -------     --------     --------
Subordinated notes  . . . . . . . . . . . . . . . . . . . . . . . .             --           --       16,608       16,776


Commitments and Contingencies

EQUITY (DEFICIT):
  Partners' deficit . . . . . . . . . . . . . . . . . . . . . . . .          (276)           --           --           --
  Stockholders' equity
     Preferred stock, $0.01 par value, 20,000,000 shares
       authorized; none issued or outstanding . . . . . . . . . . .             --           --           --           --
     Common stock, $0.01 par value, 100,000,000 shares
       authorized; 5,600,000 shares issued and outstanding
       at December 31, 1996; 7,490,000 at June 30, 1997; 7,588,000
       at September 30, 1997  . . . . . . . . . . . . . . . . . . .             --           56           75           76
  Additional paid-in capital (net of deferred compensation
     of $292 at September 30, 1997) . . . . . . . . . . . . . . . .             --       26,229       44,792       47,791
  Retained earnings (accumulated deficit) . . . . . . . . . . . . .             --         (34)         (54)          629

          Total equity (deficit)  . . . . . . . . . . . . . . . . .          (276)       26,251       44,813       48,496
                                                                            -----       -------     --------     --------
          Total liabilities and equity (deficit)  . . . . . . . . .         $8,054      $34,673     $113,172     $128,064
                                                                            ======      =======     ========     ========

   The accompanying notes are an integral part of these financial statements.

                       BAYARD DRILLING TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                SIX MONTHS ENDED   NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                JUNE 30,          SEPTEMBER 30,
                                        -------------------------------   -----------------------------------------------
                                           1994       1995       1996            1997         1996            1997
                                                                                                     (UNAUDITED)
REVENUES:
  Drilling  . . . . . . . . . . . . . .       $7,842     $5,491     $8,995        $   7,029      $     6,728 $   20,711
  Drilling -- affiliate . . . . . . . .        2,068      1,914        798            8,078               --     12,503
  Other . . . . . . . . . . . . . . . .           --        303         60               --               59
                                                  --        ---         --     ------------    -------------   ----------
                                                                                                                     --
                                                                                                                     --
     Total revenues . . . . . . . . . .        9,910      7,708      9,853           15,107            6,787     33,214
                                               -----      -----      -----        ---------      ----------- ----------
COSTS AND EXPENSES:
  Drilling  . . . . . . . . . . . . . .        8,572      6,075      7,653           10,897            5,244     24,246
  General and administrative  . . . . .          786        880        658              734              473      1,181
  Depreciation and amortization . . . .        1,557        791      1,126            2,645              727      4,918
  Other . . . . . . . . . . . . . . . .           --         47         46               --               --          --
                                                  --         --         --     ------------    -------------------------

     Total costs and expenses . . . . .       10,915      7,793      9,483           14,276            6,444     30,345
                                              ------      -----      -----        ---------      -----------  ---------
     Operating income (loss)  . . . . .      (1,005)       (85)        370              831              343      2,869
                                             ------        ---         ---      -----------     ------------ ----------
OTHER INCOME (EXPENSE):
  Interest expense  . . . . . . . . . .         (18)        (3)       (11)            (982)               --      (2,172)
  Interest income . . . . . . . . . . .           --         --         --               51               --         68
  Gain (loss) on sale of assets . . . .          366      (131)         54               60               --        303
  Other . . . . . . . . . . . . . . . .           --        (3)         17                8               17
                                                  --        --          --    -------------    -------------  -----------
                                                                                                                      5
                                                                                                                      -
     Total other income (expense) . . .          348      (137)         60            (863)               17      (1,796)
                                                 ---      ----          --     -----------     -------------  ----------
Earnings (loss) before income taxes . .        (657)      (222)        430             (32)              360      1,073
Income   tax   provision   (benefit)  --          --         --         17             (12)               --         410
                                                  --         --         --    ------------     ------------- -----------
deferred  . . . . . . . . . . . . . . .
Net earnings (loss) . . . . . . . . . .       $(657)     $(222)       $413     $       (20)             $360 $      663
                                              =====      =====        ====     ===========       =========== ==========
Net earnings (loss) per share . . . . .                                        $       .00      $        .03 $       .06
                                                                               ===========      ============ ===========

PRO FORMA INFORMATION:
  Additional income tax expense . . . .           --         --        146                               137
                                                  --         --        ---                      ------------
  Pro forma net earnings (loss) . . . .       $(657)     $(222)       $267                       $       223
                                              -----      -----        ----                       -----------
  Pro forma earnings per share  . . . .       $(.06)     $(.02)       $.02                      $        .02
                                              =====      =====        ====                      ============
Weighted average common shares               11,317     11,317      11,317          11,317            11,317      11,317
                                             ======     ======      ======     ===========     ============  ==========
outstanding . . . . . . . . . . . . . .

   The accompanying notes are an integral part of these financial statements.

                       BAYARD DRILLING TECHNOLOGIES, INC.

                         STATEMENTS OF EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                    STOCKHOLDERS' EQUITY
                                                     ---------------------------------------------------
                                           PARTNERS           ADDITIONAL
                                           CAPITAL    COMMON    PAID-IN   DEFERRED   RETAINED
                                          (DEFICIT)   STOCK     CAPITAL     COST     EARNINGS    TOTAL
Balance at January 1, 1994  . . . . . . . .    $(912)       $--        $--        $--       $--        $--
  Net loss  . . . . . . . . . . . . . . . .     (657)        --         --         --        --         --
  Capital contribution  . . . . . . . . . .     1,515        --         --         --        --         --
                                                -----        --         --         --        --         --
Balance at December 31, 1994  . . . . . . .      (54)        --         --         --        --         --
  Net loss  . . . . . . . . . . . . . . . .     (222)        --         --         --        --         --
                                                ----         --         --         --        --         --
Balance at December 31, 1995  . . . . . . .     (276)        --         --         --        --         --
  Net earnings through date of corporate
     capitalization . . . . . . . . . . . .       447        --         --         --        --         --
  Net increase in equity arising from
     affiliate transactions . . . . . . . .     5,285        --         --         --        --         --
  Issuance of stock in corporate
     capitalization . . . . . . . . . . . .   (5,456)        20      5,436         --        --      5,456
  Sale of stock . . . . . . . . . . . . . .        --        20      9,980         --        --     10,000
  Issuance of stock options and warrants
     for drilling agreements and debt . . .        --        --      1,319         --        --      1,319
  Issuance of stock and options for
     property and equipment . . . . . . . .        --        16      9,494         --        --      9,510
  Net loss from date of corporate
     capitalization to December 31,
     1996 . . . . . . . . . . . . . . . . .        --        --         --         --      (34)       (34)
                                                   --        --         --         --      ---        ---
Balance at December 31, 1996  . . . . . . .        --        56     26,229         --      (34)     26,251
  Net earnings  . . . . . . . . . . . . . .        --        --         --         --       663        663
  Issuance of stock options to
     employees  . . . . . . . . . . . . . .        --        --         60       (59)        --          1
  Sale of stock . . . . . . . . . . . . . .        --        13     11,217         --        --     11,230
  Issuance of stock options and
     warrants . . . . . . . . . . . . . . .        --        --      4,023         --        --      4,023
  Executive compensation agreements . . . .        --        --        250      (233)        --         17
  Issuance of stock for acquisitions  . . .        --         7      6,304         --        --      6,311
                                                   --         -      -----         --        --      -----
Balance at September 30, 1997 (unaudited) .       $--       $76    $48,083     $(292)      $629    $48,496
                                                  ===       ===    =======     =====       ====    =======

   The accompanying notes are an integral part of these financial statements.

                       BAYARD DRILLING TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                        SIX MONTHS ENDED       NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,               JUNE 30,            SEPTEMBER 30,
                                                       ----------------------------------------------------------------------------
                                                            1994       1995         1996       1997            1996      1997
                                                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss) . . . . . . . . . . . . . . . . .  $  (657)  $  (222)   $     413 $      (20)    $      360  $      663
  Adjustments to reconcile net earnings (loss) to net
    cash (used in) provided by operating
    activities --
    Depreciation and amortization . . . . . . . . . . .     1,557       791       1,126       2,645           727       4,918
    (Gain) loss on sale of assets . . . . . . . . . . .     (366)       131        (54)        (60)            --       (303)
    Compensation expense  . . . . . . . . . . . . . . .        --        --          --          18            --          21
    Deferred income taxes . . . . . . . . . . . . . . .        --        --          17        (12)            --         410
    Change in assets and liabilities, net of effects of
      affiliate transactions --
      Decrease (increase) in accounts receivable  . . .      (96)       242     (2,059)     (5,707)         (525)    (10,176)
      (Increase) in accounts receivable from
         affiliate  . . . . . . . . . . . . . . . . . .        --        --          --     (3,726)            --     (2,350)
      Decrease (increase) in other assets . . . . . . .         2       (6)       (185)     (1,608)         (124)     (1,030)
      Increase (decrease) in accrued liabilities  . . .     (101)     (237)         251       3,438         (315)       3,564
      Increase (decrease) in accounts payable . . . . .       106     (389)       (383)       5,635           459      10,720
      Increase in accounts payable to affiliate . . . .        --        --          --         838            --       1,187
      Increase (decrease) in payable to affiliate . . .        --        --         412       (412)             7       (412)
                                                        --------- ---------   ---------  ----------    ---------------------
         Net cash (used in) provided by operating
           activities . . . . . . . . . . . . . . . . .       445       310       (462)       1,029           589       7,212
                                                         --------  --------   --------   ----------    ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment . . . . . . . .   (1,183)   (2,088)    (10,578)    (32,539)       (6,499)    (49,054)
  Acquisition of businesses . . . . . . . . . . . . . .        --        --          --    (26,056)            --    (26,056)
  Proceeds from sale of assets  . . . . . . . . . . . .       729       378         137          60           136         781
  Purchase of investments . . . . . . . . . . . . . . .        --        --          --       (730)            --       (730)
                                                        --------- ---------   ---------  ----------    ----------  ---------
         Net cash used in investing activities  . . . .     (454)   (1,710)    (10,441)    (59,265)       (6,363)    (75,059)
                                                           -----   -------    --------   ----------    ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments made to affiliates . . . . . . . . . . . . .   16,608)   (8,828)    (19,719)          --       (9,015)          --
  Advances received from affiliates . . . . . . . . . .    16,982    10,228      18,791          --        14,789          --
  Retirement of notes payable . . . . . . . . . . . . .     (365)        --          --          --            --          --
  Proceeds from borrowings  . . . . . . . . . . . . . .        --        --       7,000      41,044            --      47,944
  Proceeds from issuance of stock . . . . . . . . . . .        --        --      10,000       8,230            --      11,230
  Debt issuance costs . . . . . . . . . . . . . . . . .        --        --       (206)          --            --          --
  Payments on long-term debt  . . . . . . . . . . . . .        --        --          --     (2,572)            --     (4,114)
  Borrowings under line of credit . . . . . . . . . . .        --        --          --       6,811            --       7,906
                                                        --------- ---------   ---------  ----------    ----------  ----------
         Net cash provided by financing activities  . .         9     1,400      15,866      53,513         5,774      62,966
                                                       ----------   -------   ---------  ----------    ----------  ----------
Net change in cash  . . . . . . . . . . . . . . . . . .        --        --       4,963     (4,723)            --     (4,881)
Cash at beginning of period . . . . . . . . . . . . . .        --        --          --       4,963            --       4,963
                                                        --------- ---------   ---------  ----------    ---------- -----------
Cash at end of period . . . . . . . . . . . . . . . . .  $     --  $     --   $   4,963  $      240     $      --$         82
                                                         ========  ========   =========  ==========     =====================
Cash paid during the period for interest  . . . . . . .  $     20  $     --   $      --  $      653     $      --  $    2,275
Cash paid during the period for income taxes  . . . . .  $     --  $     --   $      --  $       --     $      --$         --
                                                         ========  ========   =========  ==========     =====================

                                   Continued

                       BAYARD DRILLING TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

Continued

Supplemental noncash activity:

         During 1994 certain affiliate payables were extinguished resulting in a $1,515 capital contribution to the Company.

         During 1995 an affiliate transferred drilling equipment to the Company at the affiliate's basis totaling $173, net of accumulated depreciation of $1,306, which has been reflected as an increase in payable to affiliate. Additionally, the Company acquired property and equipment through trade payables totaling $1,180.

         During 1996 the Company acquired property and equipment totaling $9,841 through the issuance of stock and options and assumed a net deferred income tax liability of $331. The Company acquired property and equipment through trade payables and payables to affiliates totaling $1,390. The Company transferred property and equipment totaling $29, net of accumulated depreciation of $1,254 to an affiliate which has been reflected as a decrease in payables to affiliates. The Company issued stock options and warrants in exchange for certain drilling agreements and debt. The stock options were valued at $1,100 and the warrants associated with the debt were valued at $219.

         Additionally in 1996, the Company transferred the following assets and liabilities to affiliates which resulted in a net increase in equity at the time of corporate capitalization, effective December 1, 1996.

Accounts receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  2,667
Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        17
Cash  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9,252
Accounts payable and accrued liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (1,799)
Payable to affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   (15,422)
                                                                                                   --------
                                                                                                   $ (5,285)
                                                                                                   ========

         During 1997 the Company acquired property and equipment through the issuance of stock and options for $6,591 and through the issuance of trade payables of $1,400.

   The accompanying notes are an integral part of these financial statements.

                       BAYARD DRILLING TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS
   INFORMATION FOR THE PERIODS ENDED SEPTEMBER 30, 1997 AND 1996 IS UNAUDITED

NOTE A -- NATURE OF OPERATIONS

         Bayard Drilling Technologies, Inc. together with its predecessor, (the "Company"), a Delaware corporation, is the successor to the drilling operations of Anadarko Drilling Company ("Anadarko"), which began drilling operations in 1980. The Company provides land-based contract drilling services primarily to independent oil and gas companies in the Mid-Continent and Gulf Coast regions of the United States whose level of drilling activity is related to oil and gas prices, among other factors.

         Beginning in October 1996, AnSon Partners Limited Partnership ("APLP") initiated a series of transactions among its wholly owned affiliates, Anadarko, a partnership, and Bayard Drilling Company ("BDC"), a corporation, and the Company. These series of transactions resulted in the corporate capitalization of the Company in December 1996 with net assets, primarily drilling rigs, previously owned by Anadarko. Such transactions were accounted for as a reorganization of entities under common control.

NOTE B -- SUMMARY OF ACCOUNTING POLICIES

         The summary of significant accounting policies applied in the preparation of the accompanying financial statements follows.

1. Basis of Presentation and Consolidation

         The financial statements and information for periods prior to December 1, 1996 represent those of the predecessor. The consolidated financial statements for periods after December 31, 1996 include the accounts of the Company and its wholly-owned subsidiaries, Trend Drilling Company ("Trend") and WD Equipment, L.L.C. All significant intercompany accounts and transactions have been eliminated.

2. Cash

         The Company considers all cash and investments with an original maturity of 90 days or less to be cash equivalents. The Company maintains its cash in a bank deposit account which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

3. Investments

         Investments consist of certificates of deposits pledged to state insurance departments and insurance companies to support payment of workers compensation claims.

4. Concentration of Credit Risk

         The primary market for the Company's services are independent oil and gas companies whose level of activities are related to, among other things, oil and gas prices. The Company performs ongoing credit evaluations of its customers and provides for potential credit losses when necessary. No allowance was required at December 31, 1996 and 1995 or September 30, and June 30, 1997. At September 30, and June 30, 1997, approximately 71% of the Company's trade receivables and at September 30, 1997 over 75% of total revenues were derived from seven customers and approximately 71% was derived from five customers at June 30, 1997.

5. Property and Equipment

         Property and equipment are stated at cost, reduced by provisions to recognize economic impairment in value when management determines that such impairment has occurred. Drilling equipment is depreciated using the declining balance method over the estimated useful lives from five to fifteen years. Other property and equipment are depreciated on a declining balance basis over estimated useful lives from three to ten years. Refurbishments and betterments on drilling equipment are capitalized if such expenditures are significant and extend the lives of the equipment. Maintenance and repairs are expensed as incurred. When assets are sold, retired or disposed of, the cost and related accumulated depreciation are eliminated from the accounts and the gain or loss is recognized.

6. Revenue Recognition

         Revenues generated from the Company's dayrate drilling contracts are recognized as services are performed. For all drilling contracts under which the Company bears the risk of completion (such as footage and turnkey contracts) revenues and expenses are recognized using the completed contracts method. When estimates of projected revenues and expenses indicate a loss, the total estimated loss is accrued.

7. Net Earnings (Loss) Per Share

         Earnings per common and equivalent shares is computed based on the weighted average number of common and equivalent shares outstanding during the period. Pro forma net earnings (loss) per share are presented to reflect the provision for income taxes for periods Anadarko was a partnership. Pro forma net earnings (loss) per share is computed by dividing the pro forma net earnings (loss) by the weighted average number of shares of common stock and equivalent shares outstanding during the period.

         Under guidelines issued by the Securities and Exchange Commission, common shares, options and warrants issued prior to a public offering at prices below the initial offering price are treated as outstanding for all periods presented (using the Treasury stock method) in computing net earnings (loss) per share.

8. Income Taxes

         Income taxes were not provided in the financial statements for earnings attributable to Anadarko since the partners would pay income taxes or receive as a deduction their distributive share of Anadarko's taxable income or loss. Pro forma adjustments are reflected on the statement of operations to provide for income taxes in accordance with Statement of Financial Accounting Standards No. 109 at an effective rate of 38%.

         The Company uses the liability method of accounting for deferred income taxes under SFAS No. 109, whereby deferred tax assets and liabilities are recognized based upon differences between the financial statement and tax bases of assets and liabilities using presently enacted tax rates. If it is more likely that not some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

9. Goodwill and Other Assets

         Goodwill related to the acquisition of Trend is being amortized over fifteen years. Amortization expense of $216,030 and $97,527 has been recognized as of September 30, and June 30, 1997, respectively.

         Other assets consist of (i) organizational costs incurred for the organization of Bayard, (ii) debt issuance costs incurred on the term loan disclosed in Note G, and (iii) deferred contract costs related to options granted to a related party. Amortization expense for such other assets is recognized over one to five years on a straight-line basis. $1,196,630 of amortization expense has been recognized for the nine months ended September 30, and $667,626 for the six months ended June 30, 1997 for these costs.

         On an ongoing basis, management reviews the valuation and amortization of goodwill and other intangibles to determine possible impairment. The recoverability of these assets is assessed by determining whether the amortization can be recovered from undiscounted future cash flows.

10. Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period; accordingly actual results could differ from those estimates.

11. Fair Value of Financial Instruments

         The Company's financial instruments consist of cash and investments which approximate fair value because of the short maturity of those instruments, a payable to an affiliate which approximates fair value due to the demand nature of this obligation and a floating rate term loan which approximates fair value because the interest rate adjusts to the market rate, and notes payable which approximate fair value because the interest rates on these notes reflects the borrowing terms currently available to the Company.

12. Interim Financial Statements and Disclosures

         In the opinion of management, the unaudited interim financial statements for September 30, 1997 and 1996 and unaudited interim financial statement disclosures subsequent to December 31, 1996 include all adjustments, consisting of normal recurring accruals, necessary to present fairly the Company's financial position as of September 30, 1997 and results of operations and cash flows for the nine months ended September 30, 1997 and 1996. Results for the period ended September 30, 1997 are not necessarily indicative of the results to be expected for the entire fiscal year.

13. Stock Based Compensation

         The Company applies APB Opinion 25 in accounting for its stock option plans. Under this standard, compensation expense is only recognized for grants of options which include an exercise price less than the market price of the stock on the date of grant. Accordingly, based on the Company's grants for 1996 and for the nine months ended September 30, 1997, the Company recognized $0 and approximately $292,000 of deferred compensation and $0 and approximately $21,000 of compensation expense, respectively. For grants of options which include an exercise price equal to or greater than the market price of the stock on the date of grant, the Company has disclosed the pro forma effects of recording compensation based on fair value in Note N to the financial statements as allowed by Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation."

NOTE C -- ACQUISITIONS

         On May 1, 1997, the Company completed the acquisition of the common stock of Trend ("Trend Acquisition") for $18 million in cash and 250,000 shares of common stock which equates to $10.64 per share based on the appraisals of the fair market value of the property and equipment acquired of $21,532,000. The Company incurred costs of approximately $307,000 in connection with this acquisition.

         The Trend Acquisition was accounted for as a purchase. The following is an analysis of the allocation of the purchase price:

                                                                                               (IN THOUSANDS)
Current assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $ 2,734
Property and equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           21,532
Goodwill  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            6,330
Current liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (2,265)
Long-term liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (1,340)
Deferred income tax liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (6,330)
                                                                                                       -------
Purchase price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $20,661
                                                                                                       =======

         On May 30, 1997, the Company acquired WD Equipment, L.L.C. (which owned six drilling rigs, but had no operations) from Ward Drilling Company, Inc. ("Ward Acquisition") for approximately $8 million in cash and 400,000 shares of common stock which equates to $8.95 per share based on the appraisal of the fair market value of the assets acquired of $11,931,000. The Company also issued warrants to purchase 200,000 shares of common stock at $10.00 per share. The warrant had an estimated fair market value of $294,000 at the agreement closing date and was recorded as an increase in property and equipment and additional paid in capital.

         The following is the unaudited pro forma results of operations as if Trend and Ward had been acquired January 1, 1996 (in thousands):

                                                                              YEAR ENDED         NINE MONTHS ENDED
                                                                          DECEMBER 31, 1996      SEPTEMBER 30, 1997
Revenues  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $36,930                 $44,561
                                                                               =======                 =======
Net income (loss) . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $(2,347)                $   471
                                                                               =======                 =======
Net income (loss) per common share  . . . . . . . . . . . . . . . . . . .      $  (.16)                $   .03
                                                                               ========                =======

NOTE D -- PROPERTY AND EQUIPMENT

         Major classes of property and equipment consist of the following:

                                                                                               NINE MONTHS
                                                                                                 ENDED
                                                                            DECEMBER 31,       SEPTEMBER 30,
                                                                         1995         1996        1997
                                                                                   (IN THOUSANDS)
Drilling rigs and components  . . . . . . . . . . . . . . . . . . . .   21,152      $42,303        $122,012

Automobiles, trucks, and trailers . . . . . . . . . . . . . . . . . .    1,546          431           1,443
Buildings and property  . . . . . . . . . . . . . . . . . . . . . . .       --           --             277
Furniture, fixtures, and other  . . . . . . . . . . . . . . . . . . .       69            7             289
                                                                        ------      -------    ------------
                                                                        22,767       42,741         124,021
  Less accumulated depreciation . . . . . . . . . . . . . . . . . . .   16,424       15,768          19,347
                                                                        ------      -------      ----------
                                                                        $6,343      $26,973        $104,674
                                                                        ======      =======        ========

NOTE E -- CHANGE IN ESTIMATED LIVES

         Effective January 1, 1995, the Company changed the estimated remaining lives of its drilling rigs and other related drilling equipment to 84 months from remaining lives which ranged from 31 months to 113 months. The Company also changed the estimated remaining life of drill collars from 20 months to 36 months. These changes were made to more closely approximate the remaining useful lives of such assets. The effect of this change was to decrease the historical net loss by approximately $539,000 and to reduce the pro forma net loss by approximately $539,000 or $.05 per share (Note B(7)) for the year ended December 31, 1995.

         Effective January 1, 1996, the Company changed the estimated remaining lives of certain drilling component equipment from 84 months to 120 months and changed the estimated remaining life of drill collars and pipe from 36 months to 60 months. After review and study by the Company, the useful lives of drilling rigs acquired after January 1, 1996 were changed from 84 months to 144 months. These changes were made to more closely approximate the remaining useful lives of such assets. The effect of these changes was to increase the historical net earnings by approximately $405,000 and to increase pro forma net earnings by approximately $251,000, net of pro forma income taxes of $154,000, or $.02 per share (Note B(7)) for the year ended December 31, 1996.

         Effective July 1, 1997, the Company changed the estimated remaining lives of its drilling rigs and other related drilling equipment to 180 months from remaining lives of 144 months. These changes were made to more closely approximate the remaining useful lives of such assets. The effect of these changes was to increase net earnings for the third quarter ended September 30, 1997 by approximately $229,000, net of income taxes of $141,000, or $.02 per share.

NOTE F -- INCOME TAXES

         On October 28, 1996, Anadarko conveyed its operating assets to its wholly-owned subsidiary, BDC, which caused a change in tax status of the drilling operations from a partnership to a taxable corporation. A deferred tax asset was recognized for the temporary differences which existed at the date of conveyance together with a related valuation allowance. At December 31, 1996, the Company has net operating loss carry forwards of approximately $418,000 which will expire in 2011 if unused.

         Components of net deferred income tax liabilities are as follows:

                                                                               OCTOBER 28,    DECEMBER 31,
                                                                                  1996            1996
                                                                                        (IN THOUSANDS)
Deferred tax assets (liabilities)
  Operating loss carryforwards  . . . . . . . . . . . . . . . . . . . . . . .    $    --          $ 167
  Property and equipment  . . . . . . . . . . . . . . . . . . . . . . . . . .      1,818           (515)
  Total valuation allowance . . . . . . . . . . . . . . . . . . . . . . . . .     (1,818)            --
                                                                                 -------          -----
     Net deferred tax liabilities . . . . . . . . . . . . . . . . . . . . . .    $    --          $(348)
                                                                                 =======          =====

         The Company's effective income tax rate differed from the federal statutory rate of 34% as follows for the years ended December 31: (in thousands)

                                                                                       1995    1996
Income tax expense (benefit) at federal statutory rate  . . . . . . . . . . . . . . .  $(75)  $  146
Income tax (expense) benefit attributable to individual
  partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    75     (129)
                                                                                       ----   ------
                                                                                       $ --   $   17
                                                                                       ====   ======

         The Company's valuation allowance on tax assets was established October 28, 1996 due to a change in taxable status and decreased $1,818,000 during the period from October 28, 1996 to December 31, 1996. The Company was not a taxable entity in 1995 and had no valuation allowance. Effective December 1, 1996, the Company acquired assets with deferred tax liabilities of approximately $2 million in which the purchase price allocation resulted in the reduction of the Company's tax asset valuation allowance of approximately $1,724,000.

NOTE G -- LONG-TERM DEBT AND SUBORDINATED NOTES

         Long-term debt at December 31, 1996 consisted of borrowings under loan agreements (the "Loan Agreements") which provide for a term loan (the "Term Loan") and a revolving loan (the "Revolving Loan"). The Term Loan of $7,000,000 bears interest at the Company's choice of LIBOR plus 4.25% (9.65% at December 31, 1996) or the prime rate of Chase Manhattan Bank, N.A. and requires monthly payments of principal and interest in amounts sufficient to repay borrowings at maturity on March 31, 2002. The Loan Agreements permit borrowings to a maximum of $20 million under the Term Loan if defined collateral provisions are met. The loan is collateralized by drilling equipment.

         The Loan Agreements also permit borrowings up to $4 million under the Revolving Loan through December 31, 1998 subject to a $2 million limitation if the borrowings under the Term Loan exceed $17 million. Amounts advanced under the Revolving Loan, if any, will be converted to a term loan on December 31, 1998 and will be repaid in monthly installments until maturity on January 31, 2002.

         Starting in 1997, the Loan Agreements require the maintenance of defined collateral values, cash flow and liquidity ratios, financial reporting requirements, and the maintenance of total liabilities to tangible net worth not greater than 1.25 and imposes certain limitations on capital expenditures and incurrence of additional debt.

         At December 31, 1996, the aggregate yearly maturities on long-term obligations are as follows:

YEAR ENDING DECEMBER 31
     1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 947,000
     1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1,240,000
     1999 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1,365,000
     2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1,503,000
     2001 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1,654,000
     Thereafter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    291,000
                                                                                                   ---------
                                                                                                  $7,000,000
                                                                                                  ==========

         In May 1997, the Company amended and increased the availability under the Loan Agreements. The Term Loan provides the Company up to $30.5 million for the purchase of additional land drilling rigs, the refurbishment of such rigs and equipment and for working capital purposes. The Revolving Loan provides the revolving credit loans of up to $10 million, $2 million of which is available for the issuance of letters of credit, and which is being used for general corporate purposes. Amounts outstanding under the Revolving Loan bear interest based on Fleet National Bank's prime rate plus 1.5% (10% at September 30, and June 30, 1997) and mature in April 2000. Amounts outstanding under the Term Loan bear interest, at the election of the Company, at floating rates equal to Chase Manhattan Bank's prime rate plus 2.0% or LIBOR plus 4.25% (10% at September 30, and 9.94% at June 30, 1997) and mature in March 2002. The Loan Agreements are collateralized by substantially all of the assets of the Company, including all drilling rigs, equipment and drilling contracts, and contain customary restrictive covenants (including covenants restricting the ability of the Company to pay dividends or encumber assets) and an affirmative covenant to maintain Total Available Liquidity (as defined in the Loan Agreements) of at least $4.5 million through December 31, 1997 and $3 million through December 31, 1998. Pursuant to the Loan Agreements, the Company must maintain certain financial ratios, including a Cash Flow Coverage ratio (as defined in the Loan Agreements) of at least 1.25 to 1 until December 1997, 1.5 to 1 in 1998 and
1.75 to 1 thereafter and a ratio of Total Liabilities (as defined in the Loan Agreements) to Tangible Net Worth no greater than 1.25 to 1 in 1997 and 1 to 1 in 1998. Under the Loan Agreements the Company is obligated to pay certain fees, including an annual commitment fee in an amount equal to 0.5% of the unused portion of the commitment.

         Additionally, the Company issued Subordinated Notes due May 1, 2003 in the original principal amounts of $18 million and $2.52 million (the "Subordinated Notes") to Chesapeake Energy Corporation ("Chesapeake") and Energy Spectrum Partners LP ("Energy Spectrum"), respectively. The Subordinated Notes bear interest at either (i) 11% per annum, payable in cash or (ii) 12.875% per annum, payable in the form of additional Subordinated Notes, which interest is payable quarterly in arrears. On each quarterly interest payment date, the Company may make an election as to the interest rate to be applied for the previous quarter. The Subordinated Notes are redeemable, solely at the option of the Company, in whole or in part, at any time after May 31, 1998 at varying redemption prices. The Company must offer to redeem the Subordinated Notes upon the occurrence of certain events constituting a "Change of Control" (as defined in the Subordinated Notes) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption. The Subordinated Notes are convertible into Common Stock at the option of the Company, in whole or in part, in conjunction with a "Convertible Event" (as defined in the Subordinated Notes), which includes certain underwritten public offerings (including the Initial Public Offering), mergers, consolidations and other business combination transactions. The Subordinated Notes are general unsecured subordinated obligations of the Company that are subordinated in rights of payment to all existing and future senior indebtedness of the Company, pari passu with all existing and future subordinated indebtedness of the Company and senior in right of payment to all future junior subordinated indebtedness of the Company.

NOTE H -- RELATED PARTY TRANSACTIONS

         Before the corporate capitalization, Anson Gas Corporation served as the managing general partner responsible for all management and operational functions of the Company and charged the Company for such expenses. The Company expensed approximately $198,000, $390,000 and $435,000 for such services received in 1996, 1995 and 1994, respectively.

         Prior to December 31, 1996, the Company and its affiliates made advances to each other from time to time which generally had no specific repayment terms. The Company's payable to affiliate at December 31, 1995 was in the form of a noninterest-bearing payable to APLP.

         The Company purchased drilling equipment and supplies from an affiliate totaling $2,862,000, $779,000 and $904,000 in 1996, 1995 and 1994,
respectively. The Company also transferred drilling equipment to an affiliate at the Company's basis totaling $29,000, net of accumulated depreciation, which resulted in a decrease in payable to affiliate.

         An affiliate transferred drilling equipment to Anadarko at the affiliates basis totaling $173,000, net of accumulated depreciation, during 1995 which has been reflected as an increase in payable to affiliate.

         In December 1996, Anadarko granted the Company a transferrable option, exercisable at any time prior to June 30, 1998, to either purchase from Anadarko a storage yard located in Weatherford, Oklahoma (the "Weatherford Storage Yard") for a price of $1,000 in cash or lease from Anadarko, for any period specified by the Company through a date not later than December 31, 1999, the Weatherford Storage Yard for a lease price of $100 per year. In August 1997, the Company acquired from Anadarko approximately 5 acres of land also in Weatherford, Oklahoma, in consideration for the relinquishment by the Company of the option to acquire or lease the Weatherford Storage Yard.

         In May 1997, the Company paid Energy Spectrum a fee in the amount of $220,000 for financial advisory and other services rendered to the Company in connection with the completion of the Trend Acquisition, including the valuation and negotiation of the Trend Acquisition and for assistance in the arrangement of alternative financing sources and structuring, negotiating and closing the amended financing arrangements with CIT and Fleet. The Company also reimbursed Energy Spectrum for expenses incurred in connection with the rendering of such services.

         The Company has in the past purchased rigs and related equipment from U.S. Rig & Equipment, Inc., an affiliate of Roy T. Oliver, a director of the Company. From January 1997 through September 30, 1997, the Company paid U.S. Rig & Equipment, Inc. an aggregate of $5.0 million in connection with such purchases. Additionally, in August 1997, the Company sold one of its rigs to an affiliate of Mr. Oliver for $500,000. The Company believes that this sale price is equivalent to the price that would have been received from an unaffiliated third party. Additionally, in November 1997, the Company agreed to acquire six rigs and related drilling equipment for $14 million and such rigs will require additional refurbishment prior to placement into service. In connection therewith, the Company made a cash down payment of $3.5 million and anticipates closing the transaction in January 1998.

         The Company has engaged affiliates of APLP for the provision of trucking services related to the movement of the Company's rigs on numerous occasions. From January 1997 through September 30, 1997, the Company paid such affiliates of APLP an aggregate of $630,000 in consideration for such trucking services.

         Since December 13, 1996, APLP has made available to the Company certain of APLP's employees, office space and administrative equipment, such as computer and telephone systems. In consideration for such assistance, the Company had reimbursed APLP an aggregate of $179,000 as of September 30, 1997 and APLP continues to provide certain computer services to the Company.

         Accounts receivable at September 30, 1997 included $3.1 million of receivables from affiliates. Accounts payable at September 30, 1997 included $1,187,000 owed to affiliates. Interest expense at September 30, 1997 included $495,000 to affiliates.

NOTE I -- SIGNIFICANT CUSTOMERS

         During the first nine months of 1997, 38% of revenues were generated from affiliated customers and for the six months ended June 30, 1997, 51% of revenues was generated from an affiliated customer and 10% of revenues was generated from an unaffiliated customer. During 1996, sales to two customers were, respectively, 75% (inclusive of $798,000 attributable to Chesapeake, which became an affiliate in December 1996) and 18% of drilling revenues. During 1995, sales to one customer totaled 36% of drilling revenue. During 1994, sales to two customers totaled 34% and 11% of total drilling revenues.

NOTE J -- STOCKHOLDER'S EQUITY AND OPTIONS

         In December 1996, the Company issued 2,000,000 shares of Common Stock to Anadarko for the operating assets of BDC, Anadarko's subsidiary. Further, the Company issued 2,000,000 shares of Common Stock to Energy Spectrum for $10 million cash. The Company also acquired six drilling rigs and related equipment by the issuance of 1,600,000 shares of Common Stock and put options on the Company's common stock. The drilling rigs were recorded in accordance with appraisals of the estimated fair value of the assets acquired ($9,500) and the net deferred income tax liability assumed. If the Company does not complete an initial public stock offering prior to June 2, 1998, the holder of the options has a thirty-day period in which to request that the Company purchase the 1,600,000 shares of Common Stock at $7.50 per share. The Company, at its option, can either purchase the shares or issue 400,000 additional shares of Common Stock to the holder. The estimated fair value of the put options are recorded as additional contributed capital to the Company.

         The Company executed in December 1996 certain drilling agreements to supply six drilling rigs to Chesapeake at rates equal to defined comparable market rates but not less than $5,000 per day per rig. The Company granted the operator an option to purchase 2,000,000 shares of Common Stock at $6 per share, subject to performance of the operator under the drilling agreement.
The estimated fair value of the options of $1,100,000 was recorded as additional paid-in capital and a deferred charge to be amortized over a twelve month period consistent with the annual negotiations of contract terms.

         In February 1997, the Company sold 100,000 shares of Common Stock at $2.50 per share to the President of the Company, which are subject to the terms of a Restricted Stock Award Agreement. Deferred compensation in the amount of $250,000 was recorded related to this stock grant as the purchase price was below the fair market value of the Company's Common Stock at the date of grant. See Note N.

         On December 10, 1996, the Company granted the issuer of the Term Loan (Note G) warrants to immediately purchase up to 290,000 shares of the Company's Common Stock at $8 per share or up to 300,000 shares at $8 per share when total outstanding Common Stock exceeds 6,000,000 shares. The warrants expire at the earlier of December 13, 2001 or eighteen months after completion of the initial public stock offering by the Company. The warrant holder can also elect to receive in stock the excess of the stock market value over the warrant exercise price. These warrants have an estimated fair value of $219,000, which has been recorded as debt issue costs and is being amortized over the term of the loan.

         The Company purchased during May 1997, two drilling rigs from U.S. Rig & Equipment, Inc. for cash and granted options to purchase 100,000 shares of Common Stock at $8 per share.

         In connection with the issuance of Subordinated Notes executed in May 1997, the Company issued 1,140,000 shares of Common Stock at $7 per share. Additionally, the Company issued two series of detachable Warrants, designated as Series A Warrants and Series B Warrants. The Series A Warrants are exercisable at a price of $.01 per share and the Series B Warrants are exercisable at $7.50 per share. Both Warrants expire 72 months from issuance. The Company issued Series A Warrants and Series B Warrants representing the right to purchase 798,000 shares and 912,000 shares of Common Stock, respectively. The fair market value of these warrants at the agreement closing date was $6 million, $4,024,000 of which was attributable to the Subordinated Notes. The warrant value applicable to the Subordinated Notes was allocated between the Subordinated Notes and warrants and recorded as a discount to the Subordinated Notes and additional paid in capital.

         In October, 1995 SFAS No. 123 "Accounting for Stock Based Compensation" was issued. The statement required the computation of compensation expense for stock, stock options and other equity instruments issued to employees based on the fair value of the instrument at the date the instrument was granted. The compensation is to be recorded as an expense in the financial statements or alternatively, disclosed. The Company has elected to disclose such information.

         In June 1997, the Company granted options to employees to purchase 59,600 shares of Common Stock at $8 per share. Deferred compensation in the amount of $59,600 was recorded related to these stock options as the exercise price was below the fair market value of the Company's Common Stock at the date of grant. See Note N. In November 1997, the Company granted options to employees to purchase 197,500 shares of Common Stock at $23 per share. During 1996 and 1997, the Company issued stock options to three executive officers pursuant to the 1997 Stock Option and Stock Award Plan to purchase 200,000, 50,000 and 50,000 shares of Common Stock, respectively, at an exercise price of $5, $5 and $10 per share, respectively. None of such options has been exercised, and all of such options remain outstanding.

NOTE K -- COMMITMENTS AND CONTINGENCIES

         In December 1996, the Company entered into a drilling agreement whereby Chesapeake agreed to engage six of the Company's rigs for two-year terms, subject to annual negotiations. The Company has the option to extend the agreement with respect to any two of the rigs for two additional years on the same terms. Chesapeake has the option to extend each of the other four individual drilling rigs for two additional years on the same terms. The agreement provides standard day rates, subject to upward, but not downward, adjustment annually to approximately $100 per day less than the average then-current market rates for the areas of operation. This adjustment is determined each November during the term of the agreement and becomes effective for any wells spudded after December 1, while such agreement remains in effect. The contract has been negotiated whereby the dayrate for each rig engaged by Chesapeake will be determined on a well to well basis, based on the prevailing market conditions at such time. One of the six rigs has been released by Chesapeake which allowed the Company to provide the rig to another customer at a higher day rate, due to the current market conditions, than would have been received if Chesapeake had retained the rig.

         The Company has entered into two year employment agreements with three executive officers, which provide for the payment of the remaining term of each agreement upon a change of control. As of September 30, 1997, benefits under such agreements, assuming a change of control, would aggregate approximately $465,000.

         As of September 30, 1997, the Company had construction commitments totaling approximately $3.5 million for five rigs in various stages of refurbishment.

         A shortage of drill pipe exists in the contract drilling industry in the United States. This shortage has caused the price of drill pipe to increase significantly over the past 24 months and has required orders for new drill pipe to be placed at least one year in advance of expected use. The price increase and the delay in delivery has caused the Company to substantially increase capital expenditures for drill pipe in recent months. In the event the shortage continues, the Company may be unable to obtain the drill pipe required to expand its contract drilling operations.

NOTE L -- SUBSEQUENT EVENTS

         In August 1997, the Company issued 3,149,000 shares of Common Stock to Chesapeake for $9 million in cash and the relinquishment by Chesapeake of its right to exercise the Chesapeake Option and the warrants issued to it in connection with the May Financing (the "Chesapeake Transactions"). In connection with the Chesapeake Transactions and upon consummation of the Initial Public Offering, the Company redeemed in full the $18 million principal amount of Subordinated Notes held by Chesapeake at a cash redemption price of $18.2 million. The Company estimates a $5.3 million extraordinary loss from early extinguishment of debt on the Subordinated Notes, subject to adjustment. Also in connection with the Chesapeake Transactions, the Company waived its right under the May Securities Purchase Agreement to require Chesapeake to purchase additional Common Stock, Warrants and Subordinated Notes for $3 million.

         At the August 19, 1997 Board of Directors meeting, the number of authorized shares of Common Stock was increased from 10,000,000 to 100,000,000 and the number of authorized shares of preferred stock was increased from 2,000,000 to 20,000,000. Additionally, a two-for-one stock split effected as a stock dividend on an August 22, 1997 record date was approved. All stock option data, per share earnings and references to common stock have been restated to give effect to the stock split.

         On July 31, 1997, Energy Spectrum exercised in full its Series A Warrants, at a price of $0.01 per share, for 98,000 shares of Common Stock.

SUBSEQUENT EVENTS -- UNAUDITED

         On October 16, 1997, the Company acquired Bonray Drilling Corporation ("Bonray") for 3,015,000 shares of Common Stock, subject to certain working capital adjustments. The acquisition will be accounted for as a purchase.

NOTE M -- EMPLOYEE BENEFIT PLAN

         The Company has a profit sharing plan for certain eligible employees who have attained the age of 21 and completed at least one year of service. Participants may contribute up to 20% of compensation for any plan year. The Company's discretionary contribution is based on the participants total years of service. The Company has made contributions of approximately $60,900 through September 30, 1997.

NOTE N -- BENEFIT AND COMPENSATION PLAN

         In April 1997, the Board of Directors approved the adoption of an Employee Stock Plan ("the Plan") whereby 1,600,000 shares of Common Stock are authorized for issuance under the Plan to officers and employees. The Plan permits the issuance of qualified or nonqualified stock options, as well as granting of certain other awards, including shares of restricted stock.
Options granted become vested at the rate of 20% per year one year after being granted, with the options expiring six years from the original grant date. The exercise price for options granted through September 30, 1997 was based on the Company's estimate of the fair market value on the date of the grant. Through September 30, 1997, 309,600 options and 100,000 shares of restricted stock (denoted below) were issued under the Plan, none of which were exercisable at September 30, 1997.

         Activity pertaining to the Plan is as follows:

                                                                                                WEIGHTED
                                                                               NUMBER OF        AVERAGE
                                                                                SHARES        EXERCISE PRICE
                                                                               ---------      --------------
Outstanding at
  December 10, 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        --            $  --
     Granted  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      200,000          5.00
     Exercised  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        --               --
                                                                                     --
Outstanding at
  January 1, 1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      200,000          5.00
     Granted  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      209,600          4.66
     Exercised  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        --               --
                                                                                     --
  September 30, 1997  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      409,600         $4.83
                                                                                   =======

                                                               WEIGHTED AVERAGE   FAIR MARKET
                           WEIGHTED AVERAGE                     FAIR VALUE OF       VALUE OF       DEFERRED
  EXERCISE     NUMBER OF      REMAINING      WEIGHTED AVERAGE  STOCK OPTIONS ON   COMMON STOCK   COMPENSATION
PRICE RANGE     SHARES     CONTRACTUAL LIFE   EXERCISE PRICE    DATE OF GRANT    AT DATE OF GRANT     COST
-----------   ----------   ----------------  ---------------   ---------------   ---------------- ------------
   $ 2.50      100,000              0             $ 2.50            $  --             $5.00         $233,000
     5.00      250,000(1)         5.46              5.00              2.09             5.00               --
     8.00       59,600            5.96              8.00              4.18             9.00           59,000

__________

(1)  Unvested restricted stock.

         The Company applies APB Opinion 25 in accounting for the Plan. Had compensation been determined on the basis of fair value pursuant to FASB Statement No. 123, net income and earnings per share would have been reduced as follows:

                                                                                     DECEMBER 31,    JUNE 30,
                                                                                         1996          1997
                                                                                     ------------  ------------
Net income (in thousands):
  As reported . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      413         (20)
  Pro forma (net of effective tax of 38%) . . . . . . . . . . . . . . . . . . . . . .      407         (90)
Primary earnings per share, primary and fully diluted:
  As reported . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      .04        (.00)
  Pro forma . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      .04        (.01)

         The fair value of each option granted is estimated using the Black-Scholes model. This model includes, among others, a variable of stock volatility. As the Company is not yet public, the volatility used in the model was .40 based on volatilities of a similar entity that is currently publicly traded. Dividend yield was estimated to remain at zero with risk free interest rates ranging between 5.72 and 6.31 percent. As there is no prior experience available to use in estimating an expected life for the options, an average of the time between the vesting and expiration dates of the options was used in determining the expected lives of the options ranging from 3.5 to 5.5 years. Fair value of options granted during 1997 and 1996 under the Plan were $415,990 and $354,590, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Bayard Drilling Technologies, Inc.

         We have audited the accompanying balance sheets of Trend Drilling Company as of December 31, 1996 and 1995, and the related statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respect, the financial position of Trend Drilling Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND, L.L.P.

Oklahoma City, Oklahoma
April 28, 1997

                             TREND DRILLING COMPANY

                                 BALANCE SHEETS

                                     ASSETS


                                                               AS OF DECEMBER 31,
                                                          ----------------------------      AS OF
                                                               1995           1996     APRIL 30, 1997
CURRENT ASSETS:
  Cash and cash equivalents . . . . . . . . . . . . .     $     448,857    $  570,873    $  149,352
  Accounts receivable . . . . . . . . . . . . . . . .         2,398,231     3,474,043     2,544,526
  Other current assets  . . . . . . . . . . . . . . .            34,899        40,661        40,661
  Deferred tax asset  . . . . . . . . . . . . . . . .           175,593            --            --
                                                          -------------     ---------     ---------
          Total current assets  . . . . . . . . . . .         3,057,580     4,085,577     2,734,539
Property, plant and equipment, net  . . . . . . . . .         4,781,019     4,176,964     4,133,639
Goodwill, net of accumulated amortization of $60,000,
  $84,000 and $92,000, respectively . . . . . . . . .            60,000        36,000        28,000
Deferred tax asset  . . . . . . . . . . . . . . . . .           186,688       379,850       379,850
                                                          -------------    ----------    ----------
          Total assets  . . . . . . . . . . . . . . .     $   8,085,287    $8,678,391    $7,276,028
                                                          =============    ==========    ==========

                                  LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable  . . . . . . . . . . . . . . . . . $   2,358,575     1,424,415     $ 583,405

  Accrued liabilities . . . . . . . . . . . . . . . .       626,883     1,049,338       280,049
  Income taxes payable  . . . . . . . . . . . . . . .            --       986,834     1,157,103
  Current portion of long-term debt . . . . . . . . .     1,457,976       415,445       232,394
  Deferred tax liability  . . . . . . . . . . . . . .            --        11,939        11,939
                                                      -------------     ---------     ---------
          Total current liabilities . . . . . . . . .     4,443,434     3,887,971     2,264,890
                                                      -------------     ---------     ---------
Long-term debt  . . . . . . . . . . . . . . . . . . .     1,755,437     1,339,992     1,339,992
                                                      -------------     ---------     ---------

Commitments and contingencies

STOCKHOLDERS' EQUITY:
  Common stock, $1 par value, 25,000 shares
     authorized; 500 shares issued and outstanding  .           500           500           500
  Additional paid-in capital  . . . . . . . . . . . .     2,483,880     2,483,880     2,483,880
  Retained earnings (accumulated deficit) . . . . . .      (597,964)      966,048     1,186,766
                                                      -------------     ---------     ---------
          Stockholders' equity  . . . . . . . . . . .     1,886,416     3,450,428     3,671,146
                                                      -------------     ---------     ---------
          Total liabilities and stockholders'
            equity  . . . . . . . . . . . . . . . . . $   8,085,287     $8,678,391     $7,276,028
                                                      =============     ==========     ==========

    The accompanying notes are an integral part of the financial statements.

                             TREND DRILLING COMPANY

                            STATEMENTS OF OPERATIONS



                                       FOR THE YEARS ENDED DECEMBER 31,              FOUR MONTHS
                                 --------------------------------------------           ENDED
                                     1994            1995           1996           APRIL 30, 1997
                                                                                    (UNAUDITED)
REVENUES:
  Drilling contracts  . . . . .    $12,563,991     $12,283,649     $15,692,056      $6,389,703
                                   -----------     -----------     -----------      ----------
OPERATING EXPENSES:
  Drilling  . . . . . . . . . .     10,070,842       9,218,081      11,752,135       4,844,669
  General and administrative  .      1,415,842       1,878,347       1,647,330         514,937
  Depreciation and amortization      1,077,292       1,344,835       1,602,832         627,350
                                    ----------     -----------     -----------      ----------
          Total operating
            expenses  . . . . .     12,563,976      12,441,263      15,002,297       5,986,956
                                    ----------     -----------     -----------      ----------
Operating income (loss) . . . .             15        (157,614)        689,759         402,747
                                    ----------     -----------     -----------      ----------
OTHER INCOME (EXPENSE):
  Interest expense  . . . . . .       (183,768)       (280,741)       (261,331)        (46,750)
  Interest income . . . . . . .          5,880          17,380           8,035              --
  Other . . . . . . . . . . . .        140,021          43,673          53,523              --
  Gain on disposition of
     equipment  . . . . . . . .         71,366          42,573       2,055,230              --
                                    ----------     -----------     -----------      ----------
          Total other income
            (expense) . . . . .         33,499        (177,115)      1,855,457         (46,750)
                                    ----------     -----------     -----------      ----------
Income (loss) before income
  taxes . . . . . . . . . . . .         33,514        (334,729)      2,545,216         355,997
Income tax benefit (expense)  .        (17,177)        112,906        (981,204)       (135,279)
                                    ----------     -----------     -----------      ----------
Net Income (loss) . . . . . . .     $   16,337     $  (221,823)    $ 1,564,012      $  220,718
                                    ==========     ===========     ===========      ==========


                             TREND DRILLING COMPANY

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                  RETAINED
                                                                 CAPITAL IN       EARNINGS
                                                  COMMON         EXCESS OF      (ACCUMULATED
                                                  STOCK          PAR VALUE        DEFICIT)           TOTAL
Balance, December 31, 1993  . . . . . . . . . .    $500          $2,483,880      $(392,478)       $2,091,902
  Net income  . . . . . . . . . . . . . . . . .      --                  --         16,337            16,337
                                                   ----          ----------      ---------        ----------
Balance, December 31, 1994  . . . . . . . . . .     500           2,483,880       (376,141)        2,108,239
  Net loss  . . . . . . . . . . . . . . . . . .      --                  --       (221,823)         (221,823)
                                                   ----          ----------      ---------        ----------
Balance, December 31, 1995  . . . . . . . . . .     500           2,483,880       (597,964)        1,886,416
  Net income  . . . . . . . . . . . . . . . . .      --                  --      1,564,012         1,564,012
                                                   ----          ----------      ---------        ----------
Balance, December 31, 1996  . . . . . . . . . .    $500          $2,483,880      $ 966,048        $3,450,428
                                                   ====          ==========      =========        ==========

    The accompanying notes are an integral part of the financial statements.

                             TREND DRILLING COMPANY

                            STATEMENTS OF CASH FLOWS

                                                      FOR THE YEARS ENDED DECEMBER 31,
                                                 ------------------------------------------
                                                                                               FOUR MONTHS
                                                                                                  ENDED
                                                     1994           1995           1996       APRIL 30, 1997
                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income (loss) . . . . . . . . . . . . . . .  $   16,337    $ (221,823)    $1,564,012     $  220,718
  Adjustments to reconcile net income
     (loss) to net cash provided by
     operating activities:
     Depreciation and amortization  . . . . . . .   1,077,292     1,344,836      1,602,832        627,350
     Gain on disposition of property,
       plant and equipment  . . . . . . . . . . .     (71,366)      (42,573)    (2,055,230)            --
     Deferred tax expense (benefit) . . . . . . .      17,177      (112,906)        (5,630)            --
     Change in assets and liabilities:
       Accounts receivable  . . . . . . . . . . .  (1,436,642)     (120,759)    (1,075,812)       929,517
       Prepaid expenses . . . . . . . . . . . . .       2,867       (19,349)        (5,762)            --
       Accounts payable and accrued
          liabilities . . . . . . . . . . . . . .     903,866       929,719       (511,705)    (1,610,299)
       Income taxes payable . . . . . . . . . . .          --            --        986,834        170,269
       Deferred revenue . . . . . . . . . . . . .    (172,250)           --             --             --
                                                   ----------    ----------     ----------     ----------
          Net cash provided by operating
            activities  . . . . . . . . . . . . .     337,281     1,757,145        499,539        337,555
                                                   ----------    ----------     ----------     ----------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Proceeds from the sale of equipment . . . . . .     264,219        42,573      2,872,647             --
  Capital expenditures  . . . . . . . . . . . . .  (3,645,969)   (1,552,257)    (1,792,194)      (576,027)
                                                   ----------    ----------     ----------     ----------
          Net cash provided by (used in)
            investing activities  . . . . . . . .  (3,381,750)   (1,509,684)     1,080,453       (576,027)
                                                   ----------    ----------     ----------     ----------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Proceeds from issuance of debt  . . . . . . . .   3,000,000       850,000        775,000             --
  Principal payments under debt
     obligations  . . . . . . . . . . . . . . . .    (299,809)     (658,104)    (2,232,976)      (183,049)
                                                   ----------    ----------     ----------     ----------
          Net cash provided by (used in)
            financing activities  . . . . . . . .   2,700,191       191,896     (1,457,976)      (183,049)
                                                   ----------    ----------     ----------     ----------
Net increase (decrease) in cash and cash
  equivalents . . . . . . . . . . . . . . . . . .    (344,278)      439,357        122,016       (421,521)
Cash and cash equivalents, beginning of
  period  . . . . . . . . . . . . . . . . . . . .     353,778         9,500        448,857        570,873
                                                   ----------    ----------     ----------     ----------
Cash and cash equivalents, end of
  period  . . . . . . . . . . . . . . . . . . . .  $    9,500    $  448,857     $  570,873     $  149,352
                                                   ==========    ==========     ==========     ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid during the period for:
     Interest . . . . . . . . . . . . . . . . . .  $  136,857    $  232,553     $  254,110     $   46,750
                                                   ==========    ==========     ==========     ==========
     Income taxes . . . . . . . . . . . . . . . .  $       --    $       --     $       --     $  275,000
                                                   ==========    ==========     ==========     ==========

    The accompanying notes are an integral part of the financial statements.

                             TREND DRILLING COMPANY

                       NOTES TO THE FINANCIAL STATEMENTS
   INFORMATION RELATING TO THE FOUR MONTHS ENDED APRIL 30, 1997 IS UNAUDITED

(A) NATURE OF OPERATIONS

         Trend Drilling Company (the "Company"), an Oklahoma corporation, began operations in 1981. The Company provides contract drilling services in the Mid-Continent region of the United States. The Company's customers are primarily independent oil and gas companies.

         On February 13, 1997, the owner of the Company and sole stockholder, entered into a stock purchase agreement (the "Agreement"), with Bayard Drilling Technologies, Inc. ("Bayard") for the sale of the Company (the "Bayard Acquisition"). The executed agreement states a purchase price of $18 million plus shares of Bayard stock, adjusted for changes in working capital as of the closing date compared to December 31, 1996.

(B) SUMMARY OF SIGNIFICANT ACCOUNT POLICIES

REVENUE RECOGNITION

         The Company recognizes revenue and expenses on dayrate contracts as the drilling progresses (percentage-of- completion method). For footage and turnkey contracts, the Company recognizes the revenue and expenses upon completion of the well (completed-contract method).

         Revenue earned of $279,390, but not billed, is included in accounts receivable at December 31, 1996.

CASH AND CASH EQUIVALENTS

         For purposes of the balance sheet, the Company considers cash equivalents to be all instruments that had a remaining maturity of three months or less at the date of purchase.

PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment is recorded at cost. Depreciation of property, plant and equipment is determined primarily on the straight-line method over the estimated useful lives of the assets at the following rates:

                                                                                                   YEARS
Buildings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15-39
Drilling rigs and related equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5-14
Vehicles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        5
Furniture and office equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5-10

         Upon retirement or disposal, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in operations. Repairs and maintenance, which extend the useful life of property, plant and equipment, are capitalized.

GOODWILL

         The excess of the purchase price over the fair value of assets acquired is amortized on the straight-line method over five years. Amortization expense was $24,000 for the years-ended December 31, 1996, 1995 and 1994.

INCOME TAXES

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Accordingly, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using the enacted tax rate in effect in the years in which the differences are expected to reverse. Deferred tax expense represents the change in the deferred tax liability balance.

CONCENTRATIONS OF CREDIT RISK

         Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade receivables with oil and natural gas companies. For the years ended December 31, 1996 and 1995 over ninety- five percent of the Company's trade receivables were from ten or less customers. These customers also represented 63%, 51% and 54% of total revenues for 1996, 1995 and 1994, respectively.

         At December 31, 1996 and 1995, the Company had deposits in domestic banks in excess of federally insured limits of approximately $467,000 and $348,000, respectively.

ACCOUNTING ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL STATEMENTS AND DISCLOSURES

         In the opinion of management, the unaudited interim financial statements for the period ended April 30, 1997 and unaudited interim financial statement disclosures subsequent to December 31, 1996 include all adjustments, consisting of normal recurring accruals, necessary to present fairly the Company's results of operations for the four months ended April 30, 1997.

(C) PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment consist of the following at December 31,

                                                                           1995                 1996
Building  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .$   295,946          $   295,946
Drilling rigs and related equipment . . . . . . . . . . . . . . . . . . 12,323,939           12,887,107
Vehicles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    233,018              227,018
Furniture and office equipment  . . . . . . . . . . . . . . . . . . . .    153,984              141,131
Leasehold costs . . . . . . . . . . . . . . . . . . . . . . . . . . . .         --                9,290
                                                                       -----------          -----------
                                                                        13,006,887           13,560,492
Less accumulated depreciation . . . . . . . . . . . . . . . . . . . . .  8,225,868            9,383,528
                                                                       -----------          -----------
                                                                       $ 4,781,019          $ 4,176,964
                                                                       ===========          ===========

(D) LONG-TERM DEBT

         Long-term debt consisted of the following at December 31,

                                                                                   1995           1996
Notes payable to banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3,213,413       1,755,437

Less current portion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1,457,976         415,445
                                                                                ---------       ---------
          Total long-term debt  . . . . . . . . . . . . . . . . . . . . . . . . $1,755,437       $1,339,922
                                                                                ==========       ==========

         On March 26, 1996, the Company entered into a term loan (the "Note") of $3,098,058, which consolidated all of the Company's bank borrowings into one term loan. At December 31, 1996, long-term debt consisted of borrowings under this note of $1,755,437 which bears an interest rate at the prime rate, adjusted quarterly (8.25% at December 31, 1996). The Note contains a subjective acceleration clause which allows the lender to demand payment of the Note when the lender, at its sole discretion, determines that the Note is impaired. However, the Note has been classified based on the scheduled maturities in the accompanying balance sheet as management does not believe such impairment has occurred. The Note requires the maintenance of financial reporting requirements and annual personal financial statements from the owner of the Company.

         The Note requires monthly payments of principal and interest in amounts sufficient to repay borrowings at maturity on March 26, 2001. The Note is collateralized by Accounts Receivable and Property, Plant and Equipment and is personally guaranteed by the owner of the Company.

         At December 31, 1995, long-term debt consisted of borrowings under four bank notes with an aggregate amount of $3,213,413 which bore interest at a rate of 1% over prime (which was 8.75% on December 31, 1995).

         At December 31, 1996, the aggregate scheduled yearly maturities on long-term obligations are as follows:

YEAR ENDING DECEMBER 31,
     1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 415,445
     1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    373,762
     1999 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    406,799
     2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    442,757
     2001 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    116,674
                                                                                                   ---------
                                                                                                   $1,755,437
                                                                                                   ==========

(E) INCOME TAXES

         Income tax expense (benefit) for the years ended December 31, 1994, 1995 and 1996 is summarized as follows:

                                                                            1994       1995       1996
Current:
  Federal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $    --  $      --   $882,957
  State . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       --         --    103,877
Deferred:
  Federal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15,369   (101,021)    (5,037)
  State . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1,808    (11,885)      (593)
                                                                           -------  ---------   --------
                                                                           $17,177  $(112,906)  $981,204
                                                                           =======  =========   ========

         Total income tax expense (benefit) differs from the amount computed by multiplying income (loss) before income taxes by the U.S. federal income tax statutory rate. The reasons for this difference are as follows:

                                                                            1994       1995       1996
Computed expected tax expense (benefit) . . . . . . . . . . . . . . . . .  $11,394  $(113,807)  $865,373
State income taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . .    1,340    (13,389)   101,808
Non-deductible business meals and entertainment
  expense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4,443     14,290     14,023
                                                                           -------  ---------   --------
                                                                           $17,177  $(112,906)  $981,204
                                                                           =======  =========   ========

         The components of the deferred tax assets and (liabilities) consisted of the following at December 31:

                                                                                         1995       1996
Deferred tax assets:
  Net operating loss and tax credit carry-forwards  . . . . . . . . . . . . . . . . .  $ 38,549   $     --
  Excess of book basis over tax basis of current
     liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   112,054         --
  Excess of tax basis over book basis of current assets . . . . . . . . . . . . . . .    24,990         --
  Depreciation of property, plant and equipment . . . . . . . . . . . . . . . . . . .   190,488    383,650
Deferred tax liabilities:
  Excess of tax basis over book basis of current
     liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        --    (11,939)
  Amortization of goodwill  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (3,800)    (3,800)
                                                                                       --------   --------
Net deferred tax asset  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $362,281   $367,911
                                                                                       ========   ========

(F) RELATED PARTIES

         The Company has several affiliates in the oil and gas industry with which the Company does business throughout the year. The type of transactions with these related parties varies from the Company drilling wells for affiliates to affiliates moving rigs from one well site to another, as well as receiving certain administrative support for which the Company was not billed (i.e., computer support).

         As of December 31, 1996 and 1995, the Company had trade receivables with related parties in the amount of $375,016 and $32,633, respectively, and trade payables with related parties of $168,169 and $505,426, respectively.

         For the period ended December 31, 1996, 1995 and 1994 the Company had revenues of $462,535, $917,743 and $1,422,658, respectively and expenses of $2,121,975, $2,003,356 and $1,660,169, respectively, with related parties.

         The Company leases office space from an affiliate. For the years ended December 31, 1996, 1995 and 1994, the Company paid rent of approximately $10,000.

         The Company has an agreement for 1997 to continue renting this office space for approximately $1,000 per month.

(G) EMPLOYEE BENEFIT PLAN

         The Company has a profit sharing plan ("the Plan") for certain eligible employees who have attained the age of 21 and completed at least six months of service. Participants may contribute up to 15% of compensation for any Plan year. The Company's discretionary contribution is allocated to each participant's account in the proportion which that participant's compensation bears to the total compensation of all eligible participants. The Company made contributions of approximately $130,000, $35,000 and $20,000 to the Plan in 1996, 1995 and 1994, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Bayard Drilling Technologies, Inc.

         We have audited the accompanying balance sheet of Ward Drilling Company, Inc. as of December 31, 1996, and the related statement of operations and retained earnings, and cash flows for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ward Drilling Company as of December 31, 1996, and the results of its operations and its cash flows for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND, L.L.P.

Oklahoma City, Oklahoma
August 22, 1997

                          WARD DRILLING COMPANY, INC.

                                 BALANCE SHEET

                                     ASSETS

                                                                             DECEMBER 31,       MAY 31,
                                                                                 1996             1997
CURRENT ASSETS:
  Cash  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            $7,038            $--
  Accounts receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,733,647       1,287,069
  Prepaids and other assets . . . . . . . . . . . . . . . . . . . . . . . . .           781,470         520,204
                                                                                        -------         -------
          Total current assets  . . . . . . . . . . . . . . . . . . . . . . .         2,522,155       1,807,273
                                                                                      ---------       ---------
EQUIPMENT:
  Drilling equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        14,701,019     14,843,582
  Other equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           444,606         448,918
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           373,263         376,882
                                                                                        -------         -------
                                                                                     15,518,888     15,669,382
  Less accumulated depreciation . . . . . . . . . . . . . . . . . . . . . . .         8,569,372       8,509,445
                                                                                      ---------       ---------
     Net equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         6,949,516       7,159,937
                                                                                      ---------       ---------
               Total assets . . . . . . . . . . . . . . . . . . . . . . . . .        $9,471,671     $8,967,210
                                                                                     ==========     ===========

                                    LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Book overdraft  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $118,765         $5,295
  Accounts payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,246,022         383,329
  Accrued expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           590,161         474,582
  Advances from affiliate and stockholder . . . . . . . . . . . . . . . . . .         3,265,480       3,899,629
                                                                                      ---------       ---------
          Total current liabilities . . . . . . . . . . . . . . . . . . . . .         5,220,428       4,762,835
                                                                                      ---------       ---------
Note payable to bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           500,000              --
                                                                                        -------              --
Commitments and contingencies
STOCKHOLDER'S EQUITY:
  Common stock of $1 par value.  Authorized 25,000 shares;
     issued and outstanding 1,000 shares  . . . . . . . . . . . . . . . . . .             1,000          1,000
  Additional paid-in capital  . . . . . . . . . . . . . . . . . . . . . . . .            99,014         99,014
  Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         3,651,229       4,104,361
                                                                                      ---------       ---------
          Total stockholder's equity  . . . . . . . . . . . . . . . . . . . .         3,751,243       4,204,375
                                                                                      ---------       ---------
               Total liabilities and stockholder's equity . . . . . . . . . .        $9,471,671     $8,967,210
                                                                                     ==========     ===========

                See accompanying notes to financial statements.

                          WARD DRILLING COMPANY, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                                    DECEMBER 31,           FIVE MONTHS ENDED
                                                                        1996                  MAY 31, 1997
                                                                                            (UNAUDITED)
DRILLING REVENUES . . . . . . . . . . . . . . . . . . . . . . . . .             $11,384,944         $4,956,971
                                                                                -----------         -----------
OPERATING EXPENSES:
  Drilling  . . . . . . . . . . . . . . . . . . . . . . . . . . . .               9,890,597           3,914,240
  Depreciation  . . . . . . . . . . . . . . . . . . . . . . . . . .                 966,328             413,249
  General and administrative  . . . . . . . . . . . . . . . . . . .                 484,748             196,747
                                                                                    -------             -------
          Total operating expenses  . . . . . . . . . . . . . . . .              11,341,673           4,524,236
                                                                                 ----------           ---------
          Operating income  . . . . . . . . . . . . . . . . . . . .                  43,271             432,735
                                                                                     ------             -------
OTHER INCOME (EXPENSE):
  Interest income . . . . . . . . . . . . . . . . . . . . . . . . .                  34,536             16,810
  Interest expense  . . . . . . . . . . . . . . . . . . . . . . . .                (72,056)           (27,224)
  Gain on sale of assets  . . . . . . . . . . . . . . . . . . . . .                   7,895                  --
  Miscellaneous income  . . . . . . . . . . . . . . . . . . . . . .                  66,678             30,810
                                                                                     ------             -------
          Total other income  . . . . . . . . . . . . . . . . . . .                  37,053             20,396
                                                                                     ------             -------
          Net income (loss) . . . . . . . . . . . . . . . . . . . .                 $80,324           $453,131
                                                                                    =======           =========

Retained earnings at beginning of year  . . . . . . . . . . . . . .              $3,570,905
                                                                                 ==========

Retained earnings at end of year  . . . . . . . . . . . . . . . . .              $3,651,229
                                                                                 ==========

                See accompanying notes to financial statements.

                          WARD DRILLING COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                                                                        DECEMBER 31,       FIVE MONTHS ENDED
                                                                            1996             MAY 31, 1997
                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) . . . . . . . . . . . . . . . . . . . . . . . . . .  $   80,324            $ 453,131
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation . . . . . . . . . . . . . . . . . . . . . . . . . . .     966,328              413,249
     Gain on sale of assets . . . . . . . . . . . . . . . . . . . . . .      (7,895)                  --
     Change in assets and liabilities:
       (Increase) decrease in accounts receivable . . . . . . . . . . .    (485,735)             446,578
       (Increase) decrease in prepaids and other assets . . . . . . . .    (330,577)             261,266
       Decrease in cost incurred or contracts in progress . . . . . . .     463,588                   --
       Decrease in accounts payable . . . . . . . . . . . . . . . . . .     (75,797)            (862,693)
       Increase (decrease) in accrued expenses  . . . . . . . . . . . .     250,400             (115,579)
                                                                         ----------            ---------
     Net cash provided by operating activities  . . . . . . . . . . . .     860,636              595,952
                                                                         ----------            ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment, including major
     repairs and betterments  . . . . . . . . . . . . . . . . . . . . .  (1,564,162)            (623,669)
  Proceeds from sale of assets  . . . . . . . . . . . . . . . . . . . .      21,034                   --
                                                                         ----------            ---------
     Net cash used in investing activities  . . . . . . . . . . . . . .  (1,543,128)            (623,669)
                                                                         ----------            ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds on revolving line of credit  . . . . . . . . . . . . . . . .      50,000
  Payments on revolving line of credit  . . . . . . . . . . . . . . . .          --             (500,000)
  Advances from affiliate and stockholder . . . . . . . . . . . . . . .   1,301,282              634,149
  Payments to affiliates  . . . . . . . . . . . . . . . . . . . . . . .    (616,136)                  --
  Decrease in book overdraft  . . . . . . . . . . . . . . . . . . . . .     (52,671)            (113,470)
                                                                         ----------            ---------
     Net cash provided by financing activities  . . . . . . . . . . . .     682,475               20,679
                                                                         ----------            ---------
Net decrease in cash  . . . . . . . . . . . . . . . . . . . . . . . . .         (17)              (7,038)
Cash at beginning of year . . . . . . . . . . . . . . . . . . . . . . .       7,055                7,038
                                                                         ----------            ---------
Cash at end of year . . . . . . . . . . . . . . . . . . . . . . . . . .  $    7,038            $      --
                                                                         ==========            =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest  . . . . . . . . . . . . . . . . . . . . . . .  $   57,244            $  20,000
                                                                         ==========            =========

                See accompanying notes to financial statements.

                          WARD DRILLING COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS
    INFORMATION RELATING TO THE FIVE MONTHS ENDED MAY 31, 1997 IS UNAUDITED

(A) NATURE OF OPERATIONS

         Ward Drilling Company (the "Company"), an Oklahoma corporation, began operations in 1981. The Company provides contract drilling services in the Mid-Continent region of the United States for independent oil and gas companies.

         In May 1997, the Company's parent, L.O. Ward Revocable Trust transferred all the fixed assets of the Company into WD Equipment L.L.C. in anticipation of the sale of these assets to Bayard Drilling Technologies, Inc. ("Bayard"), which was consummated on May 31, 1997 (the "Bayard Acquisition"). The Company and Bayard agreed to a purchase price of approximately $8 million plus 400,000 shares of Bayard stock plus warrants to purchase up to 200,000 shares of Bayard stock in exchange for the purchase of WD Equipment L.L.C.

(B) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

         The Company recognizes revenue and expenses on dayrate contracts as the drilling progresses (percentage-of- completion method). For turnkey and footage contracts, the Company recognizes the revenue and expenses upon completion of the well (completed-contract method).

CASH AND CASH EQUIVALENTS

         The Company considers cash equivalents to be all instruments that had a remaining maturity of three months or less at the date of purchase.

EQUIPMENT

         Equipment is recorded at cost. Depreciation on drilling equipment is determined using the units-of-production method based upon management's estimates of remaining drilling days by rig. Depreciation on all other equipment is determined using the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Upon retirement or disposal, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in operations.

         The costs of major repairs and overhauls which extend the useful life of drilling equipment are capitalized by charges to the allowance for accumulated depreciation. Other additions and improvements are charged to the applicable equipment account.

INCOME TAXES

         The Company is an electing S corporation for federal and state income tax purposes. The Company's taxable income or loss will be included in its stockholder's income tax return. Accordingly, no provision for income taxes has been included in these financial statements.

CONCENTRATIONS OF CREDIT RISK

         Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade receivables with oil and natural gas companies. At December 31, 1996 over ninety-eight percent of the Company's trade receivables were from four customers. For the year ended December 31, 1996 the ten largest customers account for over 96% of total revenues.

         At December 31, 1996 the Company had deposits in domestic banks in excess of federally insured limits of approximately $156,000.

ACCOUNTING ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from those estimates.

(C) NOTE PAYABLE TO BANK

         The Company has available a line of credit with a bank for $500,000 which expires in March 1998. The line of credit is collateralized by inventory, accounts receivable, and other miscellaneous assets. Interest is at the bank's base rate plus one percent (9.25% and 9.5% at December 31, 1996 and 1995, respectively.) Upon consummation of the sale of the Company on May 31, 1997, this line of credit was extinguished.

(D) RELATED PARTIES

         The Company conducts drilling activities for companies owned or controlled by L.O. Ward, one of the trustees of the L.O. Ward Revocable Trust (the Related Parties); however no drilling activities were conducted for the Related Parties in 1996.

         General and administrative expense in the accompanying statement of operations is net of management fee income received from one of the Related Parties aggregating $10,320 in 1996.

         The Company allocates office space and administrative expenses directly to Related Parties. Amounts allocated under this arrangement aggregated approximately $25,000 for 1996.

         The Company paid approximately $75,000 in 1996 to one of the Related Parties for services which includes finding drilling contracts for the Company and certain other administrative services. Certain expenses incurred by the Related Parties and attributable to the Company's operations are not billed to the Company.

         Accounts receivable at December 31, 1996 included $8,446 of receivables from affiliated entities. Accounts payable at December 31, 1996 included $241,233 owed to affiliated entities.

(E) EMPLOYMENT AGREEMENTS

         The Company has issued stock appreciation rights to certain employees which may entitle them to receive bonuses. These bonuses are based on net income and the ratio of stock appreciation rights owned by the employees to total outstanding shares of common stock at year end. Ninety-nine stock appreciation rights were outstanding at December 31, 1996. A bonus payment of approximately $37,500 was payable to employees at December 31, 1996.

(F) SAVINGS PLAN

         The Company participates in a salary deferral retirement plan which is available to substantially all employees. Participants in the plan may make contributions to the plan, with the Company matching up to 25% of the employee's basic contribution. The basic contribution cannot exceed 5% of the employee's base salary. Total contributions by the Company were approximately $10,000 in 1996.

(G) CONTINGENCIES

         The Company maintains a self insurance plan for workers' compensation and is liable for claims up to $400,000 per-occurrence. The Company is involved in legal actions arising out of workers' compensation claims. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position. Total expense for workers' compensation was approximately $335,000 in 1996, and accrued liabilities included a reserve for unpaid and incurred but not reported claims of $310,000 at December 31, 1996.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Bonray Drilling Corporation

         We have audited the accompanying balance sheets of Bonray Drilling Corporation as of December 31, 1996 and June 30, 1996, and the related statements of operations and accumulated deficit and cash flows for the six-month period ended December 31, 1996 and the years ended June 30, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bonray Drilling Corporation at December 31, 1996 and June 30, 1996, and the results of its operations and its cash flows for the six-month period ended December 31, 1996 and the years ended June 30, 1996 and 1995, in conformity with generally accepted accounting principles.



                                             Ernst & Young LLP

Oklahoma City, Oklahoma
April 17, 1997

THE ACQUISITION OF BONRAY DRILLING CORPORATION BY DLB WAS ACCOUNTED FOR USING THE PURCHASE METHOD OF ACCOUNTING. ACCORDINGLY, THE PURCHASE PRICE WAS "PUSHED-DOWN" AND RECORDED IN THE ACCOMPANYING FINANCIAL STATEMENTS WHICH AFFECTS THE COMPARABILITY OF THE SEPTEMBER 30, 1997 FINANCIAL POSITION, RESULTS OF OPERATIONS AND CASH FLOWS.

                          BONRAY DRILLING CORPORATION

                                 BALANCE SHEETS

                                     ASSETS

                                                                  June 30,        December 31,     September 30,
                                                                    1996              1996             1997
                                                                                                    (Unaudited)

                                                                            (Dollars in Thousands)
Current assets:
  Cash and cash equivalents . . . . . . . . . . . . . . . . .      $       187      $          58    $       667
  Temporary Investments . . . . . . . . . . . . . . . . . . .               --                 --            150
  Accounts receivable (Note 5)  . . . . . . . . . . . . . . .            2,172              2,100          4,131
  Accounts receivable - parent  . . . . . . . . . . . . . . .               --                 --             55
  Drilling contracts in progress  . . . . . . . . . . . . . .               20                 --            115
  Prepaid expenses  . . . . . . . . . . . . . . . . . . . . .               89                166            184
                                                                 -------------       ------------   ------------
          Total current assets  . . . . . . . . . . . . . . .            2,468              2,324          5,302
Properties and equipment:
  Drilling equipment (Notes 1 and 3)  . . . . . . . . . . . .           20,411             20,927         19,400
  Land  . . . . . . . . . . . . . . . . . . . . . . . . . . .              110                110            110
  Buildings . . . . . . . . . . . . . . . . . . . . . . . . .              356                356             73
  Other equipment . . . . . . . . . . . . . . . . . . . . . .            1,145              1,006            546
                                                                   -----------        -----------   ------------
                                                                        22,022             22,399         20,129
  Less accumulated depreciation (Note 1)  . . . . . . . . . .           14,179             14,210          1,519
                                                                    ----------         ----------    -----------
Net properties and equipment  . . . . . . . . . . . . . . . .            7,843              8,189         18,610
                                                                   -----------        -----------     ----------
Note receivable - parent (Note 3) . . . . . . . . . . . . . .               --                 --         21,820
                                                                 -------------      -------------     ----------
Loan origination fees . . . . . . . . . . . . . . . . . . . .               --                 --            545
                                                                 -------------      -------------   ------------
          Total assets  . . . . . . . . . . . . . . . . . . .        $  10,311          $  10,513      $  46,277
                                                                     =========          =========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable  . . . . . . . . . . . . . . . . . . . . .      $       689        $       871     $    1,529
  Notes payable (Note 3):
     Short-term line of credit  . . . . . . . . . . . . . . .              555                 --             --
     Other  . . . . . . . . . . . . . . . . . . . . . . . . .              189                343             --
  Accrued liabilities:
     Salaries and wages . . . . . . . . . . . . . . . . . . .              246                268            271
     Payroll and other taxes  . . . . . . . . . . . . . . . .               57                 17             62
     Workers' compensation insurance (Note 4) . . . . . . . .              446                768            879
     Income taxes payable . . . . . . . . . . . . . . . . . .               --                  4             19
     Other  . . . . . . . . . . . . . . . . . . . . . . . . .              120                120             34
                                                                  ------------       ------------  -------------
          Total current liabilities . . . . . . . . . . . . .            2,302              2,391          2,794
Obligations due after one year:
  Note payable (Note 3) . . . . . . . . . . . . . . . . . . .               --                 --         23,000
  Workers' compensation insurance (Note 4)  . . . . . . . . .               75                 75             70
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . .               28                 14             --
  Deferred income taxes . . . . . . . . . . . . . . . . . . .               --                 --          2,030
Stockholders' equity:
  Common stock, $1.00 par value; 800,000 shares
     authorized; 432,740 shares issued at December 31,
     1996 and June 30, 1996; 423,540 shares issued
     at September 30, 1997  . . . . . . . . . . . . . . . . .              433                433            424
  Capital in excess of par value  . . . . . . . . . . . . . .           12,497             12,497         17,146
  Retained earnings (accumulated deficit) (Note 1)  . . . . .           (4,932)            (4,805)           813
                                                                   ------------       ------------  ------------
                                                                         7,998              8,125         18,383
  Less 9,200 shares of treasury stock, at cost  . . . . . . .               92                 92             --
                                                                 -------------      -------------  -------------
          Total stockholders' equity  . . . . . . . . . . . .            7,906              8,033         18,383
                                                                   -----------        -----------     ----------
          Total liabilities and stockholders' equity  . . . .        $  10,311          $  10,513      $  46,277
                                                                     =========          =========      =========

                            See accompanying notes.

THE ACQUISITION OF BONRAY DRILLING CORPORATION BY DLB WAS ACCOUNTED FOR USING THE PURCHASE METHOD OF ACCOUNTING. ACCORDINGLY, THE PURCHASE PRICE WAS "PUSHED-DOWN" AND RECORDED IN THE ACCOMPANYING FINANCIAL STATEMENTS WHICH AFFECTS THE COMPARABILITY OF THE SEPTEMBER 30, 1997 FINANCIAL POSITION, RESULTS OF OPERATIONS AND CASH FLOWS.


                          BONRAY DRILLING CORPORATION

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                  YEAR ENDED           SIX-MONTH    NINE-MONTH
                                           ------------------------
                                                                      PERIOD ENDED PERIOD ENDED
                                             JUNE 30,     JUNE 30,    DECEMBER 31, SEPTEMBER 30,
                                               1995         1996          1996         1997
                                                          (DOLLARS IN THOUSANDS,    (UNAUDITED)
                                                        EXCEPT PER SHARE AMOUNTS)
Revenues:
  Contract drilling operations (Note 5) . .  $  8,486     $ 10,257      $  6,004      $ 14,279
  Gain (loss) on sales of assets  . . . . .     1,029          (66)           27           (57)
  Interest and other income . . . . . . . .       172           89            27           456
                                             --------     --------      --------      --------
          Total revenues  . . . . . . . . .     9,687       10,280         6,058        14,678
Costs and expenses (Note 4):
  Contract drilling operations  . . . . . .     6,865        8,189         4,836        10,240
  General and administrative  . . . . . . .       752          864           473           860
  Interest and other expense  . . . . . . .        39           85            43           548
  Depreciation  . . . . . . . . . . . . . .     1,130        1,284           569         1,707
                                             --------     --------      --------      --------
                                                8,786       10,422         5,921        13,355
                                             --------     --------      --------      --------
Income (loss) before provision for income
  taxes . . . . . . . . . . . . . . . . . .       901         (142)          137         1,323
Provision for income taxes (Note 2) . . . .        35           --            10           563
                                             --------     --------      --------      --------
Net income (loss) . . . . . . . . . . . . .       866         (142)          127           760
Accumulated deficit at beginning of period     (5,656)      (4,790)       (4,932)       (4,805)
Elimination  of  accumulated  deficit  from
purchase                                           --           --            --         4,858
                                             --------     --------      --------      --------
  adjustment (Note 1) . . . . . . . . . . .
Retained earnings  (accumulated deficit) at
end of                                       $ (4,790)    $ (4,932)     $ (4,805)     $    813
                                             ========     ========      ========      ========
  period  . . . . . . . . . . . . . . . . .
Net income (loss) per share . . . . . . . .  $   2.05     $   (0.34)    $   0.30      $   1.79
                                             ========     =========     ========      ========
Weighted average shares outstanding . . . .   423,540      423,540       423,540       423,540
                                             ========     ========      ========      ========

                            See accompanying notes.

THE ACQUISITION OF BONRAY DRILLING CORPORATION BY DLB WAS ACCOUNTED FOR USING THE PURCHASE METHOD OF ACCOUNTING. ACCORDINGLY, THE PURCHASE PRICE WAS "PUSHED-DOWN" AND RECORDED IN THE ACCOMPANYING FINANCIAL STATEMENTS WHICH AFFECTS THE COMPARABILITY OF THE SEPTEMBER 30, 1997 FINANCIAL POSITION, RESULTS OF OPERATIONS AND CASH FLOWS.

                          BONRAY DRILLING CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED      SIX-MONTH   NINE-MONTH
                                                            -----------------
                                                                                 PERIOD ENDED PERIOD ENDED
                                                              JUNE 30,   JUNE 30, DECEMBER 31 SEPTEMBER 30,

                                                                1995       1996       1996        1997
                                                                         (DOLLARS IN THOUSANDS)
                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Cash received from customers  . . . . . . . . . . . . . . .   $ 10,910    $10,628   $ 6,457      13,123

Cash paid to suppliers and employees  . . . . . . . . . . .    (10,178)    (9,662)   (5,325)    (12,233)
Interest received . . . . . . . . . . . . . . . . . . . . .         36          5        --         408
Interest paid . . . . . . . . . . . . . . . . . . . . . . .        (27)       (66)      (27)       (436)
Income taxes paid . . . . . . . . . . . . . . . . . . . . .        (30)        (5)       (6)         --
Other cash receipts . . . . . . . . . . . . . . . . . . . .        152         85        61          35
                                                              --------    -------   -------      ------
Net cash provided by operating activities . . . . . . . . .        863        985     1,160         897
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of assets . . . . . . . . . . . . . . .      1,659         27        43          --
Capital expenditures  . . . . . . . . . . . . . . . . . . .     (2,120)      (987)     (931)     (6,051)
                                                              --------    -------   -------      ------
Net cash used by investing activities . . . . . . . . . . .       (461)      (960)     (888)     (6,051)
CASH FLOWS FROM FINANCING ACTIVITIES
Contributed capital . . . . . . . . . . . . . . . . . . . .         --         --        --       4,582
Borrowings on notes payable . . . . . . . . . . . . . . . .         --         --       395      23,000
Note receivable - parent  . . . . . . . . . . . . . . . . .         --         --        --     (21,820)
Short term investment . . . . . . . . . . . . . . . . . . .         --         --        --        (150)
Payments on notes payable . . . . . . . . . . . . . . . . .        (86)      (553)     (241)       (171)
Net increase (decrease) in borrowings on short-term
  line of credit  . . . . . . . . . . . . . . . . . . . . .       (165)       555      (555)        322
                                                              --------    -------   -------      ------
Net cash provided (used) by financing activities  . . . . .       (251)         2      (401)      5,763
                                                              --------    -------   -------      ------
Net increase (decrease) in cash and cash
  equivalents . . . . . . . . . . . . . . . . . . . . . . .        151         27      (129)        609
Cash and cash equivalents at beginning of period  . . . . .          9        160       187          58
                                                              --------    -------   -------      ------
Cash and cash equivalents at end of period  . . . . . . . .   $    160    $   187   $    58      $  667
                                                              ========    =======   =======      ======
RECONCILIATION OF NET INCOME (LOSS) TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES
Net income (loss) . . . . . . . . . . . . . . . . . . . . .   $    866    $  (142)  $   127      $  760
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation  . . . . . . . . . . . . . . . . . . . . . .      1,130      1,284       569       1,707
  (Gain) loss on sales of assets  . . . . . . . . . . . . .     (1,029)        66       (27)        (57)
  Deferred income taxes . . . . . . . . . . . . . . . . . .         --         --        --         563
  Change in assets and liabilities:
    Decrease (increase) in current assets:
      Accounts receivable . . . . . . . . . . . . . . . . .       (434)       (33)       72      (2,086)
      Drilling contracts in progress  . . . . . . . . . . .         13          1        20        (115)
      Prepaid expenses  . . . . . . . . . . . . . . . . . .          9          5       (77)        (18)
      Loan origination fees . . . . . . . . . . . . . . . .        --          --        --        (545)
  Increase (decrease) in current liabilities:
    Accounts payable  . . . . . . . . . . . . . . . . . . .         68       (276)      182         658
    Accrued liabilities . . . . . . . . . . . . . . . . . .        (48)       479       308          49
    Accrued workers' compensation insurance and other
      due after one year  . . . . . . . . . . . . . . . . .        288       (399)      (14)        (19)
                                                              --------    -------   -------      ------
         Total adjustments  . . . . . . . . . . . . . . . .         (3)     1,127     1,033         137
                                                              --------    -------   -------      ------
         Net cash provided by operating activities  . . . .   $    863    $   985   $ 1,160      $  897
                                                              ========    =======   =======      ======

DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITY
         During the year ended June 30, 1995, the Company acquired property, plant and equipment by issuing a note payable of $828,050.



                            See accompanying notes.

THE ACQUISITION OF BONRAY DRILLING CORPORATION BY DLB WAS ACCOUNTED FOR USING THE PURCHASE METHOD OF ACCOUNTING. ACCORDINGLY, THE PURCHASE PRICE WAS "PUSHED-DOWN" AND RECORDED IN THE ACCOMPANYING FINANCIAL STATEMENTS WHICH AFFECTS THE COMPARABILITY OF THE SEPTEMBER 30, 1997 FINANCIAL POSITION, RESULTS OF OPERATIONS AND CASH FLOWS.




                          BONRAY DRILLING CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                 NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1997 AND SIX-MONTH
                                          PERIOD ENDED DECEMBER 31, 1996 AND
                                          YEARS ENDED JUNE 30, 1996 AND 1995

                   INFORMATION RELATING TO THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1997 IS UNAUDITED

1. BASIS OF FINANCIAL STATEMENTS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

         Bonray Drilling Corporation (the "Company") is engaged in domestic onshore contract drilling of oil and gas wells. The Company currently owns and has available for operation fifteen drilling rigs located in Oklahoma, having depth capabilities ranging from 7,000 to 25,000 feet.

         On February 10, 1997, substantially all of the Company's shares of outstanding common stock were purchased by DLB Oil & Gas, Inc. ("DLB") for $30 per share or approximately $12,700,000. As a result of the completed transaction, the Company became a subsidiary of DLB. Effective on the date of the acquisition, the Company changed its fiscal year end from June 30 to December 31 to correspond with the year end of DLB.

         The transaction was accounted for as a purchase using push down accounting treatment. This resulted in a step up in the basis of the acquired assets of approximately $6.3 million, the establishment of approximately $1.5 million of deferred income taxes and the elimination of the previously recorded balance of accumulated depreciation and amortization. Additionally, the accumulated deficit of $4,858,000 was eliminated as a result of a new basis established for the acquired assets and liabilities.

Cash and Cash Equivalents

         Cash and cash equivalents include cash deposits in banks and short-term investments with original maturities of three months or less from the date of purchase by the Company.

Contract Drilling Operations

         Revenue earned from footage and turnkey contracts is recognized by the completed contract method, while revenue earned from daywork contracts is recognized by the percentage-of-completion method. Provision is made for the entire amount of expected losses on contracts, if any, in the period in which such losses are first determined.

Valuation of Properties and Equipment

         Drilling equipment is stated at amounts representing historical cost prior to the February 10, 1997 acquisition by DLB (pushed-down cost thereafter) adjusted by prior year write-downs based on the expected future economic value of such equipment. This value was determined by projecting the estimated future undiscounted cash flows generated by drilling equipment based on the Company's historical utilization rates and profit margins as well as consideration of the economic conditions of the industry. The Company continues to review these assets for possible impairment based on expected future cash flows and other available information and has determined that no impairment in the value of the assets exists at September 30, 1997, December 31, 1996 or June 30, 1996 or 1995. However, due to the uncertainty of such factors it is reasonably possible that the estimated future cash flows may change. Additions to drilling equipment, land, buildings and other equipment are reported at cost.

THE ACQUISITION OF BONRAY DRILLING CORPORATION BY DLB WAS ACCOUNTED FOR USING THE PURCHASE METHOD OF ACCOUNTING. ACCORDINGLY, THE PURCHASE PRICE WAS "PUSHED-DOWN" AND RECORDED IN THE ACCOMPANYING FINANCIAL STATEMENTS WHICH AFFECTS THE COMPARABILITY OF THE SEPTEMBER 30, 1997 FINANCIAL POSITION, RESULTS OF OPERATIONS AND CASH FLOWS.



Depreciation

         Depreciation of drilling equipment is computed on an operating day basis (net of estimated salvage value), except for drilling rigs and related equipment which are "mothballed" or otherwise not expected to be used for an extended period of time. During the year ended June 30, 1996, there was a decrease in the estimated salvage value of these inactive drilling rigs and equipment. As a result, depreciation on this equipment was increased during the year ended June 30, 1996 to reduce the net book value of these assets to their estimated salvage value. Depreciation recorded on these inactive rigs and equipment was $269,000 and $36,000 for the years ended June 30, 1996 and 1995, respectively (none for the six-month period ended December 31, 1996). The net book value of such drilling equipment is $457,000, which approximates the estimated salvage value of the equipment at December 31, 1996.

         Depreciation of buildings and other equipment is computed by the straight-line method over the estimated useful lives of the assets.

Income (Loss) Per Share

         Income (loss) per share is computed on the basis of weighted average number of shares of common stock and dilutive common stock equivalents outstanding.

Credit Risk

         The Company operates its rigs in the state of Oklahoma and grants credit, which is generally unsecured, to its customers (Note 5). At December 31, 1996, approximately 90% of the Company's accounts receivable were from five customers. The Company has not experienced any significant credit losses in the six-month period ended December 31, 1996 or the nine-month period ended September 30, 1997, or the years ended June 30, 1996 or 1995 and is not aware of any significant uncollectible accounts at December 31, 1996.

Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Fair Value of Financial Instruments

         The following methods and assumptions were used by the Company in estimating their fair values of financial instruments: Cash and cash equivalents are estimated to have a fair value approximating the carrying amount due to the short maturity of those instruments. Notes payable have variable interest rates with carrying values approximating fair values.

Interim Financial Statements and Disclosures

         In the opinion of management, the unaudited interim financial statements as of and for the nine-month period ended September 30, 1997 and unaudited interim financial statement disclosures subsequent to December 31, 1996 include all adjustments, consisting of normal recurring accruals and push-down adjustments, necessary to present fairly the Company's financial position as of September 30, 1997 and results of operations and cash flows for the nine-month period ended September 30, 1997. Results for the period ended September 30, 1997 are not necessarily indicative of the results to be expected for the entire year.

THE ACQUISITION OF BONRAY DRILLING CORPORATION BY DLB WAS ACCOUNTED FOR USING THE PURCHASE METHOD OF ACCOUNTING. ACCORDINGLY, THE PURCHASE PRICE WAS "PUSHED-DOWN" AND RECORDED IN THE ACCOMPANYING FINANCIAL STATEMENTS WHICH AFFECTS THE COMPARABILITY OF THE SEPTEMBER 30, 1997 FINANCIAL POSITION, RESULTS OF OPERATIONS AND CASH FLOWS.


2. INCOME TAXES

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1996 and June 30, 1996 are as follows (dollars in thousands):

                                                                                      JUNE 30,       DECEMBER 31,
                                                                                        1996             1996
Deferred tax liability --
  Tax depreciation over book depreciation and
     write-downs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            $658          $629
                                                                                                 ====          ====
Deferred tax assets:
  Net revenues and expenses recognized for tax purposes
     which are deferred for financial purposes  . . . . . . . . . . . . . . . . . . .             $25           $25
  Net operating loss carryforwards  . . . . . . . . . . . . . . . . . . . . . . . . .           2,073         1,999
                                                                                                -----         -----
Total deferred tax assets before valuation allowance  . . . . . . . . . . . . . . . .           2,098         2,024
  Less valuation allowance recognized . . . . . . . . . . . . . . . . . . . . . . . .           1,440         1,395
                                                                                                -----         -----
Net deferred tax assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            $658          $629
                                                                                                 ====          ====

         The deferred tax assets and liability are offset and, therefore, no deferred tax asset or liability is reflected in the Company's balance sheets at December 31, 1996 and June 30, 1996.

         The difference between the amount of the provision for income taxes and the amount which would result from the application of the statutory rate to income (loss) before provision for income taxes is analyzed as follows (dollars in thousands):

                                                                   YEAR ENDED                SIX-MONTH
                                                                    JUNE 30,               PERIOD ENDED
                                                              -------------------
                                                                                           DECEMBER 31,
                                                                1995         1996              1996
Provision (credit) for income taxes at a statutory
  rate  . . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 306        $(48)         $ 47
Difference resulting from:
  Increase (decrease) in valuation allowance for net
     deferred tax assets  . . . . . . . . . . . . . . . . . .    (330)         24           (45)
  Alternative minimum tax . . . . . . . . . . . . . . . . . .      35          --            --
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . .      24          24             8
                                                                -----        ----          ----
Provision for income taxes  . . . . . . . . . . . . . . . . .   $  35        $ --          $ 10
                                                                =====        ====          ====

         At December 31, 1996, the Company has net operating loss carryforwards for federal tax purposes of approximately $4,600,000 which will expire beginning in the year 2001 if not used. At December 31, 1996, the net operating loss carryforwards for state tax purposes amounted to approximately $12,100,000.

3. NOTES PAYABLE

         In July 1997, the Company entered into a $23 million credit agreement in connection with which substantially all of the Company's assets were pledged as collateral. Additionally, the company's parent, DLB, pledged as collateral all of the outstanding common stock of the Company. Upon consummation of the acquisition of the Company by Bayard, the shares of common stock of the Company were released by the lender and the shares of common stock of Bayard acquired by DLB in the acquisition were pledged in lieu thereof. In connection with the acquisition, the note payable to Lehman Commercial Paper, Inc. was transferred to DLB, thereby eliminating the note receivable from DLB.

THE ACQUISITION OF BONRAY DRILLING CORPORATION BY DLB WAS ACCOUNTED FOR USING THE PURCHASE METHOD OF ACCOUNTING. ACCORDINGLY, THE PURCHASE PRICE WAS "PUSHED-DOWN" AND RECORDED IN THE ACCOMPANYING FINANCIAL STATEMENTS WHICH AFFECTS THE COMPARABILITY OF THE SEPTEMBER 30, 1997 FINANCIAL POSITION, RESULTS OF OPERATIONS AND CASH FLOWS.


         During the six-month period ended December 31, 1996, the Company acquired drilling equipment with the proceeds from two notes with a bank in the amounts of $245,000 and $150,000, respectively. The notes are payable in monthly installments of principal and interest in the amounts of $21,415 and $13,102, respectively, until paid in full with interest at a rate of 1/2% above the national prime lending rate (aggregate rate of 8.75% at December 31, 1996) and are secured by the equipment purchased as well as other specific drilling equipment owned by the Company. The balances of the two notes at December 31, 1996 are $205,000 and $138,000, respectively, all of which is due within one year. During 1997, all of these outstanding note balances were retired by DLB.

         The Company has a revolving line of credit agreement (the "credit agreement") with a bank. Credit availability is subject to a monthly borrowing base determination calculated as 75% of the Company's accounts receivable less than 90 days old, not to exceed $750,000. At December 31, 1996, no borrowings were outstanding under the revolving line of credit ($555,000 outstanding at June 30, 1996). The credit agreement, which expired November 3, 1997, provided for monthly interest payments, which accrued at a rate of 1/2 of 1% over the lender's national prime rate (aggregate rate of 8.75% at December 31, 1996). Outstanding advances and accrued interest are due in full upon expiration of the credit agreement. The credit agreement is secured by the Company's accounts receivable.

         During the year ended June 30, 1995, the Company acquired drilling and other equipment by issuing a note payable to the seller of the equipment. The $189,000 balance on the note at June 30, 1996 was paid by the Company during the six-month period ended December 31, 1996.

4. WORKERS' COMPENSATION

         The Company is covered by a workers' compensation insurance plan for its employees under which the Company is responsible for claims up to $100,000 per incident.

         At December 31, 1996 and June 30, 1996, the Company has an estimated net liability for accrued workers' compensation costs totaling $843,000 and $521,000 respectively. Under the plan, the Company is to reimburse the administrator for costs as the administrator pays those costs, normally over a five-year period. Accordingly, at both December 31, 1996 and June 30, 1996, $75,000 is classified as due after one year, in the accompanying balance sheets.

         Total workers' compensation costs incurred by the Company were $538,000 for the six-month period ended December 31, 1996 and $597,000 and $979,000 for the years ended June 30, 1996 and 1995, respectively, and were based on actual and estimated claims incurred. For the six-month period ended December 31, 1996 and the year ended June 30, 1996, workers' compensation expense was reduced by $38,000 and $48,000 ($0.09 and $0.11 per share, respectively) for changes in estimates of claims relating to prior fiscal years. Workers' compensation expense for the year ended June 30, 1995 was increased by $40,000 ($0.09 per share), for changes in the estimated costs of claims that occurred in prior fiscal years.

         The Company accrues losses for workers' compensation based on management's estimate of the expected cost of claims incurred. The estimates are based upon known information, historical experiences and consideration of risk reduction techniques, when applicable, such as stop loss insurance on individual claims. Due to uncertainties inherent in the estimation process, it is reasonably possible that these estimates will be revised in the near-term; however, management does not expect that such changes will be material to the financial position or results of operations of the Company.

5. MAJOR CUSTOMERS

         Contract drilling operations revenues include revenues from certain customers, which individually account for 10% or more of contract drilling operations revenues as follows (dollars in thousands):

THE ACQUISITION OF BONRAY DRILLING CORPORATION BY DLB WAS ACCOUNTED FOR USING THE PURCHASE METHOD OF ACCOUNTING. ACCORDINGLY, THE PURCHASE PRICE WAS "PUSHED-DOWN" AND RECORDED IN THE ACCOMPANYING FINANCIAL STATEMENTS WHICH AFFECTS THE COMPARABILITY OF THE SEPTEMBER 30, 1997 FINANCIAL POSITION, RESULTS OF OPERATIONS AND CASH FLOWS.


                                                       YEAR ENDED                       SIX-MONTH
                                                       ----------
                                                                                      PERIOD ENDED
 CUSTOMER                           JUNE 30, 1995             JUNE 30, 1996         DECEMBER 31, 1996
   A  . . . . . . . . . . . . . . .     $  879                    $3,333                 $1,301
   B  . . . . . . . . . . . . . . .      2,561                     1,881                  1,166
   C  . . . . . . . . . . . . . . .         --                        --                    728
   D  . . . . . . . . . . . . . . .      2,082                     1,042                    721
   E  . . . . . . . . . . . . . . .         --                        --                    695
                                        ------                    ------                 ------
                                        $5,522                    $6,256                 $4,611
                                        ======                    ======                 ======

6. SUBSEQUENT EVENTS

         On October 16, 1997, the Company was acquired by Bayard for 3,015,000 shares of common stock, par value $0.01 per share, of Bayard, subject to certain working capital adjustments.

7. CONTINGENCIES

         During the normal course of business, the Company enters into agreements and executes transactions that may result in a contingent liability to the Company. At September 30, 1997, management does not believe such contingencies would be material to the financial statements.

================================================================================
     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS
AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                               _______________

                               TABLE OF CONTENTS

                                              PAGE
Available Information . . . . . . . . . . .      2
Disclosure Regarding Forward-Looking
Statements  . . . . . . . . . . . . . . . .      2
Prospectus Summary  . . . . . . . . . . . .      3
Risk Factors  . . . . . . . . . . . . . . .     13
Plan of Distribution  . . . . . . . . . . .     20
Price Range of Common Stock and
Dividends . . . . . . . . . . . . . . . . .     22
Capitalization  . . . . . . . . . . . . . .     23
Pro Forma Consolidated Financial Data . . .     24
Selected Consolidated Financial and
Operating Data  . . . . . . . . . . . . . .     25
Management's Discussion and Analysis
of Financial Condition and Results of
Operations  . . . . . . . . . . . . . . . .     33
Business  . . . . . . . . . . . . . . . . .     43
Management  . . . . . . . . . . . . . . . .     54
Principal Stockholders  . . . . . . . . . .     64
Certain Relationships and Related
Transactions  . . . . . . . . . . . . . . .     67
Description of Capital Stock  . . . . . . .     74
Shares Eligible for Future Sale . . . . . .     77
Federal Income Tax Considerations . . . . .     78
Legal Matters . . . . . . . . . . . . . . .     78
Independent Public Accountants  . . . . . .     78
Index to Financial Statements . . . . . . .    F-1

                               _______________


================================================================================


================================================================================

                                2,955,000 SHARES

                                      LOGO

                                  COMMON STOCK

                                _______________


                                   PROSPECTUS

                                _______________



                                __________, 1998

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         All capitalized terms used and not defined in Part II of this Registration Statement shall have the meanings assigned to them in the Prospectus which forms a part of this Registration Statement.

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following is a statement of estimated expenses incurred by the Company in connection with the Merger Share Transfer of the securities being registered pursuant to this Registration Statement.

                                                                                                    AMOUNT
Securities Act registration fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  12,424
Printing and engraving fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20,000
Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20,000
Accounting fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10,000
Transfer agent and registrar fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . .      2,000
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,000
                                                                                                   ---------
  Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  65,424
                                                                                                   =========

     All of the foregoing estimated costs, expenses and fees will be borne by the Company.

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Delaware General Corporation Law

         Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and

(b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in
Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his capacity as such, whether or not the corporation would have the power to indemnify him against such liability under
Section 145.

Restated Certificate of Incorporation

         Article Thirteenth of the Restated Certificate of Incorporation of the Company (the "Certificate"), a copy of which is filed as Exhibit 3.1 to the Registration Statement, provides as follows:

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, as the same exists or as such provision may hereafter be amended, supplemented or replaced, or (4) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article Thirteenth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article Thirteenth, a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the Delaware General Corporation Law. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Restated Certificate, the affirmative vote of the holders of not less than 66 2/3% in voting power of the shares of the Corporation then entitled to be voted in an election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article Thirteenth.

         Article Twelfth of the Certificate provides as follows:

         The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (1) is or was a director or officer of the Corporation or (2) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, limited liability company, association, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, entity or organization to the fullest extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article Twelfth is in effect. Any repeal or amendment of this Article Twelfth shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article Twelfth. Such right shall include the right to be paid by the Corporation expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification is not permitted under the Delaware General Corporation Law, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors or any committee thereof or independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its board of directors or any committee thereof, independent legal counsel or stockholders) that such indemnification is not permissible shall be a defense to the action or create a presumption that such indemnification is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement or otherwise.

         The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

         As used herein, the term "proceeding" means any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

Bylaws

         Article Eight of the Amended and Restated Bylaws of the Company (the "Bylaws"), a copy of which is filed as Exhibit 3.2 to the Registration Statement provides as follows:

         Each person who at any time shall serve or shall have served as a director, officer, employee or agent of the Corporation (including any predecessor of the Corporation), or any person who is or was serving at the written request of the Corporation (in accordance with written procedures adopted from time to time by the Board of Directors) as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be entitled to (a) indemnification and (b) the advancement of expenses incurred by such person from the Corporation as, and to the fullest extent, permitted by
Section 145 of the Delaware General Corporation Law or any successor statutory provision, as from time to time amended. The foregoing right of indemnification and to the advancement of expenses shall not be deemed exclusive of any other rights to which those to be indemnified may be entitled as a matter of law or under any agreement, vote of stockholders or disinterested directors of the Corporation, or other arrangement.

         The Corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the Corporation or who is or was serving at the written request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against and incurred by such person in such capacity or arising out of such person's status in such capacity, whether or not the Corporation would have the power to indemnify such person against that liability under this Article Eight or the Delaware General Corporation Law.

Indemnification Agreements

         The Company has entered into Indemnification Agreements (the "Indemnification Agreements") with its directors and certain of its officers (the "Indemnitees"), a form of which is filed as Exhibit 10.26 to the Registration Statement. Under the terms of the Indemnification Agreements, the Company has generally agreed to indemnify, and advance expenses to, each Indemnitee to the fullest extent permitted by applicable law on the date of such agreements and to such greater extent as applicable law may thereafter permit. In addition, the Indemnification Agreements contain specific provisions pursuant to which the Company has agreed to indemnify each Indemnitee (i) if such person is, by reason of his or her status as a director, nominee for director, officer, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise with which such person was serving at the request of the Company (any such status being hereinafter referred to as a "Corporate Status"), made or threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation or other proceeding (each, a "Proceeding"), other than a Proceeding by or in the right of the Company, (ii) if such person is, by reason of his or her Corporate Status, made or threatened to be made a party to any Proceeding brought by or in the right of the Company to procure a judgment in its favor, except that no indemnification shall be made in respect of any claim, issue or matter in such Proceeding as to which such Indemnitee shall have been adjudged to be liable to the Company if applicable law prohibits such indemnification (unless and only to the extent that a court shall otherwise determine), (iii) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with any Proceeding to which such Indemnitee was or is a party by reason of his or her Corporate Status and in which such Indemnitee is successful, on the merits or otherwise, (iv) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with a Proceeding to the extent that such Indemnitee is, by reason of his or her Corporate Status, a witness or otherwise participates in any Proceeding at a time when such person is not a party in the Proceeding, and (v) against expenses actually and reasonably incurred by such person in any judicial adjudication of or any award in arbitration to enforce his or her rights under the Indemnification Agreements.

         Furthermore, under the terms of the Indemnification Agreements, the Company has agreed to pay all reasonable expenses incurred by or on behalf of an Indemnitee in connection with any Proceeding, whether brought by or in the right of the Company or otherwise, in advance of any determination with respect to entitlement to indemnification and within 15 days after the receipt by the Company of a written request from such Indemnitee for such payment. In the Indemnification Agreements, each Indemnitee has agreed that he or she will reimburse and repay the Company for any expenses so advanced to the extent that it shall ultimately be determined that he or she is not entitled to be indemnified by the Company against such expenses.

         The Indemnification Agreements also include provisions that specify the procedures and presumptions which are to be employed to determine whether an Indemnitee is entitled to indemnification thereunder. In some cases, the nature of the procedures specified in the Indemnification Agreements varies depending on whether there has occurred a "Change of Control" (as defined in the Indemnification Agreements) of the Company.

Stockholders and Voting Agreement

         The Stockholders and Voting Agreement, a copy of which is filed as
Exhibit 9.1 to the Registration Statement, provides that the Certificate, Bylaws and other organizational documents of the Company and each of its subsidiaries shall at all times, to the fullest extent permitted by law, provide for indemnification of, advancement of expenses to, and limitation of the personal liability of, the members of the Board of Directors of the Company and the members of the boards or similar managing bodies of subsidiaries of the Company. Additionally, such agreement provides that any Energy Spectrum Non-Voting Observer (as defined in the Stockholders and Voting Agreement) shall be entitled to indemnification from the Company to the maximum extent permitted by law, as though such person were a director of the Company or any of its subsidiaries. Any amendment, repeal or modification of this provision may not be adverse to any member of the Board of Directors of the Company, any Energy Spectrum Non-Voting Observer or any member of the boards of directors or other similar managing bodies of any subsidiary of the Company, without the consent of a majority of the members of the Board of Directors.

         The above discussion of the Certificate, Bylaws, Stockholders and Voting Agreement and Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by the Certificate, Bylaws, Stockholders and Voting Agreement, Underwriting Agreement and such statute.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

         The following information relates to securities of the Company issued or sold within the past three years which were not registered under the Securities Act:

         On December 10, 1996, the Company issued 2,000,000, 1,600,000 and 2,000,000 shares (collectively, the "Initial Shares") of Common Stock to APLP, the Oliver Companies and Energy Spectrum, respectively, and an option (the "Chesapeake Option") to purchase 2,000,000 shares of Common Stock at a price of $6 per share to Chesapeake. In consideration for the Initial Shares (i) APLP contributed ten drilling rigs (and the Company paid APLP approximately $9.3 million in cash), (ii) the Oliver Companies contributed six drilling rigs and
(iii) Energy Spectrum contributed $10 million. In consideration for the Chesapeake Option, Chesapeake entered into drilling contracts with two-year terms for six of the Company's rigs. Such issuances were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof as transactions not involving a public offering.

         On December 10, 1996, the Company issued to The CIT Group/Equipment Financing, Inc., a New York corporation ("CIT"), a warrant to purchase, at an exercise price of $8 per share, up to 300,000 shares of Common Stock. The warrant was issued for and in consideration of $500 in connection with the entering into a loan agreement between the Company, as borrower, and CIT, as lender, for a loan from CIT to the Company of up to $24 million. The issuance of the warrant was exempt from the registration requirements of the Securities Act under Section 4(2) thereof as not involving a public offering. CIT exercised in part the warrant for 150,000 shares of Common Stock in connection with the Initial Public Offering.

         On February 28, 1997, the Company issued to James E. Brown, a director and the President and Chief Executive Officer of the Company, 100,000 shares of Common Stock (the "Restricted Shares") at a purchase price of $2.50 per share, pursuant to a restricted stock award agreement. The issuance of the Restricted Shares was exempt from the registration requirements of the Securities Act under Section 4(2) thereof as a transaction not involving a public offering.

         On May 1, 1997, the Company issued to Harold G. Hamm, as Trustee of the Harold G. Hamm Revocable Inter Vivos Trust, dated April 23, 1984, 250,000 shares of Common Stock in connection with the acquisition by the Company of all of the issued and outstanding capital stock of Trend. The issuance of the shares of Common Stock was exempt from the registration requirements of the Securities Act under Section 4(2) thereof as a transaction not involving a public offering.

         On May 1, 1997, the Company issued to Chesapeake the following: (i) 1,000,000 shares of Common Stock; (ii) a subordinated note in the original principal amount of $18 million; (iii) a warrant to purchase up to 700,000 shares of Common Stock at an exercise price of $.01 per share; and (iv) a warrant to purchase up to 800,000 shares of Common Stock at an exercise price of $7.50 per share, all in consideration for an aggregate purchase price of $25 million. The Company also issued to Energy Spectrum the following: (i) 140,000 shares of Common Stock; (ii) a subordinated note in the original principal amount of $2.52 million; (iii) a warrant to purchase up to 98,000 shares of Common Stock at an exercise price of $.01 per share; and (iv) a warrant to purchase up to 112,000 shares of Common Stock at an exercise price of $7.50 per share, all in consideration for an aggregate purchase price of $3.5 million. The issuances of the shares of Common Stock, subordinated notes and warrants were exempt from the registration requirements of the Securities Act under
Section 4(2) thereof as transactions not involving a public offering.

         On May 1, 1997, the Company issued to each of RR&T, Inc., an Oklahoma corporation, and Mike Mullen warrants to purchase up to 50,000 shares of Common Stock each at an exercise price of $8 per share in connection with the acquisition by the Company of a drilling rig for a purchase price of $1.8 million. The issuance of the warrants was exempt from the registration requirements of the Securities Act under Section 4(2) thereof as transactions not involving a public offering.

         On May 30, 1997, the Company issued to Ward Drilling Company, Inc., an Oklahoma corporation, (i) 400,000 shares of Common Stock and (ii) a warrant to purchase up to 200,000 shares of Common Stock at an exercise price of $10 per share, each in connection with the acquisition by the Company of all of the issued and outstanding common units of WD Equipment, L.L.C., a Delaware limited liability company. The issuances of the shares of Common Stock and the warrant were exempt from the registration requirements of the Securities Act under
Section 4(2) thereof as a transaction not involving a public offering.

         On July 31, 1997, upon the exercise by Energy Spectrum of its warrant to purchase 98,000 shares of Common Stock at an exercise price of $.01 per share and the payment by Energy Spectrum of an aggregate of $490 in consideration of such exercise price, the Company issued to Energy Spectrum 98,000 shares of Common Stock. The issuance of the shares of Common Stock was exempt from the registration requirements of the Securities Act under Section 4(2) thereof as a transaction not involving a public offering.

         On October 3, 1997, pursuant to a letter agreement dated August 20, 1997, the Company issued to Chesapeake 3,194,000 shares of Common Stock in consideration for (i) the cancellation of each of the Chesapeake Option, a warrant to purchase up to 700,000 shares of Common Stock at an exercise price of $.01 per share and a warrant to purchase up to 800,000 shares of Common Stock at an exercise price of $7.50 per share, (ii) the payment by Chesapeake of $9 million in cash and (iii) the redemption in full of $18 million principal amount of Subordinated Notes issued by the Company to Chesapeake for a cash redemption price of $18.2 million. The issuance of the shares of Common Stock was exempt from the registration requirements of the Securities Act under
Section 4(2) thereof as not involving a public offering.

         On October 10, 1997, upon the exercise by CIT of its warrant to purchase 300,000 shares of Common Stock at an exercise price of $8.00 per share, pursuant to the revised net exercise provisions of such warrant, the Company issued to CIT 150,000 shares of Common Stock in consideration for the surrender of the warrant to the Company and a cash payment to CIT of $817,125. The issuance of the shares of Common Stock was exempt from the registration requirements of the Securities Act under Section 4(2) thereof as a transaction not involving a public offering.

         On October 16, 1997, the Company issued to DLB Oil & Gas, Inc. ("DLB") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") 2,955,000 and 60,000 shares of Common Stock, respectively, upon the closing of the merger contemplated by the Agreement and Plan of Merger, dated as of October 9, 1997, by and among DLB, the Company, Bonray Acquisition Corp. and Bonray Drilling Corporation, pursuant to which the Company acquired all of the business of Bonray Drilling Corporation. The issuance of the shares of Common Stock was exempt from the registration requirements of the Securities Act under Section 4(2) thereof as a transaction not involving a public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS

  EXHIBIT
   NUMBER                DESCRIPTION
     3.1   --   Restated Certificate of  Incorporation of the  Company (incorporated  by reference to  Exhibit
                3.1 to the Company's  Registration Statement on Form S-1 dated November  4, 1997, Registration
                No. 333-34451).
     3.2   --   Amended and  Restated  Bylaws of  the Company,  as adopted  August 19,  1997 (incorporated  by reference to Exhibit  3.2 to the Company's  Registration Statement on Form S-1  dated November
                4, 1997, Registration No. 333-34451).
     4.1   --   Specimen Stock Certificate for  the Common Stock,  par value $0.01  per share, of the  Company
                (incorporated by reference to  Exhibit 4.1 to the Company's Registration Statement on Form S-1
                dated November 4, 1997, Registration No. 333-34451).
     5.1   --   Opinion of Baker & Botts, L.L.P. regarding legality of securities being registered.**
     9.1   --   Second Amended and Restated  Stockholders and Voting Agreement, dated as  of October 16, 1997, by  and  among  the  Company  and  the  several  stockholders  that  are  signatories  thereto
                (incorporated by reference  to Exhibit 9.1 to the Company's Registration Statement on Form S-1
                dated November 4, 1997, Registration No. 333-34451).
     9.2   --   First Amendment to Second Amended and Restated Stockholders and Voting Agreement, dated as  of
                November 3,  1997, by and among the Company and the  several stockholders that are signatories hereto.*
    10.1   --   1997 Stock Option  and Stock Award Plan  of the Company (incorporated by  reference to Exhibit
                10.1 to the Company's Registration Statement on  Form S-1 dated November 4, 1997, Registration
                No. 333-34451).
    10.2   --   Forms of Non-Qualified  Stock Option Agreements  under the 1997  Stock Option and Stock  Award
                Plan (incorporated by  reference to Exhibit  10.2 to the  Company's Registration Statement  on
                Form S-1 dated November 4, 1997, Registration No. 333-34451).
    10.3   --   Master  Agreement,  dated  as  of November  26,  1996,  by  and  among  the  Company  and  the stockholders  of  the Company  that  are  signatories thereto  (incorporated  by reference  to
                Exhibit  10.5 to  the Company's  Registration Statement  on Form  S-1 dated November  4, 1997,
                Registration No. 333-34451).
    10.4   --   Master  Drilling  Agreement,  dated  as of  December  10,  1996,  by  and among  the  Company,
                Chesapeake Energy Corporation  and Chesapeake  Operating, Inc. (incorporated  by reference  to
                Exhibit  10.6 to  the Company's Registration  Statement on  Form S-1  dated November  4, 1997,
                Registration No. 333-34451).
    10.5   --   Form  of  Chesapeake  Drilling  Agreement,  by  and between  Chesapeake  Operating,  Inc.,  as
                Operator,  and the Company,  as Contractor (incorporated by  reference to Exhibit  10.7 to the
                Company's Registration Statement  on Form S-1  dated November 4,  1997, Registration No.  333-
                34451).
    10.6   --   Securities Purchase Agreement, dated as  of April 30, 1997,  by and among the Company,  Energy
                Spectrum  Partners  LP  and  Chesapeake  Energy  Corporation  (the  "May  Securities  Purchase
                Agreement")  (incorporated by  reference  to  Exhibit  10.10  to  the  Company's  Registration
                Statement on Form S-1 dated November 4, 1997, Registration No. 333-34451).
    10.7   --   Form  of Subordinated  Note of  the Company  issued pursuant  to the  May Securities  Purchase
                Agreement  (incorporated by reference to Exhibit 10.11 to the Company's Registration Statement
                on Form S-1 dated November 4, 1997, Registration No. 333-34451).
    10.8   --   Form of Series  B Warrant to Purchase Common  Stock of the Company issued  pursuant to the May
                Securities  Purchase Agreement (incorporated  by reference  to Exhibit 10.13  to the Company's
                Registration Statement on Form S-1 dated November 4, 1997, Registration No. 333-34451).
    10.9   --   Ward Drilling  Company, Inc. Warrant to  Purchase Common Stock  of the Company,  dated May 30,
                1997 (incorporated  by reference to Exhibit  10.14 to the Company's  Registration Statement on
                Form S-1 dated November 4, 1997, Registration No. 333-34451).
    10.10  --   Preferential  Right to  Transport Agreement,  dated as  of May  30, 1997,  by and  between the
                Company  and Geronimo  Trucking Company  (incorporated by  reference to  Exhibit 10.15  to the
                Company's  Registration Statement on  Form S-1 dated  November 4, 1997,  Registration No. 333-
                34451).
    10.11  --   RR&T, Inc. Warrant  to Purchase Common Stock  of the Company, dated May  1, 1997 (incorporated by  reference to  Exhibit 10.16  to  the Company's  Registration Statement  on Form  S-1 dated
                November 4, 1997, Registration No. 333-34451).
    10.12  --   Mike Mullen  Warrant to Purchase Common Stock of  the Company, dated May 1, 1997 (incorporated by  reference to  Exhibit 10.17  to the  Company's  Registration Statement  on Form  S-1 dated
                November 4, 1997, Registration No. 333-34451).
    10.13  --   Loan and  Security Agreement, dated as of May 1, 1997  by and among Fleet Capital Corporation, the Company  and  Trend  Drilling Co.  (incorporated  by  reference  to Exhibit  10.9  to  the
                Company's Registration Statement  on Form S-1  dated November 4,  1997, Registration No.  333-
                34451).
    10.14  --   Amended  and  Restated  Loan Agreement,  dated  as  of  May  1, 1997,  by  and  among The  CIT
                Group/Equipment Financing,  Inc. and Fleet  Capital Corporation, as  Lenders, and the  Company
                and Trend  Drilling Co.,  as Borrowers  (incorporated by  reference  to Exhibit  10.20 to  the
                Company's  Registration Statement on  Form S-1 dated  November 4, 1997,  Registration No. 333-
                34451).
    10.15  --   Employment Agreement,  dated as of December 10, 1996, by and  between the Company and James E.
                Brown (incorporated by reference to  Exhibit 10.21 to the Company's Registration  Statement on
                Form S-1 dated November 4, 1997, Registration No. 333-34451).
    10.16  --   Restricted Stock Award Agreement, dated  as of December 10,  1996, by and between the  Company and James E.  Brown (incorporated by reference to Exhibit 10.22  to the Company's Registration
                Statement on Form S-1 dated November 4, 1997, Registration No. 333-34451).
    10.17  --   Employment  Agreement, dated as  of January 1, 1997,  by and between the  Company and Ed Jacob
                (incorporated by  reference to Exhibit 10.23  to the Company's Registration  Statement on Form
                S-1 dated November 4, 1997, Registration No. 333-34451).

    10.18  --   Employment Agreement, dated  as of  July 16, 1997,  by and  between the  Company and David  E.
                Grose (incorporated by  reference to Exhibit 10.24 to the  Company's Registration Statement on
                Form S-1 dated November 4, 1997, Registration No. 333-34451).
    10.19  --   Letter Agreement,  dated as of  August 20,  1997, by and  between the  Company and  Chesapeake
                Energy Corporation (incorporated by  reference to Exhibit 10.25 to  the Company's Registration
                Statement on Form S-1 dated November 4, 1997, Registration No. 333-34451).
    10.20  --   Form of Indemnification Agreement  entered into by the Company  and each of the  directors and certain officers of  the Company in connection with the  Initial Public Offering (incorporated by  reference to  Exhibit 10.26  to  the Company's  Registration Statement  on Form  S-1 dated
                November 4, 1997, Registration No. 333-34451).
    10.21  --   Agreement and Plan of Merger, dated as  of October 9, 1997, by and among DLB Oil &  Gas, Inc., the  Company,  Bonray  Acquisition  Corp. and  Bonray  Drilling  Corporation (incorporated  by reference to Exhibit 10.27 to the Company's  Registration Statement on Form S-1 dated November
                4, 1997, Registration No. 333-34451).
    10.22  --   1997 Non-Employee  Directors' Stock Option Plan  of the Company (incorporated  by reference to
                Exhibit 10.28  to the Company's  Registration Statement  on Form S-1  dated November  4, 1997,
                Registration No. 333-34451).
    10.23  --   Form of  Nonqualified Option Agreement under  the 1997 Non-Employee Directors'  Option Plan of the  Company  (incorporated  by  reference to  Exhibit  10.29  to  the Company's  Registration
                Statement on Form S-1 dated November 4, 1997, Registration No. 333-34451).
    10.24  --   Registration  Rights Agreement, dated  as of October 16,  1997, by and among  the Company, DLB
                Oil  & Gas,  Inc. and  Donaldson, Lufkin  & Jenrette  Securities Corporation  (incorporated by reference to Exhibit 10.30 to the  Company's Registration Statement on Form S-1 dated November
                4, 1997, Registration No. 333-34451).
    10.25  --   Letter Agreement,  dated as  of October  3,  1997, by  and between  the  Company and  The  CIT
                Group/Equipment Financing, Inc.  (incorporated by reference to Exhibit  10.31 to the Company's
                Registration Statement on Form S-1 dated November 4, 1997, Registration No. 333-34451).
    10.26  --   Second  Amended and Restated Registration  Rights Agreement, dated as  of October 30, 1997, by and  among  the Company  and the  stockholders  of the  Company that  are  signatories thereto
                (incorporated by  reference to Exhibit 10.32  to the Company's Registration  Statement on Form
                S-1 dated November 4, 1997, Registration No. 333-34451).
    10.27  --   Stock  Transfer Restriction  Agreement,  dated as  of November  3,  1997, by  and between  the
                Company and Donaldson, Lufkin & Jenrette Securities Corporation.*
    10.28  --   Asset Purchase Agreement, dated as  of November 25, 1997, by and between  the Company and R.T.
                Oliver Drilling, Inc.*
    11.1   --   Statement regarding computation of per share earnings.*
    16.1   --   Letter re: Change in certifying Accountant.*
    21.1   --   Subsidiaries  of  the Company  (incorporated by  reference  to Exhibit  21.1 to  the Company's
                Registration Statement on Form S-1 dated November 4, 1997, Registration No. 333-34451).
    23.1   --   Consent of Coopers  & Lybrand L.L.P. regarding financial statements  of Ward Drilling Company,
                Inc.*
    23.2   --   Consent of Coopers & Lybrand L.L.P. regarding financial statements of Trend Drilling Co.*
    23.3   --   Consent of Grant Thornton LLP.*
    23.4   --   Consent of Ernst & Young LLP.*
    23.5   --   Consent of  Baker &  Botts, L.L.P.  (included in  the opinion  filed as  Exhibit  5.1 to  this
                Registration Statement).*
    23.6   --   Consent of Coopers & Lybrand L.L.P.  regarding financial statements of the Company  as of June
                30, 1997 and the six months then ended.*
    24.1   --   Powers of Attorney (included in the signature page hereof).

__________

 *  Filed herewith.
**  To be filed by amendment.

(b) FINANCIAL STATEMENT SCHEDULES

         None.

ITEM 17. UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant also undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on December 26, 1997.

                                          BAYARD DRILLING TECHNOLOGIES, INC.



                                          By:   /s/ James E. Brown
                                             -------------------------------
                                             James E. Brown
                                             Chairman of the Board, President
                                             and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Bayard Drilling Technologies, Inc., a Delaware corporation, which is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitutes and appoints James E. Brown and David E. Grose, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the Merger Share Transfer covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Securities and Exchange Commission, it being understood that said attorneys-in-fact and agents, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person and that each of the undersigned hereby ratifies and confirms all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                         TITLE                             DATE
/s/ James E. Brown                                   Chairman  of  the  Board,   President  and     December 26, 1997
---------------------------------------------------- Chief
                                                     Executive  Officer  (Principal   Executive
James E. Brown                                       Officer)



/s/ David E. Grose                                   Vice   President   and   Chief   Financial     December 26, 1997
---------------------------------------------------- Officer
                                                     (Principal   Financial   and    Accounting
David E. Grose                                       Officer)



/s/ Carl B. Anderson, III                            Director                                       December 26, 1997
---------------------------------------------------
Carl B. Anderson, III


/s/ Mark Liddell                                     Director                                       December 26, 1997
-----------------------------------------------------

Mark Liddell


/s/ Sidney L. Tassin                                 Director                                       December 29, 1997
-----------------------------------------------------
Sidney L. Tassin

/s/ Lew O. Ward                                      Director                                       December 22, 1997
-----------------------------------------------------
Lew O. Ward



/s/ Merrill A. Miller, Jr.                           Director                                       December 22, 1997
-----------------------------------------------------
Merrill A. Miller, Jr.

                               INDEX TO EXHIBITS

Exhibit
Number                Description
 3.1   --   Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit
            3.1 to the Company's Registration Statement on Form S-1 dated November 4, 1997, Registration
            No. 333-34451).
 3.2   --   Amended and Restated Bylaws of the Company, as adopted August 19, 1997 (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 dated November
            4, 1997, Registration No. 333-34451).
 4.1   --   Specimen Stock Certificate for the Common Stock, par value $0.01 per share, of the Company
            (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1
            dated November 4, 1997, Registration No. 333-34451).
 5.1   --   Opinion of Baker & Botts, L.L.P. regarding legality of securities being registered.**
 9.1   --   Second Amended and Restated Stockholders and Voting Agreement, dated as of October 16, 1997, by and among the Company and the several stockholders that are signatories thereto
            (incorporated by reference to Exhibit 9.1 to the Company's Registration Statement on Form S-1
            dated November 4, 1997, Registration No. 333-34451).
 9.2   --   First Amendment to Second Amended and Restated Stockholders and Voting Agreement, dated as of
            November 3, 1997, by and among the Company and the several stockholders that are signatories hereto.*
10.1   --   1997 Stock Option and Stock Award Plan of the Company (incorporated by reference to Exhibit
            10.1 to the Company's Registration Statement on Form S-1 dated November 4, 1997, Registration
            No. 333-34451).
10.2   --   Forms of Non-Qualified Stock Option Agreements under the 1997 Stock Option and Stock Award
            Plan (incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on
            Form S-1 dated November 4, 1997, Registration No. 333-34451).
10.3   --   Master Agreement, dated as of November 26, 1996, by and among the Company and the stockholders of the Company that are signatories thereto (incorporated  by reference to Exhibit 10.5 to the
            Company's Registration Statement on Form S-1 dated November 4, 1997, Registration No. 333-34451).
10.4   --   Master Drilling Agreement, dated as of December 10, 1996, by and among the Company, Chesapeake
            Energy Corporation and Chesapeake Operating, Inc. (incorporated by reference to Exhibit 10.6 to the Company's Registration Statement on Form S-1 dated November 4, 1997, Registration No.
            333-34451).
10.5   --   Form of Chesapeake Drilling Agreement, by and between Chesapeake Operating, Inc., as Operator, and  the Company, as Contractor (incorporated by reference to Exhibit 10.7 to the Company's
            Registration Statement on Form S-1 dated November 4, 1997, Registration No. 333-34451).
10.6   --   Securities Purchase Agreement, dated as of April 30, 1997, by and among the Company, Energy
            Spectrum Partners LP and Chesapeake Energy Corporation (the "May Securities Purchase
            Agreement") (incorporated by reference to Exhibit 10.10 to the Company's Registration
            Statement on Form S-1 dated November 4, 1997, Registration No. 333-34451).
10.7   --   Form of Subordinated Note of the Company issued pursuant to the May Securities Purchase
            Agreement (incorporated by reference to Exhibit 10.11 to the Company's Registration Statement
            on Form S-1 dated November 4, 1997, Registration No. 333-34451).
10.8   --   Form of Series B Warrant to Purchase Common Stock of the Company issued pursuant to the May
            Securities Purchase Agreement (incorporated by reference to Exhibit 10.13 to the Company's
            Registration Statement on Form S-1 dated November 4, 1997, Registration No. 333-34451).
10.9   --   Ward Drilling Company, Inc. Warrant to Purchase Common Stock of the Company, dated May 30,
            1997 (incorporated by reference to Exhibit 10.14 to the Company's Registration Statement on
            Form S-1 dated November 4, 1997, Registration No. 333-34451).
10.10  --   Preferential Right to Transport Agreement, dated as of May 30, 1997, by and between the
            Company and Geronimo Trucking Company (incorporated by reference to Exhibit 10.15 to the
            Company's Registration Statement on Form S-1 dated November 4, 1997, Registration No. 333-
            34451).
10.11  --   RR&T, Inc. Warrant to Purchase Common Stock of the Company, dated May 1, 1997 (incorporated by reference to Exhibit 10.16 to the Company's Registration Statement on Form S-1 dated
            November 4, 1997, Registration No. 333-34451).
10.12  --   Mike Mullen Warrant to Purchase Common Stock of the Company, dated May 1, 1997 (incorporated by reference to Exhibit 10.17 to the Company's Registration Statement on Form S-1 dated November
            4, 1997, Registration No. 333-34451).
10.13  --   Loan and Security Agreement, dated as of May 1, 1997 by and among Fleet Capital Corporation, the Company and Trend Drilling Co. (incorporated by reference to Exhibit 10.9 to the Company's
            Registration Statement on Form S-1 dated November 4, 1997, Registration No. 333-34451).
10.14  --   Amended and Restated Loan Agreement, dated as of May 1, 1997, by and among The CIT Group/
            Equipment Financing, Inc. and Fleet Capital Corporation, as Lenders, and the Company and Trend
            Drilling Co., as Borrowers (incorporated by reference to Exhibit 10.20 to the Company's
            Registration Statement on Form S-1 dated November 4, 1997, Registration No. 333-34451).
10.15  --   Employment Agreement, dated as of December 10, 1996, by and between the Company and James E.
            Brown (incorporated by reference to Exhibit 10.21 to the Company's Registration Statement on
            Form S-1 dated November 4, 1997, Registration No. 333-34451).
10.16  --   Restricted Stock Award Agreement, dated as of December 10, 1996, by and between the Company and James E. Brown (incorporated by reference to Exhibit 10.22 to the Company's Registration
            Statement on Form S-1 dated November 4, 1997, Registration No. 333-34451).

    10.17  --   Employment Agreement, dated as of January 1, 1997, by and between the Company and Ed Jacob
                (incorporated by reference to Exhibit 10.23 to the Company's Registration Statement on Form
                S-1 dated November 4, 1997, Registration No. 333-34451).
    10.18  --   Employment Agreement, dated as of July 16, 1997, by and between the Company and David E.
                Grose (incorporated by reference to Exhibit 10.24 to the Company's Registration Statement on
                Form S-1 dated November 4, 1997, Registration No. 333-34451).
    10.19  --   Letter Agreement, dated as of August 20, 1997, by and between the Company and Chesapeake
                Energy Corporation (incorporated by reference to Exhibit 10.25 to the Company's Registration
                Statement on Form S-1 dated November 4, 1997, Registration No. 333-34451).
    10.20  --   Form of Indemnification Agreement entered into by the Company and each of the directors and certain officers of the Company in connection with the Initial Public Offering (incorporated by reference to Exhibit 10.26 to the Company's Registration Statement on Form S-1 dated
                November 4, 1997, Registration No. 333-34451).
    10.21  --   Agreement and Plan of Merger, dated as of October 9, 1997, by and among DLB Oil & Gas, Inc., the Company, Bonray Acquisition Corp. and Bonray Drilling Corporation (incorporated by reference to Exhibit 10.27 to the Company's Registration Statement on Form S-1 dated November
                4, 1997, Registration No. 333-34451).
    10.22  --   1997 Non-Employee Directors' Stock Option Plan of the Company (incorporated by reference to
                Exhibit 10.28 to the Company's Registration Statement on Form S-1 dated November 4, 1997,
                Registration No. 333-34451).
    10.23  --   Form of Nonqualified Option Agreement under the 1997 Non-Employee Directors' Option Plan of the  Company  (incorporated  by  reference to  Exhibit  10.29  to  the  Company's Registration
                Statement on Form S-1 dated November 4, 1997, Registration No. 333-34451).
    10.24  --   Registration Rights  Agreement, dated as of  October 16, 1997, by  and among the  Company, DLB
                Oil  & Gas,  Inc. and  Donaldson, Lufkin  & Jenrette  Securities Corporation  (incorporated by reference to Exhibit 10.30 to the Company's  Registration Statement on Form S-1 dated November
                4, 1997, Registration No. 333-34451).
    10.25  --   Letter Agreement,  dated as  of October  3,  1997, by  and between  the  Company and  The  CIT
                Group/Equipment Financing,  Inc. (incorporated by reference to Exhibit  10.31 to the Company's
                Registration Statement on Form S-1 dated November 4, 1997, Registration No. 333-34451).
    10.26  --   Second Amended and  Restated Registration Rights Agreement,  dated as of October  30, 1997, by and  among the  Company  and the  stockholders of  the  Company that  are signatories  thereto
                (incorporated by  reference to Exhibit 10.32  to the Company's Registration  Statement on Form
                S-1 dated November 4, 1997, Registration No. 333-34451).
    10.27  --   Stock Transfer  Restriction  Agreement, dated  as  of November  3, 1997,  by  and between  the
                Company and Donaldson, Lufkin & Jenrette Securities Corporation.*
    10.28  --   Asset Purchase Agreement, dated as  of November 25, 1997, by and between  the Company and R.T.
                Oliver Drilling, Inc.*
    11.1   --   Statement regarding computation of per share earnings.*
    16.1   --   Letter re: Change in certifying Accountant.*
    21.1   --   Subsidiaries  of  the Company  (incorporated by  reference  to Exhibit  21.1 to  the Company's
                Registration Statement on Form S-1 dated November 4, 1997, Registration No. 333-34451).
    23.1   --   Consent of Coopers  & Lybrand L.L.P. regarding financial statements  of Ward Drilling Company,
                Inc.*
    23.2   --   Consent of Coopers & Lybrand L.L.P. regarding financial statements of Trend Drilling Co.*
    23.3   --   Consent of Grant Thornton LLP.*
    23.4   --   Consent of Ernst & Young LLP.*
    23.5   --   Consent of  Baker &  Botts, L.L.P.  (included in  the opinion  filed as  Exhibit  5.1 to  this
                Registration Statement).**
    23.6   --   Consent of Coopers &  Lybrand L.L.P. regarding financial statements of  the Company as of June
                30, 1997 and the six months then ended.*
    24.1   --   Powers of Attorney (included in the signature page hereof).

 *   Filed herewith.
**   To be filed by amendment.



                                     II-12